Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

NEWAMSTERDAM PHARMA COMPANY B.V.,

FRAZIER LIFESCIENCES ACQUISITION CORPORATION,

NEWAMSTERDAM PHARMA INVESTMENT CORPORATION,

AND

NEWAMSTERDAM PHARMA HOLDING B.V.

DATED AS OF JULY 25, 2022

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ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Annex B	PIPE Investors
Annex C	IRA Shareholders

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Holdco Articles of Association
Exhibit G	Form of Surviving Company Certificate of Incorporation
Exhibit H	Form of Surviving Company Bylaws
Exhibit I	Form of Warrant Assumption Agreement
Exhibit J	Form of Holdco Long-Term Incentive Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 25, 2022, is made by and among NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”), Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”), and NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”). FLAC, Holdco, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 or elsewhere in this Agreement.

WHEREAS, (a) FLAC is a blank check company that was originally incorporated as a Cayman Islands exempted company on October 7, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (b) Holdco is a newly formed entity that is, as of the date of this Agreement, a wholly owned Subsidiary of the Company and was formed for purposes of consummating the Transactions and (c) Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Holdco that was formed for purposes of consummating the Transactions;

WHEREAS, after the execution of this Agreement and prior to the Effective Date, each Company Shareholder shall contribute and transfer each Company Share held by it to Holdco and Holdco shall accept such contribution and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share (the foregoing transactions together, the “Company Share Exchange”);

WHEREAS, following the Company Share Exchange, the legal form of Holdco shall be converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement (the “Holdco Reorganization”), provided that the Company and FLAC may agree instead to effect the Holdco Reorganization promptly following the PIPE Financing;

WHEREAS, following the Holdco Reorganization and the Required Holdco Shareholder Approval, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as Revised) (the “Cayman Companies Act”), at the Effective Date, Merger Sub will merge with and into FLAC, with FLAC surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”);

WHEREAS, at the Effective Date, by virtue of the Merger and the Required Holdco Shareholder Approval, and without any further action on the part of any Party or any other Person: (a) the Relevant FLAC Shares shall be automatically cancelled and extinguished in exchange for the Merger Consideration, each issued and outstanding FLAC Warrant shall automatically cease to represent a right to acquire FLAC Class A Shares and shall represent a right to acquire Holdco Shares, and the Merger Consideration will be settled as follows: (i) each holder of Relevant FLAC Shares will be entitled to the Merger Claims, (ii) the Merger Claims will be contributed and transferred to Holdco in exchange for the issuance of Holdco Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement); and (iii) the Surviving Company will issue and allot to Holdco corresponding Equity Securities in the Surviving Company, and (b) the Warrant Exchange shall occur;

WHEREAS, immediately after the Effective Date, the Surviving Company shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 206 of the Cayman Companies Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Transactions, the Parties desire for Holdco to register the Holdco Shares, and the issuance thereof, with the SEC to become a publicly traded company;

WHEREAS, pursuant to the Governing Documents of FLAC, FLAC is required to provide an opportunity for its shareholders to have their outstanding FLAC Class A Shares redeemed pursuant to the FLAC Shareholder Redemption on the terms and subject to the conditions set forth therein in connection with obtaining the Required FLAC Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) are entering into a support agreement substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), with the Company, Holdco, Merger Sub and FLAC, pursuant to which, among other things, each Supporting Company Shareholder (a) granted or will grant, as applicable, the Company (or a designee of the Company) with an irrevocable power of attorney, substantially in the form attached to the Company Support Agreement, permitting and directing the Company (or a designee of the Company), acting on behalf of each such Supporting Company Shareholder, and the proxyholders under such power of attorney to execute (i) the Dutch Deed of Issue Company Share Exchange and (ii) any other Ancillary Documents to which such Supporting Company Shareholder is or will be a party and (b) irrevocably undertook vis-à-vis the Company, Holdco, FLAC and each other Supporting Company Shareholder to perform all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange and (c) agreed to certain covenants to support the Transactions, including certain restrictions on the sale, disposition or transfer of the Company Shares held by such Supporting Company Shareholder;

WHEREAS, concurrently with the execution of this Agreement, certain FLAC Shareholders (including Frazier Lifesciences Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”)) which are the record holders of all the issued and outstanding FLAC Class B Shares, FLAC, the Company and Holdco are entering into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, such FLAC Shareholders and such principals have agreed (a) to vote in favor of this Agreement and the Transactions (including the Merger), (b) to waive any adjustment to the conversion ratio set forth in the Governing Documents of FLAC or any other anti-dilution or similar protection with respect to the FLAC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (c) not to redeem their respective shares in FLAC in connection with the Transactions (including the Merger) contemplated hereby and in the Ancillary Documents;

WHEREAS, (a) concurrently with the execution of this Agreement, each of Holdco and FLAC are entering into subscription agreements substantially in the form attached hereto as Exhibit C (each a “Subscription Agreement,” and collectively, the “Subscription Agreements”) with certain investors listed on Annex B attached hereto (each a “PIPE Investor,” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Holdco has agreed to issue and sell to the PIPE Investors, substantially concurrently with the Closing, an aggregate number of Holdco Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $234,600,000 (which amount, for the avoidance of doubt, includes amounts subscribed for by the Company Shareholders or the Sponsor and its Affiliates), on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, immediately prior to the Closing, in accordance with Section 6.2(d)(ii) and Section 6.3(d)(ii), Holdco, the Sponsor, all other holders of FLAC Class B Shares and the (direct or indirect) Company Shareholders listed on Annex C attached hereto (collectively, the “IRA Shareholders”) shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Sponsor and each IRA Shareholder will agree not to effect any sale or distribution of any Equity Securities of Holdco issued to them pursuant to this Agreement or the Subscription Agreements during the applicable lock-up period described therein and (b) the Sponsor and each IRA Shareholder will be granted certain registration rights with respect to their respective Holdco Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, certain holders of Company Shares who are not party to the Investor Rights Agreement (after giving effect to the Merger and the PIPE Financing) will enter into lock-up agreements substantially in the form attached to this Agreement as Exhibit E (each, a “Lock-Up Agreement”), each of which shall be effective as of the Closing, pursuant to which, among other things, the holders of Company Shares party thereto will agree not to effect any sale or distribution of certain shares of the Company held by them during the applicable lock-up period described therein, and on the terms and subject to the conditions therein;

WHEREAS, effective upon the Effective Date, the appointment of members to the board of directors of Holdco (the “Holdco Board”) as approved in the Required Holdco Shareholder Approval will take effect;

WHEREAS, the board of directors of FLAC (the “FLAC Board”), acting upon the unanimous recommendation of a special committee comprised solely of disinterested and independent directors (the “FLAC Special Committee”), has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, FLAC, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the authorization of the Plan of Merger and the approval of the Transactions by the shareholders of FLAC in order to procure the Required FLAC Shareholder Approval;

WHEREAS, the Holdco Board has (a) determined that this Agreement, the Merger and the other Transactions are in the best interests of Holdco and its business and (b) adopted a resolution approving this Agreement, the Merger and the other Transactions;

WHEREAS, the Company, in its capacity as the sole shareholder of Holdco as of the date of this Agreement, has adopted a resolution approving this Agreement, the Merger and the other Transactions; and

WHEREAS, the board of directors of the Company (the “Company Board”) has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of the Company, its business and the Company’s stakeholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon with the majority necessary pursuant to Company’s Governing Documents (the “Required Company Shareholder Approval”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional FLAC SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the U.S. Patient Protection and Affordable Care Act (Pub. L. 111–148).

“Aggregate Cash Proceeds” means the sum of the (a) aggregate gross cash proceeds to be received (or deemed received) by Holdco or any of its Affiliates in respect of the PIPE Financing (whether prior to, on or following the Closing Commencement Date) plus (b) the amount of cash available in the Trust Account after giving effect to the FLAC Shareholder Redemption.

“Aggregate Share Consideration” means an amount of Holdco Shares equal to the Purchase Price divided by the Holdco Per Share Value.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Company Option Pool” means the number of Company Shares subject to Company Options, or underlying depository receipts for Company Shares subject to Company Options, immediately prior to the Effective Date.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Ancillary Documents” means the Company Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Investor Rights Agreement and the Lock-Up Agreement(s) and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the FCPA; (b) the UK Bribery Act 2010; and (c) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business transactions.

“Antitrust Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Exchange Consideration Per Share” means (a) with respect to each Company Ordinary Share outstanding immediately prior to the Company Share Exchange, the Company Ordinary Share Value, (b) with respect to each Company Preferred Share outstanding immediately prior to the Company Share Exchange, the Company Preferred Share Value and (c) with respect to each Company Non-Voting Share outstanding immediately prior to the Company Share Exchange, the Company Non-Voting Share Value.

“Business” means the researching, developing, testing (whether preclinical or clinical), manufacturing, storing or distributing products, substances or therapies for cardiometabolic and neurometabolic diseases, including cardiovascular disease, hyperlipidemia, diabetes mellitus and Alzheimer’s disease, or any activities, services or products incidental or attendant thereto, in each case as conducted or contemplated to be conducted by the Company as of the date of this Agreement, including the Company’s licenses with third parties.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, the Cayman Islands, and Amsterdam, the Netherlands are open for the general transaction of business.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable in connection with such Change of Control Transaction) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.2.

“Closing Commencement Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Financial Statements” has the meaning set forth in Section 5.17(a).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding) relating to any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (a) the Company or any of its controlled Affiliates, (b) assets or businesses of the Company or any of its controlled Affiliates that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its controlled Affiliates, taken as a whole or (c) 20% or more of any class of voting Equity Securities of the Company or any of its Controlled Affiliates (in the case of each of clause (a) through (c), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Capitalization Representations” means the representations and warranties set forth in Section 3.2(a).

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Designee” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to FLAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Incentive Plan.

“Company Equity Incentive Plans” means the NewAmsterdam Pharma Long-Term Incentive Plan dated July 2021, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of any Group Company that are due and payable and not otherwise expressly allocated to FLAC pursuant to the terms of this Agreement or any Ancillary Document in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) 50% of all the filing fees incurred in connection with making any filings under Section 5.2, (c) 50% of all filing fees and associated expenses incurred in connection with filing the Registration Statement, the Proxy Statement or the Registration Statement / Proxy Statement under Section 5.7, obtaining approval of Nasdaq under Section 5.12 and obtaining the Required FLAC Shareholder Approval (excluding, for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document and (e) Change of Control Payments paid or payable by the Company. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any FLAC Expenses.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2(e) and (h) (Capitalization), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.18 (Brokers).

“Company Issuance Rights” means the rights to issuance of Company Ordinary Shares pursuant to the Contracts set forth on Section 1.1(a) of the Company Disclosure Schedules (including as amended and converted into rights to issuance of Holdco Shares pursuant to the Contracts set forth thereon).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes in general business or economic conditions in or affecting the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, the Netherlands, or any other country, including the engagement by the United States, the Netherlands, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, or any escalation of the foregoing, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, the Netherlands, or any other country or region in the world, or changes therein, including changes in interest rates in the United States, the Netherlands, or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Document, or the failure to take any action that is prohibited by this Agreement or any Ancillary Document, (ix) any action taken by, or at the express written request of an authorized signatory of FLAC, Sponsor or any of their respective Affiliates, or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States, the Netherlands or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); provided however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Non-Voting Share Value” means as of immediately prior to the Company Share Exchange, with respect to a Company Non-Voting Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Non-Voting Shares” means the non-voting shares in the share capital of the Company each having a nominal value of EUR 0.01.

“Company Option” means, as of any determination time, each option to purchase Company Shares or depository receipts for Company Shares that is outstanding and unexercised and granted under any Company Equity Incentive Plan.

“Company Option Pool” means an aggregate of 2,390,163 Company Shares.

“Company Option Subscription Agreement” means the agreement between the Company and a Company Optionholder pursuant to which the Company allotted to the Company Optionholder one or more Company Options under any Company Equity Incentive Plan.

“Company Optionholder” means each person holding a Company Option as of immediately prior to the Company Share Exchange.

“Company Ordinary Share Value” means, as of immediately prior to the Company Share Exchange, with respect to a Company Ordinary Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Ordinary Shares” means the ordinary shares in the share capital of the Company, each having a nominal value of EUR 0.01.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned and either used, held for use or practiced by any Group Company.

“Company Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Preferred Share, an amount of Holdco Shares equal to (a) the Aggregate Share Consideration multiplied by (b) a fraction, (i) the numerator of which is one, and (ii) the denominator of which is the number of Fully Diluted Company Shares.

“Company Preferred Shares” means the convertible preferred series A shares in the share capital of the Company, each having a nominal value of EUR 0.01.

“Company Product” means obicetrapib.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company, including all Registered Intellectual Property co-owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Date.

“Company Shareholders Agreement” means the Fully Amended and Restated Shareholders’ Agreement, dated as of January 11, 2021, by and among the Company and the Company Shareholders party thereto, as amended by the Amendment thereto dated March 15, 2021, the Amendment dated July 6, 2021 and the Amendment dated on or about the date hereof.

“Company Shares” means, collectively, the Company Preferred Shares, the Company Ordinary Shares and the Company Non-Voting Shares.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement entered into between the Company and FLAC, dated January 24, 2022.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any individual independent contractor, consultant, contractor, sub-contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Action” means any inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (a) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), (b) that is consistent with any applicable Law, Order, Proceeding, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, or (c) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for FLAC to withhold, condition or delay consent with respect to such action or inaction (whether or not FLAC has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, “furlough,” social distancing, shut down, closure, employee time off, employee leave, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, Order, Proceeding, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

“Current Companies” means the Group Companies, excluding Holdco.

“Designees” has the meaning set forth in Section 5.16(b).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Dutch Deed of Issue Company Share Exchange” has the meaning set forth in Section 2.1(b)(ii).

“Earnout Period” means the period starting on the Closing Commencement Date and ending on the date that is five (5) years after the Final Closing Date.

“Earnout Pro Rata Share” means, with respect to each recipient of Earnout Shares pursuant to Section 2.7, a percentage equal to the quotient of: (a) the sum of (i) the aggregate number of Holdco Shares that are held by such recipient immediately prior to the Effective Date (including, for the avoidance of doubt, any such Holdco Share issued as a result of the exercise of any Company Issuance Right in connection with and after the Company Share Exchange) plus (ii) the aggregate number of Holdco Shares subject to Rollover Company Options that are held by such recipient immediately prior to the Effective Date; divided by (b) the sum of (i) the aggregate number of Holdco Shares that are held by all Holdco Shareholders immediately prior to the Effective Date (including, for the avoidance of doubt, all Holdco Shares issued as a result of the exercise of any Company Issuance Right in connection with and after the Company Share Exchange) plus (ii) the aggregate number of Holdco Shares subject to all Rollover Company Options held by Eligible Optionholders that are outstanding and unexercised immediately prior to the Effective Date.

“Earnout RSUs” has the meaning set forth in Section 2.7(b).

“Earnout Shares” means an aggregate of 1,886,137 Holdco Shares, which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Shares, other than as a result of the exercise of Company Issuance Rights), combination, reorganization, reclassification exchange of shares or similar equity restructuring transaction or any changes in the Holdco Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Holdco (excluding, for the avoidance of doubt, the Transactions).    For the avoidance of doubt, except where otherwise expressly indicated, references herein to Earnout Shares shall include Earnout RSUs, as applicable.

“Effective Date” has the meaning set forth in Section 2.1(d)(i).

“Eligible Optionholder” means a holder of Rollover Company Options who is a director, manager, officer, employee, or Contingent Worker of a Group Company, in each case as of the date hereof.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), including each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement, or arrangement, change in control plan, program or arrangement, supplemental income arrangement, or vacation plan, in each case that any Group Company maintains, sponsors or contributes to, or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Laws and Orders concerning pollution, natural resources, protection of the environment, Hazardous Substances, or human health or safety.

“EPCRS” means the IRS Employee Plans Compliance Resolution System.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“ESPP” has the meaning set forth in Section 5.22.

“European Union Member State” means any country that is a member state of the European Union.

“Event” means any change, event, effect, occurrence or state of facts.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Exchange Fund” has the meaning set forth in Section 2.8(b).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws.

“Final Closing Date” means the date on which the Domestication becomes effective.

“FLAC” has the meaning set forth in the preamble to this Agreement.

“FLAC Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding) relating to (a) any transaction or series of related transactions under which FLAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a FLAC Business Combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in FLAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a FLAC Acquisition Proposal.

“FLAC Board” has the meaning set forth in the recitals to this Agreement.

“FLAC Board Recommendation” has the meaning set forth in Section 5.8.

“FLAC Business Combination” means a “business combination” as such term is defined in the Articles of Association of FLAC as in effect on the date of this Agreement.

“FLAC Capitalization Representations” means the representations and warranties set forth in Section 4.6(a) and Section 4.6(b).

“FLAC Class A Shares” means FLAC’s Class A ordinary shares, par value $0.0001.

“FLAC Class B Shares” means FLAC’s Class B ordinary shares, par value $0.0001.

“FLAC D&O Persons” has the meaning set forth in Section 5.14(a).

“FLAC D&O Tail Policy” has the meaning set forth in Section 5.14(a).

“FLAC Designees” has the meaning set forth in Section 5.16(b).

“FLAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by FLAC on the date of this Agreement.

“FLAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, FLAC that are due and payable and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of FLAC, (b) 50% of all the filing fees incurred in connection with making any filings under Section 5.2, (c) 50% of all filing fees and associated expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Registration Statement / Proxy Statement under Section 5.7, obtaining approval of Nasdaq under Section 5.12 and obtaining the Required FLAC Shareholder Approval (but excluding for the avoidance of doubt, any fees and expenses set forth in (a) above, which shall be paid in accordance with (a) above), (d) any deferred underwriting commissions and other fees and expenses relating to FLAC’s IPO and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to FLAC pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, FLAC Expenses shall not include (i) any Company Expenses or (ii) the cost of the FLAC D&O Tail Policy.

“FLAC Financial Advisor” means Lincoln International LLC, financial advisor to the FLAC Special Committee.

“FLAC Financial Statements” has the meaning set forth in Section 4.13(d).

“FLAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.4 (Brokers).

“FLAC Liabilities” means, as of any determination time, without duplication of any FLAC Expenses, the aggregate amount of Liabilities that would be accrued on a balance sheet, whether such Liabilities are then due and payable by FLAC as of such time.

“FLAC Material Adverse Effect” means any Event that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of FLAC, taken as a whole, or (b) the ability of FLAC or Merger Sub to consummate the Transactions; provided however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a FLAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) changes in general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or IFRS or the interpretation thereof, (v) any Event that is generally applicable to the industries or markets in which FLAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of FLAC with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(b) to the extent it relates to such representations and warranties), (vii) any failure by FLAC to meet, or changes to, any internal or published budgets, projections or forecasts in and of itself (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Document or the failure to take any action that is prohibited by this Agreement or any Ancillary Document, (ix) any action taken by, or at express written request of an authorized signatory of the Company or any of its Affiliates, or (x) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i) through (v) or (x) may be taken into account in determining whether a FLAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Event has a disproportionate adverse effect on FLAC relative to other “SPACs” operating in the industries in which FLAC operates.

“FLAC Non-Party Affiliates” means, collectively, each FLAC Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any FLAC Related Party (other than, for the avoidance of doubt, FLAC).

“FLAC Related Party” has the meaning set forth in Section 4.9.

“FLAC Related Party Transactions” has the meaning set forth in Section 4.9.

“FLAC SEC Reports” has the meaning set forth in Section 4.7.

“FLAC Shareholder Approval” means, collectively, the Required FLAC Shareholder Approval and the Other FLAC Shareholder Approval.

“FLAC Shareholder Redemption” means the right of the holders of FLAC Class A Shares to redeem all or a portion of their FLAC Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of FLAC.

“FLAC Shareholders” means holders of FLAC Shares.

“FLAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“FLAC Shares” means (a) prior to the occurrence of the Domestication, collectively, the FLAC Class A Shares and the FLAC Class B Shares and (b) from and after the occurrence of the Domestication, shares of common stock, par value $0.0001 per share, of the Surviving Company. Any reference to the FLAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“FLAC Special Committee” has the meaning set forth in the recitals to this Agreement.

“FLAC Units” means the units, each consisting of one FLAC Class A Share and one-third of a FLAC Warrant to acquire one FLAC Class A Share.

“FLAC Warrants” means each warrant to purchase one FLAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any other Class B Shareholder).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for the benefit of its current or former employees, officers, directors or other individual service providers employed and located outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Fully Diluted Company Shares” means, without duplication, as of immediately prior to the Company Share Exchange, the sum of (a) the aggregate number of Company Ordinary Shares issued and outstanding determined on an as-converted to Company Ordinary Share basis (including, for the avoidance of doubt, the number of Company Ordinary Shares issuable upon, or otherwise resulting from, conversion of the Company Preferred Shares and Company Non-Voting Shares, based on the then applicable conversion ratio), and (b) the aggregate number of Company Ordinary Shares (or depository receipts for Company Ordinary Shares) issuable upon the exercise in full or exchange of issued and outstanding options, warrants, awards, convertible securities and any other right to subscribe for Company Ordinary Shares (assuming (i) the conversion into Company Ordinary Shares of any Company Non-Voting Shares issuable upon such exercise, based on the then applicable conversion ratio and (ii) solely for purposes of this definition, the issuance of Company Shares as a result of the exercise of all Company Issuance Rights in connection with the Company Share Exchange), in each case to their maximum extent (including, for the avoidance of doubt, the Allocated Company Option Pool, but excluding the Unallocated Company Option Pool).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Dutch company are its articles of association (statuten), and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Companies” means, collectively, the Company, Holdco and their respective Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters applicable to the Group Companies, including all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b  of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), the health care fraud criminal provisions under HIPAA, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including their foreign equivalents.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.).

“Holdco” has the meaning set forth in the preamble to this Agreement.

“Holdco Board” has the meaning set forth in the recitals to this Agreement.

“Holdco Board Appointments” has the meaning set forth in Section 5.16(a).

“Holdco Equity Incentive Plan” has the meaning set forth in Section 5.19.

“Holdco Per Share Value” means $10.00.

“Holdco Reorganization” has the meaning set forth in the recitals to this Agreement.

“Holdco Shareholders” means, collectively, the holders of Holdco Shares as of any determination time prior to the Effective Date.

“Holdco Shares” means the ordinary shares, nominal value EUR 0.12, in the share capital of Holdco.

“Holdco Warrant” means each warrant to purchase one Holdco Share at a price of $11.50, subject to adjustment.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Domestication Tax Treatment” has the meaning set forth in Section 5.5(a)(ii).

“Intended Holdco Exchange Tax Treatment” has the meaning set forth in Section 5.5(a)(i).

“Intended Merger Tax Treatment” has the meaning set forth in Section 5.5(a)(iii).

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a)(iii).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 4.7.

“IRA Shareholders” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, usufruct (vruchtgebruik), security interest, encumbrance, lien, license or sub-license, depository receipt issued for shares with meeting rights (certificaat van een aandeel waaraan vergaderrecht is verbonden), attachment (beslag), charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Claim” has the meaning set forth in Section 2.1(d)(iv)(A).

“Merger Consideration” has the meaning set forth in Section 2.1(d)(iv)(A).

“Merger Documents” has the meaning set forth in Section 2.1(d)(ii).

“Merger Proposal” has the meaning set forth in Section 5.8.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Party Affiliate” means any Company Non-Party Affiliate or FLAC Non-Party Affiliate.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other FLAC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of FLAC Shares entitled to vote thereon, whether in person or by proxy at the FLAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of FLAC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Final Closing Date or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business, (g) any Lien, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes, and (h) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, foundation or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information Processed by or on behalf of a Group Company that identifies a natural person.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Positive Phase 3 Data” means, with respect to a clinical trial, (a) the completion of such clinical trial in accordance with its protocol, (b) the completion following data lock of statistical analysis of data generated in such clinical trial in accordance with the applicable protocol, (c) completion of a final study report for such clinical trial, and (d) the determination by the Company that such clinical trial has met its primary endpoint(s) at pre-specified level(s) of statistical significance as set forth in the applicable protocol.

“Pre-Closing FLAC Holders” means the holders of FLAC Shares and FLAC Warrants at any time prior to the Effective Date.

“Prior Acts Coverage” has the meaning set forth in Section 5.15(c).

“Privacy Laws” means applicable Laws in any jurisdiction that govern the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data, and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including Section 5 of the U.S. Federal Trade Commission Act, the U.S. Electronic Communications Privacy Act of 1986, the U.S. Stored Communications Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act and other Laws governing the Processing of biometric data, the Massachusetts Data Security Regulations set forth at 201 CMR 17.00, the European Union General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive (2002/58/EC) and including any implementing legislation of the foregoing, and all other Laws concerning privacy, data protection, or data security, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act and any analogous Laws, in each case to the extent applicable.

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processed,” “Processes” or “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (including any relevant delegated regulations).

“Public Health Laws” means all applicable Laws relating to the development, testing, research (including preclinical, nonclinical and clinical research or studies), manufacture, production, analysis, distribution, approval, importation, exportation, use, handling, quality, packaging, labeling sale or promotion of any drug (including any ingredient or component of the foregoing products), including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.) or similar federal, state or foreign, Laws.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Purchase Price” means $491,000,000.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Domain Names” means internet domain names, including domain names registered with a recognized domain name registry (whether or not Marks).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Registered Domain Names.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a prospectus and proxy statement of FLAC.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, manufacturing approvals and authorizations, or their national or foreign equivalents.

“Relevant FLAC Shares” means the FLAC Shares issued and outstanding immediately prior to the Effective Date and that are held by Pre-Closing FLAC Holders who (a) do not redeem their FLAC Class A Shares for cash pursuant to the FLAC Shareholder Redemption or (b) hold FLAC Class B Shares; provided that “Relevant FLAC Shares” shall exclude any FLAC Shares held by FLAC as treasury shares.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Shareholder Approval” has the meaning set forth in the recitals to this Agreement.

“Required FLAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of FLAC Shares entitled to vote thereon, whether in person or by proxy at the FLAC Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of FLAC and applicable Law.

“Required Holdco Shareholder Approval” means the adoption of the following resolutions by the Company as Holdco’s sole shareholder (in each case, subject to the applicable terms and conditions set forth in this Agreement, including the chronological and conditional order specified in Section 2.1): (i) to the extent required, the ratification of the execution of this Agreement; (ii) the issuance of Holdco Shares pursuant to the Dutch Deed of Issue Company Share Exchange to the Company Shareholders as part of the Company Share Exchange and, to the extent required, the approval of the contribution in kind of Company Shares as payment for the Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (iii) the Holdco Reorganization; (iv) the assumption by Holdco, and issuance, of the Company Issuance Rights as rights to subscribe for Holdco Shares and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (v) the issuance of Holdco Shares for delivery to the holders of Merger Claims as part of the Merger, and to the extent required, the approval of the contribution in kind and transfer of such Merger Claims as payment for the Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (vi) the Holdco Board Appointments; (vii) the ratification of the execution of the Warrant Assumption Agreement, and the authorization of the assumption of FLAC Warrants pursuant to the Warrant Assumption Agreement and issuance of the applicable amount of Holdco Shares pursuant to such Converted Warrants (and, to the extent required, the approval of this contribution in kind as payment for the warrants representing Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance); (viii) the issuance of Holdco Shares pursuant to the PIPE Financing and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (ix) the issuance of Holdco Shares or rights to subscribe for Holdco Shares under any Company Equity Incentive Plan pursuant to Section 2.6 and Section 5.18 and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; (x) the issuance of the rights to subscribe for the Earnout Shares pursuant to Section 2.7 and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance; and (xi) the approval and adoption of the Holdco Equity Incentive Plan pursuant to section 2:135(5) of the Dutch Civil Code.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal and the Merger Proposal.

“Rollover Company Option” has the meaning set forth in Section 2.6(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any other equivalent or comparable export control laws and regulations of other countries, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the FLAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a Dutch B.V. or Dutch N.V.), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(d)(i).

“Tax” means any U.S. federal, state or local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, base erosion anti-abuse, diverted profits, digital services, imputed underpayment, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of taxes, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including (a) any secondary Liability for any of the aforementioned and (b) any penalty or charge imposed on account of failure to timely, completely or properly file any Tax Return.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, and reports relating to Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Holdco Reorganization, the Company Share Exchange, the Merger, and the Domestication.

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Triggering Event” means the first date after the Final Closing Date, but within the Earnout Period, on which the Company has achieved and publicly announced Positive Phase 3 Data for each of (a) the Company’s BROADWAY trial of obicetrapib (protocol number: TA-8995-302) and (b) the Company’s BROOKLYN trial of obicetrapib (protocol number: TA-8995-301).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unallocated Company Option Pool” means the number of Company Shares equal to the Company Option Pool less the Allocated Company Option Pool.

“Union” has the meaning set forth in Section 3.15(k).

“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Final Closing Date, in each case, to the extent unpaid as of such time.

“Unpaid FLAC Expenses” means the FLAC Expenses calculated as of immediately prior to the Final Closing Date, in each case, to the extent unpaid as of such time.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Agreement” means the Warrant Agreement, dated as of December 8, 2020, by and between FLAC and the Trustee.

“Warrant Assumption Agreement” has the meaning set forth in Section 2.4.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1    Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)    Required Holdco Shareholder Approval. After the execution of this Agreement and at any time prior to the Effective Date, the Company, as the sole shareholder of Holdco, shall adopt the Required Holdco Shareholder Approval.

(b)    Company Share Exchange.

(i)    Prior to the Effective Date, in accordance with Dutch Law, the Company shall (A) cause each Company Shareholder to effect the Company Share Exchange, whereby each Company Shareholder shall contribute and transfer each Company Share held by it and Holdco shall accept such contribution and transfer and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share, (B) after the Company Share Exchange, to the extent any Company Issuance Rights shall have been exercised in connection with the Company Share Exchange, issue to such exercising holders, in lieu of Company Shares, such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to the Company Shares that would have been issued to such holders but for the conversion of the Company Share Issuance Rights from rights to subscribe for Company Shares into rights to subscribe for Holdco Shares in connection with the Company Share Exchange (provided that Holdco may issue such Holdco Shares described in this clause (B) immediately after the Holdco Reorganization, to the extent deemed necessary by FLAC and the Company), and (C) immediately after the Company Share Exchange, take all action necessary to repurchase or cancel any Holdco Shares held by the Company, for no consideration.

(ii)    In connection with the Company Share Exchange, the Company shall procure that each Company Shareholder will enter with Holdco into one or more notarial deeds of issue of Holdco Shares governed by Dutch Law and notarized by a Dutch civil-law notary, in a form and substance reasonably satisfactory to FLAC (the “Dutch Deed of Issue Company Share Exchange”) under which Holdco will issue to each such Company Shareholder such Holdco Shares in connection with the portion of the consideration to which he, she or it is entitled pursuant to Section 2.1(b)(i), and in fulfilment of such Company Shareholder’s respective obligations under the Dutch Deed of Issue Company Share Exchange to pay up the respective Holdco Shares issued to such Company Shareholder under the Dutch Deed of Issue Company Share Exchange by payment in kind by way of contribution and transfer of the Company Shares held by such Company Shareholder to Holdco.

(c)    Holdco Reorganization. After the Company Share Exchange and prior to the Effective Date, Holdco shall effectuate the Holdco Reorganization whereby Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its Articles of Association substantially in the form set forth on Exhibit F, which, as so amended and restated, shall be the Articles of Association of Holdco until thereafter amended in accordance with the terms thereof and applicable Law; provided that the Company and FLAC may agree instead to effect the Holdco Reorganization promptly following the PIPE Financing (where in such event (A) the order as set forth in this Section 2.1 shall be deemed amended accordingly and (B) each relevant Party commits to execute and provide all additional Closing deliverables related to any of the Transactions, including any required notarizations pursuant to applicable Law).

(d)    Merger.

(i)    The Merger shall become effective on such date as is agreed by FLAC and Merger Sub and specified in the Merger Documents in accordance with the Cayman Companies Act (the date the Merger becomes effective being referred to herein as the “Effective Date”), and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act. Following the Effective Date, the separate existence of Merger Sub shall cease and FLAC shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Cayman Companies Act.

(ii)    On the Closing Commencement Date, FLAC and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to FLAC, Merger Sub and Holdco (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Companies Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Companies Act (together, the “Merger Documents”).

(iii)    The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all of the assets, properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)    At the Effective Date, by virtue of the Merger and the Required Holdco Shareholder Approval without any further action on the part of any Party or any other Person:

(A)    each Relevant FLAC Share issued and outstanding immediately prior to the Effective Date shall be automatically canceled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (1) each holder of Relevant FLAC Shares will be entitled to a claim for a corresponding Holdco Share that is held in the accounts of the Exchange Agent, solely for the benefit of the holders of Relevant FLAC Shares (each, a “Merger Claim” and together, the “Merger Claims”); and (2) the Merger Claims will be contributed and transferred to Holdco by the Exchange Agent for the benefit of the holders of Relevant FLAC Shares in exchange for the issuance of a corresponding number of Holdco Shares (resulting, for the avoidance of doubt, so far as legally possible (subject always to Section 2.8(g)), in each Relevant FLAC Share being exchanged for a Holdco Share), and in fulfillment of each such holder’s respective obligations to pay up such Holdco Shares (together the “Merger Consideration”); and

(B)    each FLAC Share held immediately prior to the Effective Date by FLAC as treasury shares shall be canceled and extinguished, and no consideration shall be paid with respect thereto; and

(C)    each ordinary share, par value $1.00, of Merger Sub that is issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.0001, of the Surviving Company (each of which, following the Domestication, shall be converted into one share of common stock, par value $0.0001, of the Surviving Company).

(v)    Immediately after the Effective Date, (x) the Governing Documents of Merger Sub shall become the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law and (y) the Directors (as defined in the Governing Documents of Merger Sub) of Merger Sub immediately prior to the Effective Date shall be the Directors of the Surviving Company.

(vi)    From and after the Effective Date, the holder(s) of certificates, if any, evidencing ownership of FLAC Shares or FLAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii)    If after the date of this Agreement and prior to the Effective Date, FLAC pays a stock dividend in, splits, combines FLAC Shares into a smaller number of shares, or issues by reclassification any FLAC Shares, then the consideration payable in respect of such FLAC Share in accordance with Section 2.1(d)(iv) will be appropriately adjusted to provide to the holders of the FLAC Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, any consideration payable pursuant to Section 2.1(d)(iv).

(viii)    Notwithstanding anything herein to the contrary, any FLAC Share redeemed in the FLAC Shareholder Redemption shall be canceled and converted into the right to receive the consideration offered in the FLAC Shareholder Redemption and shall not be entitled to receive any consideration pursuant to Section 2.1(d)(iv).

(e)    Domestication. Following the Merger, the Surviving Company shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Section 206 of the Cayman Companies Act. In connection with the Domestication, the Surviving Company shall amend and restate its Governing Documents substantially in the form set forth on Exhibit G and Exhibit H, which, as so amended and restated, shall be the Governing Documents of the Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law.

(f)    Board Appointments. Effective upon the Effective Date, the Holdco Board Appointments shall be effected in accordance with Section 5.16.

(g)    Nasdaq Listing. Effective upon the Merger and upon satisfaction of all initial listing requirements, the Holdco Shares shall (subject to any restrictions set forth in this Agreement or any Ancillary Documents) become available for listing on Nasdaq in accordance with Section 5.12.

Section 2.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 (provided that any Closing deliverables which need to be notarized by a Dutch civil-law notary as a matter of Dutch Law shall be executed at the offices of NautaDutilh N.V., Dutch legal counsel to the Company and Holdco) as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as FLAC and the Company may agree in writing (the date the Closing commences to occur, the “Closing Commencement Date”).

Section 2.3    Withholding. Holdco and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to deducting and withholding any amounts pursuant to this Section 2.3, Holdco and any other applicable withholding agent shall use reasonable best efforts to notify the payee five (5) Business Days in advance of any amounts that Holdco or any other applicable withholding agent intends to withhold from any payments hereunder, as well as for the basis pursuant to which Holdco or such other applicable withholding agent intends to withhold under applicable Tax Law. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent reasonably practicable.

Section 2.4    FLAC Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of Holdco pursuant to the penultimate sentence of this Section 2.4), each FLAC Warrant that is outstanding immediately prior to the Effective Date shall automatically cease to represent a right to acquire FLAC Class A Shares and shall automatically represent (pursuant to the execution of, and subject to the terms of, the Warrant Assumption Agreement), immediately following the Effective Date, a right to acquire Holdco Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Date under the terms of the Warrant Agreement (collectively, the “Warrant Exchange”); provided that each Converted Warrant: (a) shall represent the right to acquire the number of Holdco Shares equal to the number of FLAC Class A Shares subject to each such FLAC Warrant immediately prior to the Effective Date (subject to the provisions of Section 2.1(d)(vii), which shall apply mutatis mutandis); (b) shall have an exercise price of $11.50 per whole warrant required to purchase one Holdco Share (subject to the provisions of Section 2.1(d)(vii), which shall apply mutatis mutandis); and (c) shall expire on the five (5) year anniversary of the Final Closing Date. Holdco shall enter into a warrant assumption agreement as of immediately prior the Effective Date, such assumption agreement to be substantially in the form attached hereto as Exhibit I (the “Warrant Assumption Agreement”). Upon exercise, the Converted Warrants will be contributed to Holdco by the Exchange Agent as contribution in kind and transfer for and on behalf of the holders of the Converted Warrants in exchange for the issuance of a corresponding number of Holdco Shares pursuant to this Section 2.4.

Section 2.5    Allocation Schedule. No later than three (3) Business Days prior to the scheduled Closing Commencement Date, the Company shall deliver to FLAC an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of each class and series of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award (whether directly or indirectly through depository receipts for Company Shares) held by each holder thereof, as well as whether each such Company Equity Award will be vested or unvested as of immediately prior to the Effective Date, and, in the case of the Company Options, the exercise price of thereof, as well as reasonably detailed calculations and vesting schedule with respect to the components and subcomponents thereof, and the number of Company Shares subject to each other warrant, award, convertible security or any other right to subscribe for Company Ordinary Shares held by each holder thereof, and (b) the number of Holdco Shares that each Company Shareholder or holder of any other option, warrant, award, convertible security or any other right to subscribe for Company Ordinary Shares is entitled to receive as a result of Company Share Exchange (including after giving effect to the exercise of any Company Issuance Rights in connection with the Company Share Exchange) and (c) the Earnout Pro Rata Share allocated to each Company Shareholder, Eligible Optionholder or holder of Company Issuance Right, as the case may be, as well as reasonably detailed calculations with respect to the component and subcomponents thereof, and (d) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b) and (c) are, and will be as of immediately prior to the Effective Date, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws and, in the case of the Company Equity Awards, a Company Equity Incentive Plan and any applicable grant or similar agreement with respect to any such Company Equity Award. The Company will review any comments to the Allocation Schedule provided by FLAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by FLAC or any of its Representatives prior to the issuance of any Holdco Shares. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of Holdco Shares that each Company Shareholder or holder of other Equity Securities (including a holder of Company Issuance Rights) will have a right to receive pursuant to Section 2.1(b) will be (A) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than five-tenths (0.5) of a Holdco Share and (B) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a Holdco Share.

Section 2.6    Treatment of Company Equity Awards.

(a)    Prior to the Company Share Exchange, with effect as of immediately following the Company Share Exchange, the Company shall amend the Company Equity Incentive Plans in respect of each Company Optionholder effective as of the Company Share Exchange as follows: (i) no further Company Options will be issued under any Company Equity Incentive Plans on or after the Effective Date; (ii) existing Company Options will remain outstanding and, to the extent unvested, shall continue to vest in accordance with the applicable Company Option Subscription Agreement; and (iii) except as otherwise set forth in this Agreement, settlement of any award upon exercise of Company Options shall be made in Holdco Shares. The Company shall use commercially reasonably efforts to obtain the approval of such amendments by each Company Optionholder to the extent required by Law and the terms of the Company Equity Incentive Plans or Company Option Subscription Agreement, provided that if the approval of any Company Optionholder is not obtained, the Company Options held by such holder shall remain subject to the terms of the applicable Company Equity Incentive Plans and Company Option Subscription Agreement and the Governing Documents of the Company as amended from time to time. Upon effectiveness of the foregoing amendments, the number of Holdco Shares that are deliverable upon exercise of a Company Option (each, a “Rollover Company Option”) shall be equal to (A) the number of Company Shares subject to such Company Option immediately prior to the Company Share Exchange, multiplied by (B) the Company Ordinary Share Value at an exercise price per Holdco Share equal to (x) the exercise price per Company Ordinary Share of such Company Option immediately prior to the Effective Date, divided by (y) the Company Ordinary Share Value. Each Rollover Company Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Company Option immediately prior to the Company Share Exchange, as amended pursuant to this Section 2.6. In the case of any Company Optionholders who are U.S. taxpayers, such conversion shall occur in a manner intended to comply with the requirements of Sections 409A and 424 of the Code.

(b)    Prior to the Closing, the Parties shall cooperate in good faith in order to finalize and agree any necessary amendment to the Governing Documents of the Company and the terms and conditions of the Company Equity Incentive Plans, and shall take all such other reasonably necessary or reasonably appropriate actions to cause Holdco Shares to be delivered upon exercise of Rollover Company Options, or otherwise to give effect to the provisions of this Agreement.

Section 2.7    Earnout.

(a)    Following the Closing, promptly (but in any event no later than ten (10) Business Days) after the occurrence of the Triggering Event, Holdco shall issue or cause to be issued to the Holdco Shareholders and Eligible Optionholders as of immediately prior to the Effective Date (after giving effect to the issuance of any Holdco Shares as a result of the exercise of any Company Issuance Rights in connection with the Company Share Exchange) their respective Earnout Pro Rata Share of the Earnout Shares. For the avoidance of doubt, the Triggering Event shall only occur once, if at all.

(b)    Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 2.7 in respect of Rollover Company Options shall (i) be issued to the relevant Eligible Optionholder only if such Eligible Optionholder continues to provide services (whether as an employee, director or individual independent contractor) to Holdco or one of its Subsidiaries through the date of the occurrence of the Triggering Event that causes such Earnout Shares to become issuable, and (ii) take the form of restricted stock units issued under the Holdco Equity Incentive Plan (“Earnout RSUs”) and pursuant to Holdco’s form of restricted stock unit grant agreement. The Earnout RSUs shall be subject to the same vesting schedule as the corresponding Rollover Company Options. Any Earnout Shares that are forfeited as a result of an Eligible Optionholder ceasing to provide services through the date of the occurrence of the Triggering Event shall be reallocated to the other recipients of Earnout Shares in accordance with their respective Earnout Pro Rata Shares.

(c)    At all times during the Earnout Period, Holdco shall maintain sufficient Holdco Shares available for issuance under its authorized share capital to permit Holdco to satisfy its issuance obligations set forth in this Section 2.7 and shall exert its reasonable best efforts to take all actions required to increase the number of Holdco Shares available for issuance under its authorized share capital if at any time there shall be insufficient Holdco Shares thereunder to satisfy its issuance obligations set forth in this Section 2.7.

(d)    Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of the Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person (i) rounded down to the nearest whole number in the event that the fractional Earnout Share that otherwise would be so paid is less than five-tenths (0.5) of an Earnout Share and (ii) rounded up to the nearest whole number in the event that the fractional Earnout Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Earnout Share.

(e)    Following the Closing but during the Earnout Period, if (i) Holdco is purchased or acquired pursuant to a Change of Control Transaction and (ii) such Change of Control Transaction occurs at any time after Positive Phase 3 Data has been achieved with respect to the Company’s BROADWAY trial of obicetrapib (protocol number: TA-8995-302) but prior to the occurrence of the Triggering Event, then any Earnout Shares that remain unissued as of immediately prior to the consummation of such Change of Control Transaction shall immediately become issuable and the holders of Holdco Shares as of immediately prior to the Effective Date and the Eligible Optionholders as of immediately prior to the Effective Date who continue to provide services (whether as an employee, director or individual independent contractor) to Holdco or one of its Subsidiaries through the date of the Change in Control shall be entitled to receive their respective Earnout Pro Rata Share of such Earnout Shares prior to the consummation of such Change of Control Transaction. Any Earnout Shares shall be issuable to as specified on the Allocation Schedule, subject to any reallocation made pursuant to Section 2.7(b).

Section 2.8    Exchange of Shares.

(a)    Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Commencement Date, Holdco shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent, in a form and substance reasonably acceptable to FLAC, for the purpose of effecting the contribution and transfer of the Merger Claims against the issuance of Holdco Shares as contemplated by Section 2.1(d) on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Holdco and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Commencement Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Holdco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, such agreement to be in a form and substance reasonably acceptable to FLAC.

(b)    Exchange Fund. On the Closing Commencement Date (and after the Effective Date), Holdco shall deliver to the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of Holdco Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable Holdco Shares to be issued to the holders of the Merger Claims pursuant to a Dutch deed of issue entered into between Holdco and the Exchange Agent and this Agreement (the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver that portion of the Merger Consideration consisting of Holdco Shares out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 2.8, the Exchange Fund shall not be used for any other purpose.

(c)    Exchange Procedures. After the Effective Date, and as promptly as practicable after the surrender to the Exchange Agent of the book-entry shares representing the Relevant FLAC Shares held by such holder for cancellation, and such other documents as may reasonably be required by the Exchange Agent, each holder of Relevant FLAC Shares shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the applicable number of Holdco Shares and each Relevant FLAC Share held immediately prior to the Effective Date shall forthwith be cancelled.

(d)    Distributions with Respect to Unexchanged FLAC Shares. No dividends or other distributions declared or made after the Effective Date with respect to the Holdco Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered book-entry shares representing Relevant FLAC Shares until such book-entry shares are surrendered for exchange in accordance with this Section 2.8. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such book-entry shares, Holdco shall pay or cause to be paid to the holder of the book-entry shares representing Relevant FLAC Shares without interest, (i) promptly, but in any event no later than five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Date and theretofore paid with respect to the Holdco Shares to which a holder of Relevant FLAC Shares would be entitled pursuant to Section 2.1(d)(iv), and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Date but prior to surrender and a payment date occurring after surrender, payable with respect to the Holdco Shares to which a holder of Relevant FLAC Shares would be entitled pursuant to Section 2.1(d)(iv).

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one (1) year after the Effective Date shall be delivered to Holdco for no consideration, and any holders of Relevant FLAC Shares who have not theretofore surrendered to the Exchange Agent their book-entry shares representing the Relevant FLAC Shares held by such holder for cancellation in accordance with this Section 2.8 shall thereafter look only to Holdco for the applicable consideration for the Merger. Any portion of the Exchange Fund remaining unclaimed by holders of Relevant FLAC Shares, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(f)    No Liability. None of the Exchange Agent, FLAC, Holdco, the Surviving Company or any of their respective Affiliates shall be liable to any holder of FLAC Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.8.

(g)    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Shares will be issued, and the number of Holdco Shares each holder of FLAC Shares or Company Shares, as applicable, is entitled to receive pursuant to Section 2.1 will be (i) rounded down to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is less than five-tenths (0.5) of a Holdco Share and (ii) rounded up to the nearest whole number in the event that the fractional Holdco Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a Holdco Share.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to FLAC, in each case, as of the date of this Agreement and as of the Closing Commencement Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:

Section 3.1    Organization and Qualification.

(a)    Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the legal form, jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), registered seat, registration details, business address and share capital. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its respective portion of the Business as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register or with any other competent authority in respect of any Group Company that have not yet been registered.

(b)    True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to FLAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreements. The Company Shareholders Agreement and all rights, claims and Liabilities thereunder will terminate upon consummation of the Company Share Exchange.

(c)    Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Company Material Adverse Effect.

Section 3.2    Capitalization of the Group Companies.

(a)    Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price and (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued and all of the outstanding Company Shares are fully paid and non-assessable (meaning that the holders of the Company Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Company Shares). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person under the Governing Documents of the Company or any other Contract to which the Company is a party or bound or applicable Laws and (3) have been offered, sold and issued in compliance with Securities Laws. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules and except for the Company Issuance Rights, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company Equity Incentive Plans are the only equity incentive plans maintained by the Company and all outstanding option, restricted stock and similar awards have been granted under the Company Equity Incentive Plans.

(b)    The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement or the Company’s Governing Documents). Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c)    Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except for the Subscription Agreements, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company to which the Company or any Subsidiary is a party.

(d)    None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person other than a Group Company or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture other than a Group Company.

(e)    Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)    Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g)    Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Incentive Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

(h)    As of the Closing, (i) the authorized share capital of Holdco will consist only of Holdco Shares, par value EUR 0.12 per share, and (ii) all of the issued and outstanding Holdco Shares when issued in accordance with the terms hereof (A) will be duly authorized, validly issued, fully paid and nonassessable (meaning that the holders of the Holdco Shares will not by reason of merely being such a holder, be subject to assessment or calls by Holdco or its creditors for further payment on such Holdco Shares), (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Holdco is a party or bound.

Section 3.3    Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Required Company Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Enforceability Exceptions”)). On or prior to the date of this Agreement, the Company Board has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are conducive to the Company’s objects and serve the best interests of the Company, its business and the Company’s stakeholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon with the Required Company Shareholder Approval. Other than the Required Company Shareholder Approval and the entry into a Dutch Deed of Issue Company Share Exchange by each Company Shareholder in connection with the Company Share Exchange, no other corporate action or vote is required under applicable Law, the Governing Documents of the Company or the Company Shareholders Agreements, on the part of the Company or any Company Shareholders, to enter into this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.

Section 3.4    Financial Statements; Undisclosed Liabilities.

(a)    The Company has made available to FLAC a true and complete copy of (i) the audited consolidated statements of financial position of the Current Companies as of December 31, 2020 and 2021 and the related audited consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for the 12-month periods then ended and (ii) the audited consolidated statements of financial position of the Current Companies as of December, 31, 2020 and December 31, 2021 (the “Latest Balance Sheet Date”) and the related audited consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Current Companies for each of the years then ended (clauses (i) and (ii), collectively, the “Company Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Company Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Current Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) in the case of clause (i), were audited in accordance with the standards of IFRS and contain an unqualified report of the Company’s auditors (other than the qualification related to the Company’s recurring losses from operations and net capital deficiency that raise substantial doubt about its ability to continue as a going concern). When the Closing Financial Statements (including the notes thereto) are delivered following the date of this Agreement in accordance with Section 5.17, each Closing Financial Statement shall (1) be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (2) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (3) have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (4) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)    No Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS, except (i) as reflected on the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c)    The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)    Since January 1, 2020, to the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company (or any Group Company) with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement and, along with the Holdco Warrants, to be listed on Nasdaq, (iii) such filings and approvals required in connection with the Domestication, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) the Required Holdco Shareholder Approval, (vi) filings under any Antitrust Laws or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)    Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) will (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6    Permits. Each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business, except where the failure to obtain or hold such Permit would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. Each Group Company is, and (where applicable) has been, in all material respects fulfilling and performing its obligations under each of the Material Permits held by it or to which it is bound.

Section 3.7    Material Contracts.

(a)    Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)    any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)    any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii)    any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv)    any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract (including any such Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets, in each case which is material to the Business);

(v)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, to operate any asset or assets or that would so limit or purport to limit, in any material respect, the operations of Holdco or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Holdco or any of its Affiliates after the Closing;

(vi)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the Contract;

(vii)    any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than any other Group Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii)    any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person other than a Group Company;

(ix)    any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(x)    any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi)    any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $150,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xii)    any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii)    any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)    any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xv)    any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of any material assets or material business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)    any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $2,000,000 in the aggregate after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Holdco or any of its Affiliates after the Closing); and

(xvii)    any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the Contract and, in each case, that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b)    (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, are not in material breach of, or default under, any Material Contract. As of the date of this Agreement, no written notice of termination has been received by the Company with respect to any Material Contract, and to the knowledge of the Company, none of the other parties to any Material Contract has indicated to a Group Company that it intends to terminate the Material Contract or to terminate or reduce its business dealings with a Group Company.

Section 3.8    Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, each Group Company has conducted its business in the ordinary course in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19).

Section 3.9    Business Activities.

(a)    To the knowledge of the Company, none of the Group Companies’ actions or inactions prior to the date of this Agreement and since January 1, 2020 in response to COVID-19: (i) has resulted in any Group Company experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Company Material Adverse Effect.

(b)    Each of Holdco and Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions.

Section 3.10    Litigation. As of the date of this Agreement there is, and since October 17, 2019, there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.11    Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.12    Employee Plans.

(a)    Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, whether it is a Foreign Employee Benefit Plan). With respect to each material Employee Benefit Plan, the Group Companies have provided FLAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b)    Each Employee Benefit Plan has been established and administered in all material respects in accordance with applicable Laws and with its terms. No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program. All material payments or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law, except as would result in a material liability to the Company.

(c)    No Group Company nor any ERISA Affiliate has since the incorporation of the Company, contributed to, been required to contribute to or has any Liability (including on account of an ERISA Affiliate) with respect to or under (whether contingent or otherwise): (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA Section 412 of the Code or Section 302 of ERISA; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code. No Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Laws and for which the recipient pays the full cost of coverage and no Group Company has ever promised to provide such benefits. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the IRS with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a volume submitter or prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification or require corrective action to the IRS or EPCRS to maintain such qualification. Since the incorporation of the Company, none of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(e)    No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan and, to the knowledge of the Company, there is no reasonable basis for any such Proceeding.

(f)    Except as required by applicable Law, no Group Company has announced its intention, in any material respect, to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan.

(h)    No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(i)    The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(j)    Any transfer of property to a current or former employee who is a U.S. taxpayer which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is, to the Company’s knowledge, covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(k)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)    Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each applicable Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material payments and contributions required to have been made by or on behalf of the Group Companies with respect to all Foreign Benefit Plans either have been timely made or have been accrued in all material respects in accordance with the terms of the applicable Foreign Benefit Plan and applicable Law, including plans or arrangements maintained or sponsored by a Governmental Entity.

Section 3.13    Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)    Each Group Company is (and where still relevant, since the incorporation of the Company, was) in compliance with all applicable material Environmental Laws (including whether applicable to its operations and the use or condition of any real property currently or formerly owned or leased, including the Leased Real Property.

(b)    None of the Group Companies has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation or remediation requirement in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(c)    There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(d)    The Group Companies have not manufactured, released, treated, stored, disposed of, arranged for disposal of, transported or handled, or to the knowledge of the Company, contaminated, or exposed, any Person or any real property currently or formerly owned or leased (including the Leased Real Property) to, any Hazardous Substances.

(e)    To the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls or any other condition or contamination at or on any material real property currently or formerly owned or leased (including the material Leased Real Property) by a Group Company that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Laws.

(f)    The Group Companies have made available to FLAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all (i) Company Registered Intellectual Property and (ii) material unregistered Marks owned by any Group Company. Section 3.14(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) deadlines due prior to December 31, 2022 and (E) whether such Company Registered Intellectual Property is subject to any Contract or other present or contingent material obligation as a result of any funding or support from, or any arrangement with, any Governmental Entity, nonprofit organization or educational institution. The Group Companies have no material in-licensed Intellectual Property Rights.

(b)    As of the date of this Agreement, to the Company’s knowledge, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been submitted to the relevant intellectual property office, Governmental Entity or Internet domain name registrar to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, as of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, cancellation or similar administrative proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, (i) no such material Proceedings are threatened by any Governmental Entity or any other Person and (ii) as of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to give rise to any such material Proceeding.

(c)    A Group Company exclusively owns, as indicated in Section 3.14(a) of the Company Disclosure Schedules, all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Registered Intellectual Property, each inventor on the Patent has assigned their rights in writing to a Group Company or to an assignor to a Group Company and such assignments have been or shall be, upon Closing, recorded with the United States Patent and Trademark Office or relevant foreign intellectual property office, as applicable. Except as set forth on Section 3.14(c) of the Company Disclosure Schedules, no Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property used in the Business as currently conducted to any other Person. Section 3.14(c) of the Company Disclosure Schedules sets forth a list of all current Company Owned Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than non-disclosure agreements and nonexclusive licenses granted in the ordinary course of business to vendors or suppliers of any Group Company, including any contract research organizations or contract manufacturing organizations.

(d)    To the knowledge of the Company, (i) the Company Owned Intellectual Property constitute all of the material Intellectual Property used in or necessary for the operation of the Group Companies’ respective businesses as currently conducted and presently proposed to be conducted as of the date of this Agreement, and (ii) all Company Owned Intellectual Property will survive the consummation of the Transactions, in each case, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect thereto; provided, however, that the Group Companies’ rights in owned Patents and Patent applications may be subject to ordinary course modifications, cancellations, terminations, suspensions of, accelerations of rights, obligations or payments by the Company in the ordinary course of prosecution in the United States Patent and Trademark Office or a foreign Patent office in a manner consistent with past practices.

(e)    Except as set forth on Section 3.14(e) of the Company Disclosure Schedules, the Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable (except for applications for Registered Intellectual Property that have not issued). To the Company’s knowledge, all of the Group Companies’ rights in and to Company Registered Intellectual Property and Company Owned Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued). No representation or warranty in this Section 3.14(e) shall apply to infringement of any Intellectual Property Rights.

(f)    Each Group Company’s current and, to the Company’s knowledge, former, employees, consultants, advisors and independent contractors, in each case who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have entered into a valid and enforceable written Contract whereby such Person has (i) agreed to maintain and protect the confidential information of all Group Companies, and (ii) assigned to such Group Company all such Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with such Group Company.

(g)    Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information included in the Company Owned Intellectual Property. Without limiting the foregoing, to the Company’s knowledge, each Group Company has not disclosed or made available any trade secrets, know-how or confidential information material to the Business to any other Person other than pursuant to a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information included in the Company Owned Intellectual Property.

(h)    None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i)    To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any Company Product made, used, marketed, licensed, provided, sold, offered for sale, distributed, imported or otherwise exploited by the Group Companies infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material liability or disruption to the Business.

(j)    As of the date of this Agreement, there is not and, to the knowledge of the Company, there has not been any material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any material Company Owned Intellectual Property or (iii) pertaining to an unsolicited offer or demand for any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the Business.

(k)    To the Company’s knowledge, no Person is infringing misappropriating, misusing, diluting or violating, or has infringed, misappropriated, misused, diluted or violated, any Company Owned Intellectual Property in any material respect. No Group Company is currently investigating or has made any written claim or filed any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property, or has invited any Person to take a license under any Company Owned Intellectual Property.

(l)    Section 3.14(l) of the Company Disclosure Schedules sets forth all material Public Software that is incorporated or embedded in, or linked to, any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. The Group Companies are in material compliance with all licenses governing such Public Software. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed or made available for remote access outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to materially and adversely affect the value, use, enforceability, or the Group Company’s ownership rights in any Company Owned Intellectual Property.

Section 3.15    Labor Matters.

(a)    Section 3.15(a) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) whether classified as exempt or non-exempt for wage and hour purposes; (ii) whether paid on a salary, hourly or commission basis; (iii) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (iv) bonus and commission potential; (v) date of hire; (vi) work location; (vii) the entity that employs the individual; and (viii) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the Transactions.

(b)    Section 3.15(b) of the Company Disclosure Schedules contains a true and complete list of pseudonymized data of all Contingent Workers of each Group Company as of the date of this Agreement, setting forth for each such individual: (i) a description of his, her, or its services rendered, (ii) the start date of the engagement, (iii) the applicable notice period, (iv) the service fee and compensation (including bonus entitlements) granted to the individual Contingent Worker, and (v) the primary location (e.g., U.S. state) from which services are performed.

(c)    To the Company’s knowledge, none of the Contingent Workers has claimed an employment relationship and no third parties have claimed the reclassification of the contractual relationship between any Contingent Worker and any Group Company.

(d)    To the Company’s knowledge, none of the Group Companies engages Contingent Workers who have been hired through third parties that are being or should have been treated for Tax purposes as employees of the Group Companies.

(e)    None of the Group Companies provided a proposal, assurance or commitment to any employee or Contingent Worker regarding any change to his/her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any structural or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(f)    None of the Group Companies has established, nor is in the process of establishing a works council or other co-determination body, nor has a legal or contractual obligation to do so and no employee, trade union or other party has requested the establishment of any such body.

(g)    Each Group Company currently classifies and has classified for the past three (3) years each of its employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and applicable state, provincial, local and foreign wage and hour Laws, and is and has been otherwise in compliance in all material respects with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the past three (3) years, as Contingent Workers (as distinguished from employees) in compliance in all material respects with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(h)    Each Group Company is, and since the incorporation of the Company has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(i)    Since the incorporation of the Company, (i) no Group Company (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) each Group Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(j)    Since the incorporation of the Company, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN.

(k)    No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the past three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(l)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related COVID-19 Measure. Except as would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, each Group Company has complied in all material respects with (i) all applicable employment-related COVID-19 Measures including all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Families First Coronavirus Response Act) and any other applicable COVID-19 related leave Law.

(m)    Except as set forth on Section 3.15(m) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company.

(n)    Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any Proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of any Group Company (including those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or Contingent Workers, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or, to the knowledge of the Company, threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(o)    Except as set forth on Section 3.15(o) of the Company Disclosure Schedules, each U.S. employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(p)    No Group Company reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, nor, to the Company’s knowledge, are there any such allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would reasonably be expected to bring material economic harm to the Group Companies.

(q)    No Group Company (i) is subject to any affirmative action obligations under any Law, including Executive Order 11246, or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

(r)    There are no outstanding assessments, payments of damages, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 3.16    Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to FLAC. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.17    Tax Matters.

(a)    Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Group Companies for periods (or portions of periods) through the date of such statements in accordance with the requirements of IFRS.

(b)    Each Group Company has (i) timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)    To the Company’s knowledge, no Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)    No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)    No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Commencement Date.

(f)    No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Section 1.6011-4 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(g)    There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)    During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)    No Group Company organized outside of the United States is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

(j)    Since January 1, 2020, no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(k)    No Group Company (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(l)    No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than in respect of the existing fiscal unities for Dutch tax purposes or one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m)    Each Group Company is a tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(n)    No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in its jurisdiction of incorporation.

(o)    The Company immediately prior to the Closing will not be treated as an “investment company” within the meaning of Section 351(e) or 368(a)(2)(F) of the Code.

(p)    To the knowledge of the Company, (i) no Group Company has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax which can reasonably be considered as such and (ii) none of the Group Companies was required to make any filings to a Tax authority under Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU for any transaction or arrangement to which the Company is a party.

(q)    No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or are related to any act or omission of FLAC or any of its Affiliates occurring after the date hereof and not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r)    Notwithstanding anything to the contrary in this Agreement, no Group Company makes any representations as to the amount of, or the limitations on the use after the Closing, of any net operating losses, capital losses, deductions, Tax credits and similar items of the Group Companies.

Section 3.18    Brokers. Except for fees due to the Persons whose names are set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to FLAC true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 3.18 of the Company Disclosure Schedules.

Section 3.19    Real and Personal Property.

(a)    Owned Real Property. No Group Company owns any real property.

(b)    Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord (or sub-tenant or sub-landlord) as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to FLAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Enforceability Exceptions). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification of or acceleration of rent under any Real Property Lease. No Group Company has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has a Group Company assigned its interest under any Real Property Lease to any third party, in each case, in any material respects. The Leased Real Property constitutes all of the material real property used or occupied by the Company in connection with the conduct of the Business.

(c)    Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Company Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. Such assets and properties are free and clear of any Liens (other than Permitted Liens or Liens that do not materially and adversely affect the operation of the Business).

(d)    Tangible Assets. The material tangible assets owned, leased or otherwise used by a Group Company are in good condition (except for ordinary wear and tear).

Section 3.20    Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth (a) all Contracts between (x) any Group Company, on the one hand, and (y) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including in each of the foregoing cases any adoptive relationships) of the foregoing Persons, on the other hand (each Person identified in this clause (y), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts related solely to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company entered into in the ordinary course of business, (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b) and (iv) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement; and (b) all Contracts that, following the Closing, would be required to be disclosed in FLAC’s filings with the SEC as a “related party transaction” under Federal Securities Laws. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, interests and other matters that are required to be set forth on Section 3.20 of the Company Disclosure Schedules are referred to herein as “Company Related Party Transactions.”

Section 3.21    Data Privacy and Security.

(a)    Each Group Company complies, and has at all times since the incorporation of the Company complied in all material respects with all: (i) applicable Privacy Laws; (ii) privacy and data security policies and procedures adopted by the Group Company and applicable contractual obligations relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data; and (iii) to the extent applicable, Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands (the items described in the foregoing clauses (i) (ii), and (iii), collectively, the “Privacy Requirements”). The Group Companies have not supplied or provided access to Personal Data Processed by them to a third party for remuneration or other consideration in violation of Privacy Requirements.

(b)    No Group Company has received written notice, or to the Company’s knowledge, any other notice, of any pending Proceedings, nor has there been any Proceedings since the incorporation of the Company against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity that, in each case of clauses (i) to (iv), allege that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements or that relate to any data security incidents, ransomware incidents, or violations of any Privacy Requirements and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis of any such Proceeding.

(c)    Each Group Company has taken reasonable organizational, physical, administrative, and technical measures consistent with standards prudent in the industry in which the Group Company operates to protect all Personal Data and all other data used in the conduct of the business that is owned, controlled, or stored by each Group Company from and against data security incidents or, in the case of Personal Data, other misuse. Each Group Company has implemented reasonable procedures to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(d)    In connection with each third-party servicing, outsourcing, Processing, or otherwise using Personal Data collected, held, or Processed by or on behalf of the Group Companies, the applicable Group Company has obligated any such third party to comply with applicable Privacy Laws with respect to Personal Data and take appropriate steps to protect and secure Personal Data from data security incidents, in each case to the extent required under Privacy Requirements and except as would not have a Company Material Adverse Effect.

(e)    Since the incorporation of the Company, each Group Company has implemented and maintained, consistent with practices reasonable in the industry in which the Group Companies operate, security measures to protect the Company IT Systems used by any Group Company to store, Process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification except as would not have a Company Material Adverse Effect. To the Company’s knowledge, none of the Company IT Systems contain any Malicious Code that materially disrupt or materially adversely affect the functionality of any Company IT Systems or Company Products.

(f)    Since the incorporation of the Company and to the Company’s knowledge (i) there has been no unauthorized Processing of Personal Data in the possession or control of any Group Company or, any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security of any Company IT Systems.

(g)    The consummation of any of the Transactions will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained.

Section 3.22    Compliance with International Trade & Anti-Corruption Laws.

(a)    None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria), to the extent in violation of Sanctions and Export Control Laws.

(b)    Since the incorporation of the Company, none of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees, has (i) violated or has caused the Company or any of the Group Companies to be in violation of any applicable Anti-Corruption Law, or (ii) made, offered, promised, paid or received any unlawful bribes, kickbacks or improper payments, to any official or employee of any Governmental Entity, or to any domestic or foreign political party or candidate for political office, in violation of Law or for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law.

(c)    Since the incorporation of the Company, none of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their employees has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any applicable Anti-Corruption Law.

(d)    Since the incorporation of the Company, the Company has complied with all applicable Anti-Corruption Laws.

Section 3.23    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies prior to the Closing expressly for inclusion in the Registration Statement / Proxy Statement, and actually included in the Registration Statement / Proxy Statement, will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FLAC Holders or at the time of the FLAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.24    Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of FLAC and (ii) it has been furnished with or given access to such documents and information about FLAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party and no other representations or warranties of FLAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party, neither FLAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25    Regulatory Compliance.

(a)    Section 3.25(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and, to the Company’s knowledge, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b)    There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws, and to the Company’s knowledge, no such Proceedings have been threatened. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c)    All Company Products are being, whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed in compliance in all material respects with the Public Health Laws.

(d)    To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Public Health Laws, including those of the FDA and any comparable Governmental Entity. The Company has not received any written or, to the Company’s knowledge, oral notice that the FDA or any other Governmental Entity has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies and clinical trials conducted by or on behalf of the Company or involving any Company Products.

(e)    To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, is undergoing or has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f)    Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of research, development, testing, clinical investigation, manufacturing, distributing or other activity of any Company Product, in either case ((i) or (ii)), except as would not have a Company Material Adverse Effect. To the Company’s knowledge, there are no pending or threatened Proceedings against the Group Companies in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product.

(g)    Except as would not have a Company Material Adverse Effect, none of the Group Companies nor, to the Company’s knowledge, any of the Company’s equityholders with five percent (5%) or greater interest, nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or Proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative Proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and, to the Company’s knowledge, no such enforcement, regulatory or administrative Proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Group Companies nor, to the Company’s knowledge, any of their officers, directors, employees, agents or contractors have received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(h)    All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i)    The Group Companies and, to the Company’s knowledge, their employees, are and have been, since the incorporation of the Company, in compliance in all material respects with all Healthcare Laws and Public Health Laws.

(j)    To the knowledge of the Company, no officer or other employee or agent of any Group Company has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(k)    There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products.

Section 3.26    Investment Company Act. None of the Group Companies are an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act.

Section 3.27    PIPE Financing.

(a)    Holdco has delivered to the Company true and complete copies of the Subscription Agreements. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Holdco and any PIPE Investor relating to the PIPE Financing.

(b)    As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by Holdco with any PIPE Investor in respect of its portion of the PIPE Financing Amount.

Section 3.28    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FLAC OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF HOLDCO, THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND HOLDCO AND THE COMPANY EXPRESSLY DISCLAIMS, AND FLAC HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO FLAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY FLAC OR ANY FLAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY FLAC OR ANY FLAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO FLAC

Subject to Section 8.8, except as set forth (a) on the FLAC Disclosure Schedules or (b) in any FLAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in any such FLAC SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.6, Section 4.7, Section 4.8, Section 4.10, Section 4.12, Section 4.13(c) or Section 4.15), FLAC hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Commencement Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:

Section 4.1    Organization and Qualification. FLAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

Section 4.2    Authority.

(a)    FLAC has the requisite exempted company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the FLAC Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, the execution and delivery of this Agreement, the Ancillary Documents to which FLAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of FLAC. This Agreement and each Ancillary Document to which FLAC is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by FLAC and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of FLAC (assuming that this Agreement and the Ancillary Documents to which FLAC is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against FLAC in accordance with its terms (subject to the Enforceability Exceptions).

(b)    On or prior to the date of this Agreement, (i) the FLAC Financial Advisor has delivered its opinion (and, if it is in writing, has provided a true, complete and correct copy of such opinion to the FLAC Board dated as of the date thereof) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Aggregate Share Consideration to be issued by Holdco pursuant to this Agreement is fair, from a financial point of view, to the unaffiliated holders (i.e., excluding directors, officers and Affiliates of FLAC and the Sponsor) of Relevant FLAC Shares; and (ii) the FLAC Board has duly and unanimously adopted resolutions (A) determining that this Agreement and the Transactions are advisable and fair to, and in the best interest of, FLAC and the holders of FLAC Shares, (B) approving the execution, delivery and performance by FLAC of this Agreement and the consummation of the Transactions and (C) resolving to recommend the approval of this Agreement and the Transactions by the holders of FLAC Shares entitled to vote thereon.

Section 4.3    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of FLAC with respect to FLAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement and, along with the Holdco Warrants, to be listed on Nasdaq, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) such filings and approvals required in connection with the Domestication, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (vii) the Required FLAC Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a FLAC Material Adverse Effect.

(b)    Neither the execution, delivery or performance by FLAC of this Agreement nor the Ancillary Documents to which FLAC is or will be a party nor the consummation by FLAC of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) will (i) result in any breach of any provision of the Governing Documents of FLAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which FLAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which FLAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of FLAC, except, in the case of clauses (ii) through (iv) above, as would not have a FLAC Material Adverse Effect.

Section 4.4    Brokers. Except for fees due to the Persons whose names are set forth on Section 4.4 of the FLAC Disclosure Schedules (which fees shall be the sole responsibility of FLAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of FLAC for which FLAC has any obligation.

Section 4.5    Information Supplied. None of the information supplied or to be supplied by or on behalf of FLAC prior to Closing expressly for inclusion in the Registration Statement / Proxy Statement, and actually included in the Registration Statement / Proxy Statement, will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FLAC Holders or at the time of the FLAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.6    Capitalization of FLAC.

(a)    Section 4.6(a) of the FLAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding FLAC Shares and the FLAC Warrants. All outstanding Equity Securities of FLAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of FLAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of FLAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b)    Except for the FLAC Warrants and the FLAC Class B Shares, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require FLAC, and, except as expressly contemplated by this Agreement or the Ancillary Documents, or as mutually agreed in writing by the Company and FLAC, there is no obligation of FLAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of FLAC.

(c)    Section 4.6(c) of the FLAC Disclosure Schedules sets forth a list of all Indebtedness of FLAC as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.7    SEC Filings. FLAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (“IPO”) (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “FLAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement to be filed by Holdco, the “Additional FLAC SEC Reports”). Each of the FLAC SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, complied with, and each of the Additional FLAC SEC Reports, as of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act) applicable to the FLAC SEC Reports or the Additional FLAC SEC Reports (for purposes of the Additional FLAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). As of their respective dates of filing, the FLAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional FLAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the FLAC SEC Reports.

Section 4.8    Trust Account. As of the date of this Agreement, FLAC has an amount in cash in the Trust Account equal to at least $138,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated December 8, 2020 (the “Trust Agreement”), between FLAC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the FLAC SEC Reports to be inaccurate in any material respect or, to FLAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) in respect of a FLAC Shareholder Redemption or (iii) if FLAC fails to complete a FLAC Business Combination within the allotted time period set forth in the Governing Documents of FLAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, FLAC (in limited amounts to permit FLAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of FLAC) and then the Pre-Closing FLAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of FLAC and the Trust Agreement. FLAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of FLAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since December 8, 2020, FLAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account to the extent permitted by the Trust Agreement). Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) in respect of a FLAC Shareholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, FLAC shall have no further obligation under either the Trust Agreement or the Governing Documents of FLAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9    Transactions with Affiliates. Section 4.9 of the FLAC Disclosure Schedules sets forth all Contracts between (a) FLAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either FLAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “FLAC Related Party”), other than (i) Contracts solely related to a FLAC Related Party’s or a holder of FLAC Warrants’ status as a holder of FLAC Shares or FLAC Warrants, as applicable, in the ordinary course of business, (ii) employment with, or the provision of services to, FLAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (iii) Contracts with respect to Pre-Closing FLAC Holders and (iv) the Ancillary Documents and any other Contracts that FLAC or a FLAC Related Party is expressly required to enter into pursuant to this Agreement. No FLAC Related Party (A) owns any interest in any material asset used in the business of FLAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of FLAC or (C) owes any material amount to, or is owed material any amount by, FLAC. All Contracts, interests and other matters that are required to be set forth on Section 4.9 of the FLAC Disclosure Schedules are referred to herein as “FLAC Related Party Transactions.”

Section 4.10    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to FLAC’s knowledge, threatened against or involving FLAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to FLAC. Neither FLAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by FLAC pending against any other Person.

Section 4.11    Compliance with Applicable Law. FLAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a FLAC Material Adverse Effect. Except as would not be material to FLAC, without limiting the foregoing, FLAC has not violated or, to FLAC’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “FLAC” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) Anti-Corruption Laws; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12    Business Activities. Since its incorporation, FLAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) in connection with its IPO, (iii) directed toward the accomplishment of a FLAC Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iv) that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in FLAC’s Governing Documents, there is no Contract binding upon FLAC or to which FLAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13    Internal Controls; Listing; Financial Statements.

(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of FLAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) FLAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of FLAC’s financial reporting and the preparation of the FLAC Financial Statements for external purposes in accordance with GAAP and (ii) FLAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FLAC is made known to FLAC’s principal executive officer and principal financial officer by others within FLAC.

(b)    FLAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Since its incorporation, FLAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding (i) FLAC Units, (ii) FLAC Class A Shares and (iii) FLAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of FLAC, threatened against FLAC by Nasdaq or the SEC with respect to any intention by such entity to deregister FLAC Units, FLAC Class A Shares or FLAC Warrants or prohibit or terminate the listing of such units, FLAC Class A Shares or FLAC Warrants on Nasdaq. FLAC has not taken any action that is designed to terminate the registration of FLAC Units, FLAC Class A Shares or FLAC Warrants under the Exchange Act.

(d)    FLAC’s audited balance sheets as of October 7, 2020, December 31, 2020 and December 31, 2021 and the related audited statements of operations, changes in shareholders’ deficit and cash flows of FLAC for the period from October 7, 2020 to October 7, 2020, the period from October 7, 2020 through December 31, 2020 and the year ended December 31, 2021 (the “FLAC Financial Statements”) (i) fairly present in all material respects the financial position of FLAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited FLAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)    The unaudited consolidated balance sheets of FLAC as of March 31, 2022 and March 31, 2021, June 30, 2022 and June 30, 2021, and the related unaudited statements of operations, changes in shareholders’ deficit and cash flows of FLAC for each of the three-month and six-month periods then ended and the related notes thereto, when delivered following the date of this Agreement in accordance with Section 5.17 (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the FLAC as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(f)    FLAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for FLAC’s and its Subsidiaries’ assets. FLAC maintains and, for all periods covered by the FLAC Financial Statements, has maintained books and records of FLAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FLAC in all material respects.

(g)    Since its incorporation, FLAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of FLAC to FLAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of FLAC to FLAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of FLAC who have a significant role in the internal controls over financial reporting of FLAC.

Section 4.14    No Undisclosed Liabilities. FLAC does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice, except for the Liabilities (a) set forth on Section 4.14 of the FLAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (c) that are incurred in connection with or incident or related to FLAC’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature or (e) set forth or disclosed in the FLAC Financial Statements included in the FLAC SEC Reports.

Section 4.15    Tax Matters.

(a)    FLAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and FLAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. The FLAC Financial Statements reflect all Liabilities for unpaid Taxes of FLAC for periods (or portions of periods) through the date of such statements in accordance with the requirements of GAAP.

(b)    FLAC has (i) timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)    To the knowledge of FLAC, FLAC is not currently the subject of a Tax audit or examination with respect to material Taxes. FLAC has not been informed in writing of a Tax audit or examination or the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)    FLAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)    No rulings in respect of Tax or similar Tax agreements have been entered into or issued by any Governmental Entity with respect to FLAC which agreement or ruling would be effective after the Closing Commencement Date.

(f)    FLAC is not, and has not, been a party to any “listed transaction” as defined in Section 6707A of the Code and Section 1.6011-4 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(g)    During the two (2)-year period ending on the date of this Agreement, FLAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(h)    There are no Liens for Taxes on any assets of FLAC other than Permitted Liens.

(i)    FLAC is not treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

(j)    FLAC (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k)    Since January 1, 2020, no written claims have been made by any Governmental Entity in a jurisdiction where FLAC does not file Tax Returns that FLAC is or may be subject to taxation by that jurisdiction.

(l)    FLAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and FLAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m)    FLAC is a tax resident only in its jurisdiction of formation.

(n)    FLAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than its jurisdiction of incorporation.

(o)    FLAC immediately prior to the Closing will not be treated as an “investment company” within the meaning of Sections 351(e) and 368(a)(2)(F) of the Code.

(p)    FLAC has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of FLAC, no facts or circumstances exist, other than any facts or circumstances to the extent that such fact or circumstances exist or arise as a result of or are related to any act or omission by a Group Company or a Company Shareholder or any of their respective Affiliates after the date hereof and in each case not contemplated by this Agreement or any of the Ancillary Documents, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.16    Investigation; No Other Representations.

(a)    FLAC, on its own behalf and on behalf of its Representatives, acknowledges and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, FLAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and FLAC, on its own behalf and on behalf of its Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company, Holdco nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 4.17    Compliance with International Trade & Anti-Corruption Laws.

(a)    Since FLAC’s incorporation, neither FLAC, its directors and officers, nor, to FLAC’s knowledge, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is itself or has, since FLAC’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)    Since FLAC’s incorporation, neither FLAC, its directors and officers, nor, to FLAC’s knowledge, any of their Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF FLAC, ANY FLAC NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, AND FLAC EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY AND COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF FLAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF FLAC BY OR ON BEHALF OF THE MANAGEMENT OF FLAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF FLAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF FLAC, ANY FLAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business of the Company.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1 of the Company Disclosure Schedules, or as consented to in writing by FLAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and in accordance with all applicable Law and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and to maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and to keep available the services of the Group Companies’ present officers.

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1 of the Company Disclosure Schedules or as consented to in writing by FLAC (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(iii), Section 5.1(b)(ix) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(ix)) Section 5.1(b)(xiv) or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(iii)    (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any Equity Securities, material assets or other materials rights of any corporation, partnership, association or other business entity or organization or division thereof;

(iv)    adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreements;

(v)    other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business; (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate or (C) non-exclusive licenses entered in the ordinary course of business;

(vi)    other than the issuance of shares of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Incentive Plan and the underlying grant, award or similar agreement or the issuance of Company Options covering up to 140,164 Company Ordinary Shares under the applicable Company Equity Incentive Plan, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vii)    incur, create or assume any Indebtedness, other than (A) ordinary course trade payables or (B) Indebtedness in an aggregate amount not to exceed $2,000,000;

(viii)    other than in the ordinary course of business, amend, modify, cancel, or waive any debts held by it;

(ix)    other than amendments or modifications of Material Contracts in the ordinary course of business and that, individually or in the aggregate, are not material, (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(x)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, or between any such Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xi)    except (x) as required under the terms of any Employee Benefit Plan set forth on Section 3.12(a) of the Company Disclosure Schedules or (y) in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $150,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or Contingent Worker of any Group Company, (D) waive or release any material noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (F) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (G) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company;

(xii)    make, change or revoke any entity Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii)    enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xiv)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv)    change any Group Company’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or IFRS, or (iii) required by such Group Company’s auditors;

(xvi)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvii)    make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xviii)    become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit or any Regulatory Permit;

(xx)    create or incur any material Lien (other than Permitted Liens) that is not incurred in the ordinary course of business on any of its assets;

(xxi)    enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

(xxii)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give FLAC, directly or indirectly, the right to control or direct (a) the operations of the Group Companies prior to the Closing or (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company to be necessary to comply with applicable Law or COVID-19 Measures in effect as of the date of this Agreement (which shall in no event be deemed to constitute a breach of this Section 5.1) or any action taken, or omitted to be taken, by any Group Company to the extent reasonably determined that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, that (i) in the case of clause (b), the Company shall give FLAC prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b)and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to FLAC promptly after such act or omission and (ii) in no event shall clause (b) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xii), Section 5.1(b)(xvii) or Section 5.1(b)(xxii) (to the extent related to any of the foregoing).

Section 5.2    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (iii) making all such filings with and obtaining all such approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.

(b)    Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the Transactions. Each of the Company, on the one hand, and FLAC, on the other, shall bear 50% of the costs incurred in connection with obtaining such Consents, including any filing or similar fees with respect to any Antitrust Laws; provided that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any applicable Antitrust Laws with respect to the Transactions as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Antitrust Laws. FLAC shall promptly inform the Company of any communication between FLAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform FLAC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of FLAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, asset, line of business or facility of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with FLAC’s and the Company’s prior written consent.

(c)    From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FLAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of FLAC) or FLAC (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of FLAC, the Company, or, in the case of the Company, FLAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of FLAC, the Company, or, in the case of the Company, FLAC, the opportunity to attend and participate in such meeting or discussion. The Parties agree to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with judicial proceedings under or relating to any Antitrust Law.

(d)    Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e)    From and after the date of this Agreement until the earlier of the Final Closing Date or termination of this Agreement in accordance with its terms, FLAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of FLAC, FLAC or any of its Representatives (in their capacity as a representative of FLAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). FLAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of FLAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of FLAC (such consent not to be unreasonably withheld, conditioned or delayed, it being understood to be reasonable for FLAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a full, unconditional and irrevocable release of FLAC and each Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable prior to the Closing by FLAC or any Representative thereof or would otherwise constitute a FLAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against FLAC or (C) contains an admission of wrongdoing or Liability by FLAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall FLAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3    Confidentiality and Access to Information.

(a)    The information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or in the Ancillary Documents that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)    From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to FLAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to FLAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if any Group Company, on the one hand, and FLAC, any FLAC Non-Party Affiliate or any of their Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)    From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, FLAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of FLAC (in a manner so as to not interfere with the normal business operations of FLAC). Notwithstanding the foregoing, FLAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which FLAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of FLAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to FLAC under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (A) through (D), FLAC shall use commercially reasonable efforts to provide such access or information to the extent it can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, or (ii) if FLAC, on the one hand, and any Group Company, any Company Non-Party Affiliate, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that FLAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d)    The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4    Public Announcements.

(a)    Subject to Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions prior to the Closing without the prior written consent of the Company and FLAC; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is FLAC, or FLAC, if the disclosing party is the Company, to review such announcement or communication and provide the opportunity to comment thereon, and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4(a) and (iii) to Governmental Entities or other Persons in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b)    The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and FLAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, FLAC shall file with the SEC a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and FLAC shall consider such comments in good faith. The Company, on the one hand, and FLAC, on the other hand, shall, prior to the Closing, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”), and, on the Final Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Final Closing Date), Holdco and FLAC shall file with the SEC a current report on Form 6-K and Form 8-K, respectively (the “Closing Filing”) with the Closing Press Release, a description of the Closing and the other information required by Securities Laws, which Holdco and FLAC shall have the opportunity to review, comment upon prior to the Closing, and consent to the filing, of the Closing Filing, which shall be mutually agreed upon by the Company and FLAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5    Tax Matters.

(a)    Tax Treatment.

(i)    The Parties agree that the Transactions, including the Company Share Exchange together with the Merger, are undertaken as part of a prearranged integrated plan. The Parties accordingly intend that for U.S. federal income Tax (and applicable U.S. state and local) purposes the Company Share Exchange together with the Merger constitute (A) a Tax-deferred exchange within the meaning of Section 351(a) of the Code and (B) a Tax-deferred exchange that satisfies the exception to Section 367(a)(1) of the Code set forth in the Treasury Regulation Section 1.367(a)-3(b) (together with the treatment of the issuance of the Earnout Shares (other than the Earnout RSUs) under this Section 5.5(a), the “Intended Holdco Exchange Tax Treatment”). The Parties further agree to treat the issuance of the Earnout Shares to the holders of Holdco Shares pursuant to Section 2.7 as complying with Rev. Proc. 84-42, 1984-1 C.B. 521, and the issuance of Earnout Shares shall be effected in accordance with Rev. Proc. 84-42. The Parties shall prepare and file all U.S. Tax Returns consistent with the U.S. Intended Holdco Exchange Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(ii)    The Parties intend that for U.S. federal income Tax (and applicable U.S. state and local Tax) purposes the Domestication constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Intended Domestication Tax Treatment”). The Parties shall prepare and file all U.S. Tax Returns consistent with the Intended Domestication Tax Treatment and shall not take any inconsistent position on any U.S. Tax Return, or during the course of any Proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(iii)    The Parties intend that for U.S. federal income Tax (and applicable U.S. state and local Tax) purposes (A) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (B) the FLAC Shareholder Redemption be treated as a transaction occurring separately from the “reorganization” described in clause (A) of this paragraph ((A) and (B), collectively the “Intended Merger Tax Treatment,” and together with the Intended Holdco Exchange Tax Treatment and the Intended Domestication Tax Treatment, the “Intended Tax Treatment”). The Parties shall prepare and file all U.S. Tax Returns consistent with the Intended Merger Tax Treatment and shall not take any inconsistent position on any U.S. Tax Return, or during the course of any Proceeding with respect to Taxes, unless either (A) FLAC determines, in consultation with Goodwin Procter LLP (or other nationally recognized Tax counsel), that the Merger does not qualify for the Intended Merger Tax Treatment due to an inability to satisfy the requirements under Treasury Regulations Section 1.368-1(d)(3) or (B) otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(iv)    The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) in respect of the Transactions. The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(b)    Tax Matters Covenants; Tax Cooperation.

(i)    Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing FLAC Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Holdco’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “GILTI” income under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder.

(ii)    Holdco acknowledges that any Pre-Closing FLAC Holder who owns five percent (5%) or more of the shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any Pre-Closing FLAC Holder made following the Final Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such Pre-Closing FLAC Holder such information as it reasonably requests in connection with such Pre-Closing FLAC Holder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Pre-Closing FLAC Holder with the information reasonably requested by such Pre-Closing FLAC Holder for purposes of determining whether there has been a gain “triggering event” under the terms of such Pre-Closing FLAC Holder’s gain recognition agreement.

(iii)    Following the Final Closing Date, (A) Holdco shall, or shall cause FLAC to, comply with the Tax reporting obligations of Treasury Regulations 1.368-3 and 1.367(a)-3(c)(6) and (B) Holdco shall not permit FLAC to liquidate or to be treated as liquidating for U.S. federal income Tax purposes.

(iv)    Within ninety (90) days after the end of each taxable year of Holdco, Holdco shall (A) determine its status as a PFIC, (B) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a “foreign corporation” within the meaning of Section 7701(a) of the Code, but only if Holdco determines that it was a PFIC for such taxable year and (C) make such PFIC status determinations available to the shareholders of Holdco electronically.

Section 5.6    Exclusive Dealing.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause Holdco and the other Group Companies and instruct and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify FLAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep FLAC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately, and shall cause the other Group Companies and its and their respective Representatives to, cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than FLAC) conducted prior to or as of the date of this Agreement by the Company or any of its Subsidiaries that would reasonably be expected to lead to a Company Acquisition Proposal or the matters described in clause (iv) above, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies in violation of this Section 5.6(a) will be deemed to be a breach of this Section 5.6(a) by the Group Companies.

(b)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall not, and shall instruct and use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any FLAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a FLAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a FLAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of FLAC (or any Affiliate or successor of FLAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. FLAC agrees to (A) notify the Company promptly upon receipt of any FLAC Acquisition Proposal by FLAC, and to describe the material terms and conditions of any such FLAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such FLAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. FLAC shall immediately, and shall cause its Representatives to, cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date of this Agreement by FLAC that would reasonably be expected to lead to a FLAC Acquisition Proposal or the matters described in clause (iv) above, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of FLAC or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential FLAC Acquisition Proposal. For clarity, any actions taken by any of the Representatives of FLAC in violation of this Section 5.6(b) will be deemed to be a breach of this Section 5.6(b) by FLAC.

Section 5.7    Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, FLAC, Holdco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Holdco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of FLAC which will be included therein as a prospectus in connection with the registration under the Securities Act of the Holdco Shares to be issued in the Company Share Exchange and in the Merger and which will be used as a proxy statement for the FLAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by FLAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of FLAC, Holdco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of the receipt of any comments of the SEC or its staff (with the Parties reasonably cooperating with each other with respect to a prompt response to any such comments); (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. FLAC, on the one hand, and the Company and Holdco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for including in any other statement, filing, notice or application made by or on behalf of Holdco to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement in order to disclose material information or to make the statements included therein, in the light of the circumstances under which they are made, not misleading, then (i) such Party shall promptly inform, in the case of FLAC, the Company and Holdco, or, in the case of the Company and Holdco, FLAC thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of FLAC, the Company and Holdco, or, in the case of the Company and Holdco, FLAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Holdco shall file such mutually-agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing FLAC Holders. Holdco and the Company shall as promptly as reasonably practicable advise FLAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Holdco Shares for offering or sale in any jurisdiction, and Holdco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8    FLAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, FLAC shall (a) give notice of and (b) duly convene and hold, a meeting of its shareholders (the “FLAC Shareholders Meeting”) in accordance with the Governing Documents of FLAC, for the purposes of obtaining the FLAC Shareholder Approval and providing holders of FLAC Class A Shares with the opportunity to elect to effect a FLAC Shareholder Redemption. FLAC shall, through the unanimous approval of its board of directors, recommend to its shareholders that they vote their FLAC Shares in favor of (the “FLAC Board Recommendation”): (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”); (ii) adoption and approval of the Merger, along with, in each case, Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); (iii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, if any; (iv) the adoption and approval of each other proposal reasonably agreed by FLAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (v) the adoption and approval of a proposal for the adjournment of the FLAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (v) together, the “Transaction Proposals”); provided that FLAC may postpone or adjourn the FLAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the FLAC Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that FLAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing FLAC Holders prior to the FLAC Shareholders Meeting; provided, further, that, without the consent of the Company, in no event shall FLAC adjourn the FLAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The FLAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. None of the FLAC Board, FLAC or any committee of the FLAC Board shall withdraw or modify, or propose publicly or by formal action of the FLAC Board, any committee of the FLAC Board or FLAC to withdraw or modify, in a manner adverse to the Company, the FLAC Board Recommendation.

Section 5.9    Required Company Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall (a) obtain the Required Company Shareholder Approval, (b) cause each Company Shareholder to grant the Company (or a designee of the Company) with an irrevocable power of attorney permitting and directing the Company (or a designee of the Company), acting on behalf of each such Company Shareholder, and the proxyholders under such power of attorney to execute, or otherwise take such legally permissible action as a result of which the Company may act on behalf of each applicable Company Shareholder in order to execute, (i) the Dutch Deed of Issue Company Share Exchange and (ii) any other Ancillary Documents to which such Company Shareholder is or will be a party (to the extent such Company Shareholder has not yet provided such a power of attorney) and (c) cause each Company Shareholder to take, or otherwise take such legally permissible action as a result of which the Company may act on behalf of such Company Shareholder in order to take, all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange (and any other Transaction to which such Company Shareholder is a party) in accordance with the terms of this Agreement.

Section 5.10    Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Holdco, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the Transactions (including the Merger).

Section 5.11    Conduct of Business of FLAC.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall, and FLAC shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, (i) operate the business of FLAC in the ordinary course in all material respects and in accordance with all applicable Law, (ii) comply with, and continue performing under, their Governing Documents and the Trust Agreement and (iii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of FLAC, taken as a whole.

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FLAC shall not, and FLAC shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.11 of the FLAC Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of Section 5.11(b)(i), Section 5.11(b)(ii), Section 5.11(b)(iii), Section 5.11(b)(vi), Section 5.11(b)(x) or Section 5.11(b)(xv) not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)    adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of FLAC or any of its Subsidiaries;

(ii)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of FLAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of FLAC or any of its Subsidiaries, as applicable;

(iii)    split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)    incur, create or assume any Indebtedness, except for Indebtedness in an amount not to exceed $2,000,000 in the aggregate;

(v)    make any loans or advances to, or capital contributions in, any other Person, other than to, or in, FLAC or any of its Subsidiaries;

(vi)    issue any Equity Securities of FLAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of FLAC or any of its wholly owned Subsidiaries;

(vii)    enter into, renew, modify or revise any FLAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a FLAC Related Party Transaction), other than the entry into any Contract with a FLAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.11(b)(iv);

(viii)    make, change or revoke any Tax classification or other material election concerning Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business.

(ix)    engage in any activities or business or incur any material FLAC Liabilities, other than any activities, businesses or FLAC Liabilities that are otherwise permitted under this Section 5.11 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement, the Company Support Agreement or any Ancillary Document) or consented to by the Company pursuant to this Section 5.11);

(x)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xii)    incorporate, form or organize any new direct or indirect Subsidiary of FLAC or engage in any new line of business that is materially different from the general nature of the businesses of FLAC as of the date of this Agreement;

(xiii)    other than in the ordinary course of business, (A) enter into, amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms) or (B) waive any material benefit or right under any material Contract;

(xiv)    enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by FLAC in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on FLAC;

(xv)    change FLAC’s methods of accounting in any material respect, other than changes that are (i) made in accordance with PCAOB standards, (ii) required by changes in applicable Law or GAAP, or (iii) required by FLAC’s auditors;

(xvi)    enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions in the ordinary course of business; or

(xvii)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

(c)    Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of FLAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, FLAC from using the funds held by FLAC outside the Trust Account to pay any FLAC Expenses or FLAC Liabilities or from otherwise distributing or paying over any funds held by FLAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12    Nasdaq Listing. The Company shall cause Holdco to, and Holdco shall, use its reasonable best efforts to cause Holdco Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and FLAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Final Closing Date and to cause Holdco to satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 5.13    Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, FLAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders pursuant to the FLAC Shareholder Redemption, (B) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to FLAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14    FLAC Indemnification; Directors’ and Officers’ Insurance.

(a)    All rights to indemnification or exculpation now existing in favor of the directors and officers of FLAC, as provided in the Governing Documents of FLAC or otherwise in effect as of immediately prior the Effective Date, in either case, solely with respect to any matters occurring on or prior to the Effective Date, shall survive the Transactions and shall continue in full force and effect from and after the Effective Date for a period of six (6) years. FLAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, FLAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Governing Documents of FLAC or other applicable agreements as in effect immediately prior the Effective Date. The indemnification and liability limitation or exculpation provisions of the Governing Documents of FLAC shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Date, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Date, or at any time prior to such time, were directors or officers of FLAC (the “FLAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Date and relating to the fact that such FLAC D&O Person was a director or officer of FLAC immediately prior the Effective Date, unless such amendment, repeal or other modification is required by applicable Law.

(b)    FLAC shall not have any obligation under this Section 5.14 to any FLAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such FLAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    Prior to the Effective Date, FLAC shall purchase and will cause the Group Companies to maintain, for a period of six (6) years after the Effective Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of FLAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Date (the “FLAC D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under FLAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that FLAC shall not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement. In the event that the premium for the FLAC D&O Tail Policy exceeds 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement, FLAC shall purchase the maximum coverage available for 300% of the most recent annual premium paid by FLAC prior to the date of this Agreement.

(d)    If FLAC or any of its successors or assigns shall (i) merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FLAC shall assume all of the obligations set forth in this Section 5.14.

(e)    The FLAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of FLAC.

Section 5.15    Company Indemnification; Directors’ and Officers’ Insurance.

(a)    All rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Date, in either case, solely with respect to any matters occurring on or prior to the Effective Date, shall survive the Transactions and shall continue in full force and effect from and after the Effective Date for a period of six (6) years. Holdco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Holdco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Date. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Date or at any time prior to the Effective Date, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Date, unless such amendment, repeal or other modification is required by applicable Law.

(b)    None of the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    Holdco shall use reasonable best efforts to include and, from and after the Closing, maintain, or cause to be included and so maintained, within Holdco’s directors’ and officers’ liability insurance policy or policies with respect to matters occurring on or after the Effective Date, coverage in commercially reasonable terms, including “prior acts” for the benefit of directors and officers of the Company who are currently covered by any comparable insurance policies as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Date (“Prior Acts Coverage”). If, after reasonable best efforts by Holdco prior to the Closing, Holdco is not able to include such Prior Acts Coverage within Holdco’s directors’ and officers’ liability insurance policy or policies from and after the Closing, then the Company shall purchase, at or prior to the Closing, and Holdco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Date (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Group Companies shall be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 300% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d)    If the applicable Group Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of such Group Company shall assume the appropriate obligations set forth in this Section 5.15.

(e)    The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Group Companies.

Section 5.16    Post-Closing Directors and Officers.

(a)    Holdco shall, subject to applicable Nasdaq listing requirements, take all necessary action and cause that, effective as of the Holdco Reorganization, (i) the Holdco Board shall consist of up to nine (9) directors, with one (1) executive director serving an initial term expiring at the third annual general meeting of Holdco to occur after the Closing and up to eight (8) non-executive directors who shall serve staggered multi-year terms, expiring at the first, second and third annual general meetings of Holdco to occur after the Closing, with the allocation of such terms among such non-executive directors to be determined by mutual agreement between the Company and FLAC following the date of this Agreement; (ii) the members of the Holdco Board are the Persons determined in accordance with Section 5.16(b) (the “Holdco Board Appointments”); (iii) the members of the compensation committee, audit committee and nominating and corporate governance committee of the Holdco Board shall be the non-executive directors determined in accordance with Section 5.16(c); and (iv) the officers of Holdco (the “Officers”) shall be the individuals determined in accordance with Section 5.16(d).

(b)    As promptly as practicable following the date of this Agreement, and in any event within sufficient time to allow for customary due diligence and background checks on the designated individuals prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, (i) FLAC shall identify two (2) individuals to serve as non-executive directors on the Holdco Board who must (A) be reasonably acceptable to the Company to serve as non-executive directors on the Holdco Board immediately after the Holdco Reorganization and (B) qualify as “independent” pursuant to Nasdaq listing standards (the “FLAC Designees”), and (ii) the Company shall identify up to seven (7) individuals to serve as directors, including one executive director and up to six (6) non-executive directors, on the Holdco Board, immediately after the Effective Date (the “Company Designees” and, together with the FLAC Designees, the “Designees”), such Company Designees anticipated to include the individuals identified on Section 5.16(b) of the Company Disclosure Schedules, in all cases subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks. FLAC and the Company will agree in good faith on the initial terms of service for each of the FLAC Designees and Company Designees. Prior to the Effective Date, the Company shall name such Company Designees whose names are not identified on Section 5.16(b) of the Company Disclosure Schedules and may replace any Company Designee whose names are identified on Section 5.16(b) of the Company Disclosure Schedules, in each case with such Company Designee being reasonably acceptable to FLAC, which designation shall be made by written notice and subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks.

(c)    Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, FLAC and the Company shall designate the Designees to serve as members of the compensation committee, the audit committee and the nominating and corporate governance committee of the Holdco Board, immediately after the Effective Date, subject to applicable listing rules of Nasdaq and applicable Law. In the event that any Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a committee member, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, FLAC and the Company shall jointly replace such Designee with another Designee to serve as such committee member.

(d)    The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Holdco Reorganization, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing FLAC Holders, the Company may, with the prior written consent to FLAC (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer.

(e)    At or prior to the Closing, FLAC shall deliver to the Company and Holdco evidence reasonably acceptable to the Company and Holdco that the members of the FLAC Board and the officers of FLAC, in each case immediately prior to the Closing shall have resigned with effect as of immediately preceding the Effective Date.

(f)    Effective as of the Effective Date and as a result of the Merger, the directors and officers of Merger Sub immediately prior to the Effective Date shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 5.17    PCAOB Financials.

(a)    As promptly as reasonably practicable, the Company shall deliver to FLAC and Holdco (i) the final audited Company Financial Statements and the unaudited consolidated statements of financial position of the Group Companies as of June 30, 2022 and June 30, 2021 and the related unaudited consolidated statements of statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows of the Group Companies for each of the six-month periods then ended and the related notes thereto (the “Closing Financial Statements”), and (ii) any other audited or unaudited consolidated statements of financial position and the related audited or unaudited consolidated statements profit or loss and other comprehensive income, changes in equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by FLAC or Holdco with the SEC in connection with the Transactions. All such financial statements (A) will fairly present in all material respects the financial position of the Group Companies as at the date of the statement of financial position, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)    The Parties shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any other Party, each other Party in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by FLAC or Holdco with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18    Conduct of Business of Holdco(a) . Except as set forth on Section 5.18 of the Company Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Holdco shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are required by the SEC or Nasdaq in connection with the Transactions, (d) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (e) those that are consented to in writing by FLAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.19    Holdco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Holdco Board shall approve and adopt the Holdco Long-Term Incentive Plan (the “Holdco Equity Incentive Plan”) (subject to its approval by the Holdco Shareholders), substantially in the form attached hereto as Exhibit J, and with any changes or modifications thereto as the Company and FLAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FLAC, as applicable), in the manner prescribed under applicable Laws, effective as of the Final Closing Date. The Holdco Equity Incentive Plan shall reserve a number of Holdco Shares for grant thereunder equal to the sum of (a) thirteen percent (13%) of the aggregate number of Holdco Shares outstanding immediately following the Effective Date after giving effect to the Company Share Exchange, exercise of the Company Issuance Rights, the Merger, the PIPE Financing and the other Transactions contemplated hereby (but not, for the avoidance of doubt, exercise of any Holdco Warrants), which aggregate number of Holdco Shares in this clause (a) shall be inclusive of Holdco Shares underlying the Rollover Company Options granted pursuant to Section 2.6, plus (b) the maximum number of Holdco Shares that may be issued as Earnout RSUs; provided that the number of Holdco Shares initially reserved for grant under the Holdco Equity Incentive Plan shall be increased annually on January 1 of each calendar year, starting on the first January 1 after Closing (or on the Closing Date, if Closing occurs after January 1, 2023), by five percent (5%) of the then issued and outstanding Holdco Shares or such lower number as may be determined by the Holdco Board. Holdco Shares reserved under the Holdco Equity Incentive Plan pursuant to clause (b) of the preceding sentence shall be available to be issued only with respect to Earnout RSUs and to the extent Earnout RSUs are forfeited or do not become issuable, such Holdco Shares shall not be available for issuance pursuant to other awards.

Section 5.20    PIPE Subscriptions. Unless otherwise approved in writing by FLAC or Holdco, as the case may be, neither Holdco nor FLAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement shall remain bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Holdco Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, each of Holdco and FLAC shall use its respective reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdco the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Holdco and FLAC shall give each other prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement; (ii) of any material breach or material default to the knowledge of Holdco or FLAC, as the case may be (or any event or circumstance that, to the knowledge of Holdco or FLAC, as the case may be, with or without notice, lapse of time or both, would be reasonably likely to give rise to any such breach or default) by any party to any Subscription Agreement; (iii) of the receipt by Holdco or FLAC of any written notice or other written communication from any PIPE Investor with respect to any actual or threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor; and (iv) if Holdco does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Section 5.21    EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. If the Parties determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and to do such things that such Party deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company or Holdco to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.

Section 5.22    Employee Stock Purchase Plan. Upon the election of the Company, the Parties will cooperate in good faith and agree upon the form of an employee stock purchase plan designed to allow eligible employees to purchase Holdco Shares at periodic intervals with their accumulated payroll deductions (the “ESPP”), to be adopted by Holdco prior to the Closing and effective as of the Closing. In case so adopted, the ESPP will (a) with respect to U.S. employees, be intended to be an employee stock purchase plan under Section 423 of the Code, (b) provide for a maximum number of Holdco Shares authorized for sale thereunder not to exceed a specified percentage of the aggregate number of Holdco Shares outstanding immediately following the Effective Date after giving effect to the Company Share Exchange, exercise of the Company Issuance Rights, the Merger, the PIPE Financing and the other Transactions contemplated hereby (but not, for the avoidance of doubt, exercise of any Holdco Warrants), subject to annual increases of not more than a percentage of such aggregate number of Holdco Shares, in each case with such maximum percentages to be agreed between Holdco and FLAC following the date of this Agreement, (c) provide for purchase and offering periods to be implemented from time to time, (d) contemplate a purchase price per Holdco Share thereunder of no less than the lower of (i) 85% of the closing trading price per Holdco Share on the first day of an applicable offering period or (ii) 85% of the closing trading price per Holdco Share on the applicable purchase date, and (e) provide that all of an employee’s ESPP options may not vest and become exercisable with respect to more than $25,000 worth of Holdco Shares (measured as of the date of grant) per year.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 6.1    Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists, of the following conditions:

(a)    the applicable waiting period (and any extension(s) thereof) relating to the Transactions shall have expired or been terminated and any other applicable Consent shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable, so that the Transactions are deemed to be cleared, approved or consented to under any applicable Antitrust Law;

(b)    no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition, in each case preventing the consummation of the Transactions, shall be in effect;

(c)    the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued under the Securities Act and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)    the Required FLAC Shareholder Approval shall have been obtained;

(e)    the Required Company Shareholder Approval shall have been obtained;

(f)    (i) Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been approved such that, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq, (ii) Holdco shall not have received any notice of non-compliance therewith, and (iii) the Holdco Shares and Holdco Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(g)    the size and composition of Holdco Board shall be as contemplated under Section 5.16; and

(h)    after giving effect to the Transactions (including the PIPE Financing and the FLAC Shareholder Redemption), Holdco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Date.

Section 6.2    Other Conditions to the Obligations of FLAC. The obligations of FLAC to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by FLAC, of the following further conditions:

(a)    (i) the Company Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “Company Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the Company Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), other than de minimis inaccuracies; and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the Company Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a Company Material Adverse Effect;

(b)    the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(d)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FLAC the following documents:

(i)    a certificate duly executed by an authorized officer of the Company, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied; and

(ii)    the Investor Rights Agreement duly executed by the Company and the IRA Shareholders.

Section 6.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, of the following further conditions:

(a)    the Aggregate Cash Proceeds shall be equal to or greater than $250,000,000;

(b)    (i) the FLAC Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by any limitation as to “materiality,” “FLAC Material Adverse Effect” or similar limitation, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the FLAC Capitalization Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “FLAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), other than de minimis inaccuracies; and (iii) the representations and warranties of FLAC set forth in Article 4 (other than the FLAC Fundamental Representations and the FLAC Capitalization Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “FLAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a FLAC Material Adverse Effect;

(c)    FLAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by FLAC under this Agreement at or prior to the Closing;

(d)    at or prior to the Closing, FLAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)    a certificate duly executed by an authorized officer of FLAC, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied; and

(ii)    the Investor Rights Agreement duly executed by FLAC, the Sponsor and any other FLAC Related Party party thereto.

Section 6.4    Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement. FLAC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by FLAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of FLAC and the Company;

(b)    by FLAC, if any of the representations or warranties of the Company set forth in Article 3 shall not be true and correct or if Holdco or the Company has failed to perform or comply with any of their respective covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by FLAC, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to FLAC if FLAC is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(b) or Section 6.3(c) from being satisfied;

(c)    by the Company, if any of the representations or warranties of FLAC set forth in Article 4 shall not be true and correct or if FLAC has failed to perform or comply with any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.3(b) or Section 6.3(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to FLAC by the Company, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)    by either FLAC or the Company, if the Transactions shall not have been consummated on or prior to December 11, 2022 (the “Termination Date”); provided that if the Registration Statement / Proxy Statement filed pursuant to Section 5.7 is not declared effective by November 1, 2022, then the Termination Date will be automatically extended by sixty (60) days to February 9, 2023; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a Party if such Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

(e)    by either FLAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable; or

(f)    by either FLAC or the Company if the FLAC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, the FLAC Shareholders have duly voted and the Required FLAC Shareholder Approval was not obtained.

Section 7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3, this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect (a) any Liability on the part of any Party for actual fraud or Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or (b) any Person’s Liability under any Subscription Agreement, the Confidentiality Agreement, the Company Support Agreement or the Sponsor Support Agreement to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1    Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Date, except for those covenants and agreements that, by their express terms, contemplate performance after the Effective Date.

Section 8.2    Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) FLAC and the Company prior to Closing and (b) Holdco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 8.3    Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) FLAC and the Company prior to the Closing and (b) Holdco and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the approval of this Agreement by the shareholders of the Company, Holdco or FLAC; provided that after any such shareholder approval, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the shareholders of the Company or FLAC without such further approval or authorization.

Section 8.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)    If to FLAC, to:

Frazier Lifesciences Acquisition Corporation

Two Union Square

601 Union St., Suite 3200

Seattle, Washington 98101

Attention:	James N. Topper
David Topper
E-mail:	james@frazierhealthcare.com
david.topper@frazierhealthcare.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:	Jocelyn M. Arel
Jacqueline Mercier
E-mail:	jarel@goodwinlaw.com
jmercier@goodwinlaw.com

(b)    If to the Company or, after the Closing, Holdco, to:

c/o NewAmsterdam Pharma B.V.

20803 Biscayne Boulevard

Suite 105

Aventura, FL 33180

Attention:	Michael Davidson
E-mail:

with a copy (which shall not constitute notice) to:

c/o NewAmsterdam Pharma B.V.

c/o NewAmsterdam Pharma Holding B.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention:	Michael Davidson, Chief Executive Officer
E-mail:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Jack S. Bodner
Kerry S. Burke
Brian K. Rosenzweig
Facsimile:	646-441-9079
E-mail:	jbodner@cov.com
kburke@cov.com
brosenzweig@cov.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Companies Act shall apply to the Merger and applicable Dutch Law shall apply to the Company Share Exchange and the Holdco Reorganization).

Section 8.6    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and FLAC shall pay, or cause to be paid, all Unpaid FLAC Expenses and (b) if the Closing occurs, then FLAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid FLAC Expenses.

Section 8.7    Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means a calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) mean, when used with reference to documents or other materials required to be provided or made available to FLAC, any documents or other materials posted to the electronic data room located at www.dfsvenue.com under the project name “Project Yankee” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) the expression “ordinary course of business” means in the ordinary and usual course of the Company’s or FLAC’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided that, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (i) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for FLAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; (m) all references to any Law will be to such Law as consolidated, replaced, revised, amended or supplemented from time to time, and the rules or regulations thereunder; and (n) all references to any Contract are to that Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Company Support Agreement or the Sponsor Support Agreement, the terms of this Agreement shall prevail in each case.

Section 8.8    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, shall form an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the FLAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FLAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FLAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, this Section 8.9 and Section 8.13. Each of the Non-Party Affiliates shall be an express third-party beneficiary of this Section 8.9 and Section 8.13.

Section 8.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.11    Counterparts; Electronic Signatures. This Agreement and each Ancillary Document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12    Knowledge of Company; Knowledge of FLAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, solely in their respective capacities as directors, officers or employees of the Company, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to FLAC’s knowledge,” “to the knowledge of FLAC” and “known by FLAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the FLAC Disclosure Schedules, solely in their respective capacities as directors, officers or employees of FLAC, as applicable, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the FLAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13    No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the FLAC Non-Party Affiliates, in the case of FLAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, FLAC or any Non-Party Affiliate concerning any Group Company, FLAC, this Agreement or the Transactions, other than in the case of actual fraud.

Section 8.14    Extension; Waiver. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15    Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

Section 8.16    Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any such Ancillary Document or any of the Transactions (except, in the case of any Ancillary Documents referenced in the foregoing clauses (a) and (b) where such Ancillary Document expressly provides that a different court shall have jurisdiction with respect to matters pertaining to such Ancillary Document, in which case any such Proceedings to the extent arising under such Ancillary Document shall be brought in accordance with the provisions thereof), and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Subject to the exceptions in the foregoing sentence, each Party irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereby agrees that service of process upon such Party in any Proceeding contemplated by this Section 8.17 shall be effective if notice is given in accordance with Section 8.4.

Section 8.18    Trust Account Waiver. Reference is made to the final prospectus of FLAC, filed with the SEC (File No. 333-250858) on December 10, 2020 (the “Prospectus”). The Company acknowledges, agrees and understands that FLAC has established a Trust Account containing the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO, including interest accrued from time to time thereon (the “Trust Account”) for the benefit of public shareholders of FLAC (including overallotment shares acquired by FLAC’s underwriters, the “Public Shareholders”), and FLAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of FLAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Holdco, and Merger Sub hereby agrees on behalf of itself and its respective Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, Holdco, Merger Sub or their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FLAC or any of its Representatives, on the one hand, and the Company, Holdco, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company, Holdco and Merger Sub, on behalf of itself and its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that the Company, Holdco, Merger Sub or any of their Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with FLAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with FLAC or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

By:	/s/ James N. Topper
Name:	James N. Topper
Title:	Chief Executive Officer

NEWAMSTERDAM PHARMA HOLDING B.V.

By:	/s/ Michael H. Davidson
Name:	Michael H. Davidson
Title:	Chief Executive Officer

NEWAMSTERDAM PHARMA COMPANY B.V.

By:	/s/ Louise Kooij
Name:	LouFré Management B.V.
represented by LouFré Holding B.V. represented by Louise Kooij
Title:	Sole Director

NEWAMSTERDAM PHARMA INVESTMENT CORPORATION

By:	/s/ Louise Kooij
Name:	LouFré Management B.V.
represented by LouFré Holding B.V. represented by Louise Kooij
Title:	Sole Director

[Signature Page to Business Combination Agreement]

Annex A

Supporting Company Shareholders

[Annex A]

Annex B

PIPE Investors

[Annex B]

B-1

Annex C

IRA Shareholders

[Annex C]

Exhibit A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (THIS “AGREEMENT”) IS MADE ON JULY 25, 2022 BY AND AMONG

1.	Those holders of shares in the capital of the Company (the “Company Shares”) listed in Schedule A attached hereto (the “Company Shareholders”);

2.

NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in Naarden and registered office at Gooimeer 2 35, 1411 DC Naarden, the Netherlands, and registered with the Dutch trade register under number 76133141 (the “Company”);

3.

NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in Naarden and registered office at Gooimeer 2 35, 1411 DC Naarden, the Netherlands, and registered with the Dutch trade register under number 86649051 (“Holdco”);

4.	NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”); and

5.	Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC” and, together with the Company Shareholders, the Company, Holdco and Merger Sub, the “Parties”).

WHEREAS

A.	Each Company Shareholder has sole voting power with respect to the number and type of Company Shares indicated opposite such Company Shareholder’s name on Schedule A attached hereto.

B.

The Company Shareholders and the Company are parties to a Shareholders’ Agreement with regard to their respective shareholdings in the Company, dated 11 January 2021 (as amended or supplemented from time to time, the “SHA”).

C.

Concurrently with the effectiveness of this Agreement, the Company, Holdco, Merger Sub and FLAC are entering into a Business Combination Agreement (as amended or supplemented from time to time, the “BCA”), pursuant to and subject to the terms and conditions of which, the Company, Holdco, FLAC and Merger Sub are required, among other matters, to consummate the transactions contemplated thereby (collectively, the “Transactions”), including the following:

a)

Company Share Exchange – Each holder of Company Shares will enter into one or more notarial deeds of issue with Holdco (each, a “Deed of Issue”) under which (i) Holdco shall issue to each such holder a number of Holdco ordinary shares (“Holdco Shares”) to which such holder is entitled pursuant to the applicable provisions of the BCA and (ii) in fulfilment of such holder’s respective obligations to pay up the respective Holdco Shares issued to such holder under such Deed of Issue by payment in kind, such holder shall contribute and transfer all of its Company Shares to Holdco (the “Company Share Exchange”).

b)

Holdco reorganization – Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association to be suitable for a company whose shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”).

c)

Merger – Merger Sub shall merge with and into FLAC, with FLAC surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”). By virtue of the Merger (i) each of FLAC’s Class A ordinary shares, par value $0.0001 (the “FLAC Class A Shares”), and FLAC’s Class B ordinary shares, par value $0.0001, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically cancelled and extinguished in exchange for one Holdco Share and (ii) each warrant to purchase one or more FLAC Class A Shares that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire FLAC Class A Shares and shall automatically represent, immediately following the Effective Time, a right to acquire an equivalent number of Holdco Shares pursuant to a warrant assumption agreement to be entered into by Holdco immediately prior the Effective Time.

d)

Domestication – Immediately after the Effective Time, the separate existence of Merger Sub shall cease and FLAC shall continue as the surviving entity of the Merger (the “Surviving Company”), and the Surviving Company shall domesticate as a Delaware corporation.

e)	Nasdaq listing – Effective upon the Merger and upon satisfaction of all initial listing requirements, the Holdco Shares shall become listed on Nasdaq.

f)

PIPE financing – Certain investors shall subscribe for and purchase, and Holdco shall issue and sell to those investors, an aggregate number of Holdco Shares in exchange for a purchase price of $10.00 per Holdco Share, substantially concurrently with the closing of the Merger (the “Closing”).

g)

Ancillary Documents – The relevant parties shall enter into such other agreements, documents, instruments or certificates contemplated by the BCA to be executed by the Company, Holdco, FLAC and Merger Sub, as applicable (the “Ancillary Documents”).

D.	In order to facilitate the consummation of the Transactions, the Parties are entering into this Agreement.

THE PARTIES NOW HEREBY AGREE AS FOLLOWS

1	INTERPRETATION

1.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.2	Terms that are defined in the singular have a corresponding meaning in the plural and vice versa.

1.3	Words denoting a gender include each other gender.

1.4	Except as otherwise required by law, the terms “written” and “in writing” include by use of electronic means of communication.

1.5	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.6

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.7	The words “include”, “included” and “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.8	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

1.9	Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the BCA.

2	CONDITIONALITY

2.1	In this Agreement, the “Conditions” are the following conditions precedent:

a.	the approval of the BCA by the Company Board;

b.

the execution of this Agreement by Company Shareholders collectively constituting the Investor Majority (as defined in the SHA), thereby granting their prior written consent to this Agreement becoming effective; and

c.	the execution of the BCA by the Company, Holdco, Merger Sub and FLAC.

3	UNDERTAKINGS

3.1

Subject only to the satisfaction of the Conditions, and unless the Expiration Time (as defined below) shall have occurred, each Company Shareholder hereby irrevocably and unconditionally undertakes vis-à-vis each of the Company, Holdco, FLAC and each other Company Shareholder to:

a.

appear at any meeting of the holders of Company Shares, or any adjournment or postponement thereof, with respect to the approval of the BCA, any of the Transactions, or any other matters necessary or reasonably requested by the Company for consummation of the Transactions with respect to the Company Shares held by such Company Shareholder, or otherwise cause such Company Shares to be counted as present thereat for purposes of calculating a quorum, and vote (or cause to be voted) (i) in favour of approval of the BCA, the Company Share Exchange, and any other matters necessary or reasonably requested by the Company for consummation of the Transactions, and (ii) against any proposal that conflicts or materially impedes or interferes therewith, including any Company Acquisition Proposal, or would adversely affect or delay the consummation of the Transactions;

b.

if so required or applicable, execute and deliver to the Company, a written consent voting all Company Shares held by such Company Shareholder in favour of approval of the BCA, the Company Share Exchange, and any other matters necessary or reasonably requested by the Company for consummation of the Transactions; and

c.

take all necessary or desirable actions in connection with the Transactions to consummate the Company Share Exchange (and any other Transaction to which such Company Shareholder is a party) in accordance with the terms of the BCA.

3.2

Each Company Shareholder hereby irrevocably and unconditionally undertakes vis-à-vis each of the Company, Holdco, FLAC and each other Company Shareholder, to execute and deliver, immediately following the execution of this Agreement by such Company Shareholder, an irrevocable power of attorney substantially in the form attached hereto as Schedule B (the “Power of Attorney”) and to have such Power of Attorney notarized, apostilled or accompanied by confirmations from local counsel in accordance with the instructions set forth underneath the signature block thereof, provided, however, that such Power of Attorney (and the performance of any act pursuant thereto) shall be subject only to the satisfaction of the Conditions.

4	RESTRICTIONS ON TRANSFER

4.1	Each Company Shareholder agrees that, prior to the Expiration Time (as defined below), he, she or it shall:

a.

only sell, assign, transfer or otherwise dispose of any Company Shares (collectively, a “Transfer”) (i) in compliance with all applicable securities Laws, (ii) in compliance with the Governing Documents of the Company, (iii) in compliance with the BCA and the SHA and (iv) if, prior to such Transfer, each transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Company Shareholder” hereunder; provided that any subsequent transfer of Company Shares by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this Clause 4 to the same extent as if each such transferee were a Company Shareholder; and

b.

not, directly or indirectly, (i) pledge, encumber or create a Lien on any Company Shares or enter into any contract, option, commitment or other arrangement or understanding with respect to the foregoing; (ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any of the Company Shares held by such Company Shareholder; (iii) enter into, or deposit any of such Company Shares into, a voting trust or take any other action which would, or would reasonably be expected to, result in a diminution of the voting power represented by any of the Company Shares held by such Company Shareholder; or (iv) commit or agree to take any of the foregoing actions.

4.2	Each Company Shareholder agrees to promptly notify FLAC in writing of any changes or updates to Schedule A hereto as it relates to such Company Shareholder after the date hereof.

5	REPRESENTATIONS AND WARRANTIES

Each Company Shareholder hereby represents and warrants to the Company, Holdco, Merger Sub and FLAC as follows:

5.1	Such Company Shareholder has the full power and authority to execute and deliver this Agreement and to perform such Company Shareholder’s obligations hereunder.

5.2

This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivered by the other Parties, constitutes a valid, legal and binding agreement with respect to such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

5.3

Such Company Shareholder owns the number of Company Shares indicated opposite such Company Shareholder’s name on Schedule A attached hereto, free and clear of any Liens (other than Liens created by this Agreement, applicable securities Laws, the Company’s Governing Documents, the SHA, and Permitted Liens), and has sole voting and investment power with respect to such Company Shares. None of such Company Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof, and no Person has any right to acquire from such Company Shareholder any of such Company Shares.

5.4

The execution and delivery of this Agreement by such Company Shareholder, the consummation by such Company Shareholder of the transactions contemplated hereunder and the performance by such Company Shareholder of his, her or its obligations hereunder do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, any Contract or any judgment to which such Company Shareholder is a party or by which such Holder is bound, or any Law to which such Company Shareholder is subject or, in the event that such Company Shareholder is a corporation, company, partnership, limited liability company, joint venture, association, trust, business trust or other entity, any Governing Document of such Company Shareholder, or (ii) require any consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity by such Company Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, qualifications, orders or authorizations or registrations, declarations or filings, would not prevent or impair in any material respect the performance by such Company Shareholder of his, her or its obligations under this Agreement.

5.5

No investment banker, broker, finder, consultant or intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Company Shareholder in connection with its entering into this Agreement.

6	MISCELLANEOUS PROVISIONS

6.1	Amendment

6.1.1	No amendment to this Agreement shall have any force or effect unless it is in writing and signed by all Parties.

6.2	No rescission or nullification

6.2.1

To the extent permitted by law, the Parties hereby waive their rights to rescind or nullify or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, on any grounds whatsoever.

6.3	No transfer, assignment or encumbrance

6.3.1	No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement without the prior written approval of the other Party.

6.4	Term and termination

6.4.1

This Agreement shall remain in full force and effect for an indefinite period, until the earliest to occur of (such earliest time, the “Expiration Time”) (i) the completion of the Company Share Exchange at the Closing, (ii) such date and time as the BCA shall be terminated pursuant to Article 7 thereof and (iii) upon mutual written agreement of the Parties.

6.4.2

In the event of the termination of this Agreement pursuant to Clause 6.5, this entire Agreement shall become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives), except that the provisions of Clause 1, this Clause 6 and Clause 7 shall remain in full force and effect and survive any termination of this Agreement.

6.5	Counterparts

6.5.1	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

6.6	Notices

6.6.1

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

a.	if to the Company, Holdco or Merger Sub:

NewAmsterdam Pharma Holding B.V.;
NewAmsterdam Pharma Company B.V.; and
NewAmsterdam Pharma Investment Corporation
Gooimeer 2 35 1411 DC, Naarden, the Netherlands
Attention: Michael Davidson
Louise Kooij
E-mail:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building 620 Eighth Avenue
New York, NY 10018
Attention: Jack S. Bodner
Kerry S. Burke
Brian K. Rosenzweig
Facsimile: 646-441-9079
E-mail: jbodner@cov.com
kburke@cov.com
brosenzweig@cov.com

b.	if to FLAC:

Frazier Lifesciences Acquisition Corporation
Two Union Square
601 Union St., Suite 3200
Seattle, Washington 98101
Attention: James N. Topper
David Topper
E-mail:	james@frazierhealthcare.com
david.topper@frazierhealthcare.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Jocelyn M. Arel
Jacqueline Mercier
E-mail:	jarel@goodwinlaw.com
jmercier@goodwinlaw.com

c.	if to a Company Shareholder, to the address set forth under such Company Shareholder’s signature on the signature page hereto.

6.7	Capacity as a shareholder

6.7.1

Notwithstanding anything herein to the contrary, each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee, or designee of the such Company Shareholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

7	GOVERNING LAW AND JURISDICTION

7.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

7.2

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the Support Agreement

Forbion Capital Fund IV Coöperatief U.A., represented by:
Name: Forbion IV Management B.V. Title: Director By: FCPM III Services B.V. Title: Director By: H.A. Slootweg Title: Director	Name: Forbion IV Management B.V. Title: Director By: FCPM III Services B.V. Title: Director By: G.J. Mulder Title: Director

Address for notices:

Address:

Attention

E-mail:

With copy to:

Forbion Growth Opportunities Fund I Coöperatief U.A., represented by:
Name: Forbion Growth Management B.V. Title: Director By: D.A.F. Kersten Title: Proxy Holder	Name: Forbion Growth Management B.V. Title: Director By: W.S.J. Joustra Title: Proxy Holder

Signature page to the Support Agreement

NAP PoolCo B.V., represented by:
Name: Forbion International Management B.V. Title: Director Name: H.A. Slootweg Title: Director	Name: Forbion International Management B.V. Title: Director Name: G.J. Mulder Title: Director

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

Morningside Venture Investments Limited, represented by:
Name: F.A.E. Richard Title: Authorized Signatory	Name: J.M. Franklin Title: Authorized Signatory

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

Ascendant BioCapital SPV I, LLC – Series 1, represented by Ascendant BioCapital Fund I GP, LLC, in its turn represented by:
Name: G. Gupta Title: Managing Member

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

Population Health Equity Partners V, L.P., represented by its general partner Population Health Equity Partners V GP, LLC, on its turn represented by:
Name: C. Cox Title: President

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

Kaiser Permanente Group Trust, represented by Kaiser Foundation Health Plan, Inc. and Investment Committee for the Kiser Permanente Retirement Plans, as named fiduciaries for the plans that participate in the Kaiser Permanente Group Trust:

Name: T. Meier Title: Senior Vice President and Treasurer

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

NewAmsterdam Pharma Holding B.V., represented by:
Name: M.H. Davidson Title: CEO	Name: Wester Investments B.V. Title: CSO Name: J.J.P. Kastelein Title: Director

M.H. Davidson

Address for notices:

Address:

Attention

E-mail:

With copy to:

Signature page to the Support Agreement

NewAmsterdam Pharma Company B.V., represented by:
Name: LouFré Management B.V. Title: Director Name: LouFré Holding B.V. Title: Director Name: L.F. Kooij Title: Director

NewAmsterdam Pharma Investment Corporation, represented by:
Name: LouFré Management B.V. Title: Director Name: LouFré Holding B.V. Title: Director Name: L.F. Kooij Title: Director

Signature page to the Support Agreement

Frazier Lifesciences Acquisition Corporation, represented by:

Name: Title:

SCHEDULE A

[Schedule A]

SCHEDULE B

POWER OF ATTORNEY

THE UNDERSIGNED

[Option 1. Principal is a natural person]

[first and given names] [surname], born in [place], [country], on the [day] day of [month] nineteen hundred and [year], residing at [private address], [married/neither married nor registered as partner], holder of a[n] [country][Dutch] passport with number [number] (the “Principal”),

[Option 2. Principal is a legal entity][Note: authority statement to be included in Annex C]

[name entity], a [company] under the laws of [jurisdiction], having its registered office at [address], and registered with the [name foreign companies registrar] under registration number [number] (the “Principal”),

HEREBY DECLARES

1.	Capitalised terms used herein have the meanings ascribed thereto in the support agreement to which this power of attorney is a schedule (the “Support Agreement”).

2.

The Principal grants an irrevocable power of attorney to each individual civil law notary, assigned civil law notary, candidate civil law notary, lawyer, notarial assistant and paralegal working with NautaDutilh N.V. (each: an “Attorney”).

3.

The scope of this power of attorney extends to the performance of the following acts for and on behalf of the Principal, in each case in connection with the consummation of the Transactions, involving in particular (a) the Company Share Exchange, (b) the conversion of Holdco into a public company under Dutch law, (c) the Merger, (d) the domestication of the surviving entity of the Merger, (e) the Holdco Shares becoming listed on Nasdaq and (f) the PIPE financing concurrently with Closing, together with all other actions which are necessary, advisable or customary to implement the Transactions:

a.

to appear before any (assigned) civil law notary of NautaDutilh N.V. (or one of their deputies) as a party to a notarial deed drawn up by NautaDutilh N.V., pursuant to which Holdco (at that time still in the legal form of a private company with limited liability) will issue shares in its capital to the Principal, and the Principal will acquire shares in the capital of Holdco, by way of a capital increase against contribution in kind of all shares, irrespective of class or designation, held by the Principal at the time of such contribution in the capital of the Company;

b.

if applicable, to sign, execute and deliver on behalf of the Principal, in connection with consummation of the Transactions, a private deed of transfer of shares in the capital of Holdco (at that time converted into the legal form of a public company with limited liability) drawn up by NautaDutilh N.V., pursuant to which the Principal’s shares in Holdco’s capital will be transferred by the Principal to the Holdco’s U.S. transfer agent for delivery of those shares in book-entry form on a securities account administered in the Principal’s name, or otherwise at the direction of the Principal;

c.

to appear at any meeting of the holders of Company, or any adjournment or postponement thereof, with respect to the approval of the BCA, any of the Transactions, or any other matters necessary or reasonably requested by the Company for consummation of the Transactions with respect to the Company Shares held by the Principal, or otherwise cause the Principal’s Company Shares to be counted as present thereat for purposes of calculating a quorum, and vote (or cause to be voted) (i) in favour of approval of the BCA, the Company Share Exchange, and any other matters necessary or reasonably requested by the Company for consummation of the Transactions, and (ii) against any proposal that conflicts or materially impedes or interferes therewith, including any Company Acquisition Proposal, or would adversely affect or delay the consummation of the Transactions;

d.

if applicable, to execute and deliver to the Company, a written resolution of the holders of all Company Shares voting in favour of approval of the BCA, the Company Share Exchange, and any other matters necessary or reasonably requested by the Company for consummation of the Transactions; and

e.

to sign, execute and deliver any private and notarial deed, agreement, statement, declaration, form or other document and to perform any other acts, including acts of disposition (beschikkingshandelingen), on behalf of the Principal that an Attorney considers necessary, useful or advisable in connection with the Transactions and the performance of the matters described above.

4.	Each Attorney is authorised to act also as counterparty to the Principal or as an attorney-in-fact of any such counterparty.

5.	This power of attorney is granted with full power of substitution and subject to each Attorney’s right to indemnification for all acts performed under this power of attorney.

6.	The relationship between the Principal and each Attorney under this power of attorney is governed exclusively by the laws of the Netherlands.

(signature page follows)

Signature page to a power of attorney.

[Principal], [represented by]:
Name: Title:	Name: Title:
Date:	Date:

Please observe the following requirements when executing this power of attorney:

•	A copy of a valid passport of each individual signing this power of attorney must be attached.

•

Each signature on this power of attorney must be notarized. If notarized outside the Netherlands, this power of attorney must be apostilled. Alternatively, this process can be completed through a video meeting with a representative of NautaDutilh. Please contact NautaDutilh to set this up (contact details below). During such video conference, the signatory has to (i) show his/her original passport, (ii) sign a printed copy of such passport (by wet ink signature) and (iii) sign a printed copy of this power of attorney (by wet ink signature). Please do not sign the printed copy of the passport and/or this power of attorney in advance of the video conference.

•	This power of attorney must be signed by wet-ink signature (i.e. digital signatures will not be accepted).

•

If the Principal is an entity not incorporated under Dutch law: a lawyer practicing in the country of incorporation of the Principal must issue the confirmation statement substantially in the form of Annex A hereto. If you wish to make changes to this format, please contact NautaDutilh (contact details below).

•

Following execution, please send a scan copy of the signed documents by e-mail, followed by the originals. Please use the following contact details: NautaDutilh N.V., Attn. Marloes van der Laan, Beethovenstraat 400, 1082 PR Amsterdam, The Netherlands, E-mail: Marloes.vanderLaan@nautadutilh.com.

•	Please note that additional KYC-documentation may be requested, all to the satisfaction of the notary.

ANNEX A

[Letterhead counsel]

NautaDutilh N.V.

Attn. P.C.S. van der Bijl / M.L. van der Laan

Beethovenstraat 400

1082 PR Amsterdam

the Netherlands

[Place], [date]

Dear Sir,

I am a [lawyer admitted to the bar of] / [notary practicing in] [jurisdiction].

[name entity], a [company] under the laws of [jurisdiction], having its registered office at [address], and registered with the [name foreign companies registrar] under registration number [number] (the “Company”) has requested me to make the following statements with regard to the power of attorney (the “Power of Attorney”) of which a copy is attached hereto.

For the purposes of making these statements I have reviewed the Power of Attorney, the Company’s organisational documents and such other documents as I have deemed necessary.

I hereby state that [signatory/signatories], at the time of the execution of the Power of Attorney, had the power to represent the Company for the purposes of the execution of the Power of Attorney in the name and on behalf of the Company and that the Company has the power to enter into the transactions described in the Power of Attorney.

Yours sincerely,

[Name counsel]]

Exhibit B

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of July 25, 2022 by and among (i) Frazier Lifesciences Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), (ii) the other holders of FLAC Class B Shares set forth on Schedule I hereto (the “Other Class B Holders” and, together with the Sponsor, collectively, the “Class B Holders”), (iii) Frazier Lifesciences Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (“FLAC”), (iv) NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”), and (v) NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, which was formed by the Company for the sole purpose of consummating the transactions contemplated by the Business Combination Agreement (as defined below), and which shall convert into a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands prior to the Merger (as defined below) (“Holdco”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, FLAC, Holdco, the Company, and NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company and a direct wholly owned subsidiary of Holdco (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) the Company shall cause each Company Shareholder to contribute and transfer each Company Share held by it to Holdco and Holdco shall accept such contribution and in exchange issue to such holder such number of Holdco Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share and (ii) Merger Sub will merge with and into FLAC, with FLAC surviving as a wholly owned subsidiary of Holdco, on the terms and subject to the conditions therein (the “Merger”);

WHEREAS, as of the date hereof, each Class B Holder beneficially owns (as defined in Rule 13d-3 under the Exchange Act), and has sole voting power with respect to the number and type of FLAC Shares, and owns the FLAC Warrants, indicated opposite such Holder’s name on Schedule I attached hereto; and

WHEREAS, as an inducement to FLAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COVENANTS

Section 1.1 Agreement to Vote. Each Class B Holder hereby agrees to appear and vote at any duly called meeting of the shareholders of FLAC (or any adjournment or postponement thereof), provide his, her or its written consent in any action by written resolution of the shareholders of FLAC, or in any other circumstance in which the vote, consent or other approval of the shareholders of FLAC is sought, all of such Class B Holder’s FLAC Shares, and in each such case cause all the FLAC Shares held by such Class B Holder to be counted as present thereat for purposes of calculating a quorum, and vote or provide his, her or its consent: (a) in favor of the Business Combination Agreement and the Transactions, including in favor of each Transaction Proposal, (b) in favor of any other matter reasonably necessary or required to the consummation of the Transactions and considered and voted upon by the shareholders of FLAC and (c) against any proposal that conflicts or materially impedes or interferes therewith, including any FLAC Acquisition Proposal, or would adversely affect or delay the consummation of the Transactions.

Section 1.2 Waivers.

(a) Anti-Dilution Protection. Notwithstanding anything to the contrary in any other agreement or contract to which the Class B Holders are bound, the Class B Holders (for themselves and for their successors, heirs and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waive, to the fullest extent permitted by Law and the Governing Documents of FLAC, and agree not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which FLAC Class B Shares held by the Class B Holders convert into Holdco Shares, whether resulting from the Transactions, the Subscription Agreements or otherwise, so that each FLAC Class B Share held by each Class B Holder issued and outstanding as of immediately prior to the Merger shall convert into one Holdco Share on the Effective Date upon consummation of the Merger.

(b) Redemption Rights. Each Class B Holder hereby waives any and all rights to redeem any FLAC Shares (in connection with the Transactions or otherwise) as set forth in the Governing Documents of FLAC, and shall not elect to cause FLAC to redeem any FLAC Shares beneficially owned or owned of record by the Class B Holders (in connection with the Transactions or otherwise).

Section 1.3 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Date and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 7.1 thereof, each Class B Holder shall not (i) sell, offer to sell, contract or agree to sell, assign, hypothecate, pledge, create a Lien on, grant any option to purchase, transfer, or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement/Proxy Statement), deposit into a voting trust, grant any proxy or power of attorney with respect to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act) with respect to, any FLAC Shares or FLAC Warrants held by such Class B Holder, (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any shares of FLAC Shares or FLAC Warrants held by such Class B Holder (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers from a Class B Holder to and any of such Class B Holder’s Affiliates, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to FLAC a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.4 New Shares. In the event that (a) any FLAC Shares, FLAC Warrants or other Equity Securities of FLAC are issued to any Class B Holder or any of its Affiliates after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, conversion or exchange of FLAC Shares or FLAC Warrants of, on or affecting the FLAC Shares or FLAC Warrants owned by the Class B Holders or otherwise, (b) any Class B Holder purchases or otherwise acquires beneficial ownership of any FLAC Shares, FLAC Warrants or other Equity Securities of FLAC after the date of this Agreement, or (c) any Class B Holder acquires the right to vote or share in the voting of any FLAC Shares or other Equity Securities of FLAC after the date of this Agreement (such FLAC Shares, FLAC Warrants or other Equity Securities issued, purchased or acquired as described in any of the foregoing clauses (a) through (c), collectively, the “New Securities”), then (x) the applicable Class B Holder shall notify FLAC, Holdco and the Company in writing and as promptly as practicable of any such New Securities and (y) such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the FLAC Shares or FLAC Warrants owned by the Class B Holders as of the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Class B Holders. Each Class B holder, severally and not jointly, represents and warrants as of the date hereof to FLAC, the Company and Holdco as follows:

(a) Organization; Due Authorization. Such Class B Holder has the full power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder. If such Class B Holder is an entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Class B Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Class B Holder. This Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Class B Holder.

(b) Ownership. Such Class B Holder is the record and beneficial owner (as defined in the Exchange Act) of, and has good title to the FLAC Shares and FLAC Warrants set forth on Schedule I attached hereto as are opposite the name of such Class B Holder, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such FLAC Shares or FLAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such FLAC Shares or FLAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) FLAC’s Governing Documents, (iii) the Business Combination Agreement, (iv) that certain letter agreement dated December 8, 2020, by and among FLAC, the Sponsor and each of Robert F. Baltera, Michael F. Bigham, Krishna R. Polu, Carol Gallagher and David Topper (the “Voting Letter Agreement”) or (v) any applicable securities Laws. The FLAC Shares and FLAC Warrants set forth on Schedule I attached hereto are the only Equity Securities in FLAC owned of record or beneficially by such Class B Holder on the date of this Agreement, and none of such Class B Holder’s FLAC Shares or FLAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such FLAC Shares or FLAC Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the FLAC Warrants, such Class B Holder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of FLAC or any securities convertible into, or which can be exchanged for, Equity Securities of FLAC.

(c) No Conflicts. The execution and delivery of this Agreement by such Class B Holder does not, and the performance by the Class B Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Class B Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Class B Holder or the Class B Holder’s FLAC Shares or FLAC Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Class B Holder of its, his or her obligations under this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby.

(d) Litigation. There are no Proceedings pending against such Class B Holder, or, to the knowledge of such Class B Holder, threatened against such Class B Holder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Class B Holder of its, his or her obligations under this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby.

(e) No Brokers. No investment banker, broker, finder, consultant or intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Class B Holder in connection with its entering into this Agreement.

(f) Acknowledgment. Such Class B Holder understands and acknowledges that each of FLAC, Holdco and the Company is entering into the Business Combination Agreement in reliance upon such Class B Holder’s execution and delivery of this Agreement.

(g) No Other Representations or Warranties. Except for the representations and warranties made by such Class B Holder in this Article II, neither such Class B Holder nor any other Person makes any express or implied representation or warranty to FLAC, Holdco or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and such Class B Holder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of: (a) the valid termination of the Business Combination Agreement in accordance with Section 7.1 thereof prior to the Closing, (b) the liquidation of FLAC and (c) the written agreement of the Class B Holders, FLAC, Holdco and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 3.2 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding in any such court is brought against such party in an inconvenient forum, (2) the venue of such Proceeding against such party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 3.8 below shall be effective service of process for any such Proceeding.

Section 3.3 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), this being in addition to any other remedy to which such party is entitled at law or in equity, and in each case, without posting a bond or undertaking and without proof of damages. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by FLAC, Holdco, the Company and the Class B Holders. Notwithstanding anything to the contrary contained herein, any holder of Class B Shares may become party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Annex A. In such event, each such Person shall thereafter shall be deemed a Class B Holder for all purposes under this Agreement.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

If to FLAC:

Frazier Lifesciences Acquisition Corporation

Two Union Square

601 Union St., Suite 3200

Seattle, Washington 98101

Attention:     James N. Topper

    David Topper

E-mail:         james@frazierhealthcare.com

    david.topper@frazierhealthcare.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:     Jocelyn M. Arel

    Jacqueline Mercier

E-mail:         jarel@goodwinlaw.com

    jmercier@goodwinlaw.com

If to the Company, Holdco or Merger Sub:

c/o NewAmsterdam Pharma B.V.

20803 Biscayne Boulevard

Suite 105

Aventura, FL 33180

Attention:     Michael Davidson

Email:

with a copy (which shall not constitute notice) to:

c/o NewAmsterdam Pharma B.V.

c/o NewAmsterdam Pharma Holding B.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention:     Michael Davidson, Chief Executive Officer

Email:

and with a copy (which shall not constitute notice) to

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention:     Jack S. Bodner

    Kerry S. Burke

    Brian K. Rosenzweig

E-mail:         jbodner@cov.com

    kburke@cov.com

    brosenzweig@cov.com

If to the Sponsor or any other Class B Holder:

Frazier Lifesciences Sponsor LLC

Two Union Square

601 Union St., Suite 3200

Seattle, Washington 98101

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:     Jocelyn M. Arel

    Jacqueline Mercier

E-mail:         jarel@goodwinlaw.com

    jmercier@goodwinlaw.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Further Assurances. From time to time and without additional consideration, each Class B Holder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as FLAC, Holdco or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

FRAZIER LIFESCIENCES SPONSOR LLC

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

FLAC:

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

OTHER CLASS B HOLDERS:

Robert F. Baltera

Michael F. Bigham

Carol Gallagher

David Topper

Krishna R. Polu

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

NEWAMSTERDAM PHARMA HOLDING B.V.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

HOLDCO:

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Schedule I

Class B Holders

Name of Class B Holder	Number and Type of FLAC Shares Beneficially Owned	FLAC Warrants Beneficially Owned
Sponsor	3,300,000 Class B Shares	—
Robert F. Baltera	30,000 Class B Shares	—
Michael F. Bigham	30,000 Class B Shares	—
Carol Gallagher	30,000 Class B Shares	—
David Topper	30,000 Class B Shares	—
Krishna R. Polu	30,000 Class B Shares	—

[Schedule I to Sponsor Support Agreement]

Exhibit A

Form of Joinder Agreement

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to the Sponsor Support Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Sponsor Support Agreement”), by and among (i) Frazier Lifesciences Sponsor LLC, a Cayman Islands limited liability company, (ii) the other holders of FLAC Class B Shares set forth on Schedule I thereto, (iii) Frazier Lifesciences Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company, (iv) NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and (v) NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Sponsor Support Agreement.

By executing and delivering this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Sponsor Support Agreement as a Class B Holder in the same manner as if the undersigned were an original signatory to the Sponsor Support Agreement. For purposes of the Sponsor Support Agreement and Schedule I thereto, the table below sets forth the name of the undersigned Class B Holder, the number and type of FLAC Shares held by such Class B Holder and the number of FLAC Warrants held by such Class B Holder:

Name of Class B Holder	Number and Type of FLAC Shares Beneficially Owned	FLAC Warrants Beneficially Owned
[Name]	[ ]	[ ]

Accordingly, the undersigned has executed and delivered this Joinder as of the date written below.

Date: [•], 2022

By:
Name:
Title:

Address for Notices:

With copies to:

[Exhibit A to Sponsor Support Agreement]

Exhibit C

FORM OF SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among NewAmsterdam Pharma Company B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a Dutch public limited liability company (naamloze vennootschap) in connection with the Transactions (as defined below) (“New NAP”), Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among FLAC, New NAP, NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”), and NewAmsterdam Pharma Holding B.V., a Dutch private limited company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”), pursuant to which, among other things, all outstanding shares in the capital of the Company will be contributed and transferred to New NAP against issuance by New NAP of shares to existing Company shareholders (the “Contribution”), New NAP will convert into a Dutch public limited liability company (naamloze vennootschap) (the “Conversion”), Merger Sub will merge with and into FLAC with FLAC surviving the merger as a wholly owned subsidiary of New NAP, New NAP will issue certain shares and warrants to existing FLAC shareholders and warrant holders, respectively, and FLAC will redomesticate to Delaware (the “Redomestication”) (the “Business Combination” and together with the Contribution, the Conversion, the Redomestication and the other transactions contemplated hereby and by the Transaction Agreement, the “Transactions”). In connection with the Transactions, FLAC and New NAP are seeking commitments from interested investors to purchase, immediately following the Transactions and substantially concurrently with the closing of the Business Combination, ordinary shares in the capital of New NAP, par value EUR 0.12 per share (the “Shares”), in a private placement (the “Private Placement”) for a purchase price of $10.00 per share (the “Per Share Purchase Price”). Concurrently with the execution of this Subscription Agreement, FLAC and New NAP are entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Business Combination, inclusive of the Subscribed Shares (as defined below), an aggregate amount of up to 23,460,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the Subscribed Shares is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor, New NAP and FLAC each acknowledge and agree as follows:

The decision of the Investor to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of FLAC, New NAP, the Company or any of their respective subsidiaries which may have been made or given by any Other Investor or any other investor or by any agent or employee of any Other Investor or any other investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor or any other investor (or any other person not party to this Agreement) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or any Other Investor pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or any other investor to be joined as an additional party in any proceeding for such purpose. The obligations of Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor or any other investor under the Other Subscription Agreements, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under this Subscription Agreement or any other investor under the Other Subscription Agreements.

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from New NAP and New NAP hereby irrevocably agrees to issue and sell to the Investor, in each case, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (such Shares, the “Subscribed Shares” and such subscription and issuance, the “Subscription”). The Investor acknowledges and agrees that New NAP reserves the right to accept or reject the Investor’s subscription for the Subscribed Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by New NAP only when this Subscription Agreement is signed by a duly authorized person by or on behalf of New NAP; New NAP may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the consummation of the Transactions, the Subscribed Shares that will be purchased by the Investor and issued by New NAP pursuant hereto shall be ordinary shares in the share capital of a Dutch public limited liability company (naamloze vennootschap), provided that, if Dutch law requires the Subscription to occur prior to the Conversion in order to be able to effect the Conversion under Dutch law, Investor shall initially receive ordinary shares in the share capital of a Dutch private limited company (besloten vennootschap met beperkte aansprakelijkheid) that will immediately following the consummation of the Private Placement be converted into the number of ordinary shares in the share capital of a Dutch public limited liability company (naamloze vennootschap) required under this Subscription Agreement.

2. Closing.

(a) The closing of the Subscription contemplated hereby (the “Closing” and the date of which the Closing occurs, the “Closing Date”) shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the consummation of the Business Combination, provided that the Conversion may also take place after Closing but on the Closing Date. Upon (i) satisfaction or waiver in writing of the conditions set forth in Section 3 of this Subscription Agreement and (ii) delivery of written notice from (or on behalf of) New NAP to the Investor (the “Closing Notice”), that New NAP reasonably expects all conditions to the closing of the Transactions to be satisfied or waived on a date that is not less than ten (10) calendar days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to New NAP, no later than two (2) Business Days prior to the anticipated Closing Date specified in the Closing Notice, (i) the Subscription Amount for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account(s) specified by New NAP in the Closing Notice and (ii) if the Conversion takes place after Closing (but on the Closing Date), a duly executed and notarized power of attorney in favor of Dutch legal counsel to New NAP substantially in the form of Exhibit A hereto in order to effect the issuance of the Subscribed Shares pursuant to a notarial deed to that effect (the “PoA”). On the Closing Date, New NAP shall (A) issue the Subscribed Shares to the Investor and cause such Subscribed Shares to be registered in book-entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Investor, as applicable, on New NAP’s share register or the register of New NAP’s transfer agent, free and clear of all liens, encumbrances or other restrictions (other than those arising under applicable securities laws or those created by the Investor), and (B) provide evidence to the Investor of such issuance on and as of the Closing Date; provided, however, that New NAP’s obligation to issue the Subscribed Shares to the Investor is contingent upon New NAP having received the Subscription Amount in full and, if applicable, the duly executed and notarized PoA in accordance with this Section 2. For purposes of this Subscription Agreement, “Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in Amsterdam, the Netherlands and New York, New York are open for the general transaction of business, provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

(b) In the event the closing of the Transactions does not occur within three (3) Business Days following the anticipated Closing Date identified in the Closing Notice, New NAP shall promptly (but not later than two (2) Business Days thereafter) return the Subscription Amount in full to the Investor by wire transfer of U.S. dollars in immediately available funds to the account from which New NAP received the Subscription Amount, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (i) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 3 herein to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, the Investor shall remain obligated (A) to redeliver funds to New NAP and, if applicable, confirm that the PoA has remained in full force and effect, in each case following New NAP’s delivery to the Investor of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3 herein.

(c) Prior to or at the Closing, the Investor shall deliver to New NAP the legal name of the person in whose name such Subscribed Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.

3. Closing Conditions.

(a) The obligation of each of New NAP, FLAC and the Investor to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Investor, New NAP or FLAC, as applicable, of the following conditions:

(i) no judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) issued by any court or other governmental authority of competent authority restraining, prohibiting or making illegal the consummation of the Subscription or any other transactions contemplated hereby shall be pending or in effect;

(ii) the Shares shall have been approved for listing, subject to official notice of issuance, on the Stock Exchange (as defined below), and no suspension of the listing or qualification for offering or sale or trading on such Stock Exchange of the Shares shall have occurred and be continuing; and

(iii) (A) all conditions precedent to the consummation of the Transactions under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement, which by their nature are to be satisfied at the consummation of the Transactions, including to the extent that any such condition is dependent upon the consummation of the Subscription) or waived and (B) the closing of the Transactions shall be scheduled to occur substantially concurrently with the Closing, provided that the Conversion may also take place after Closing but on the Closing Date.

(b) The obligation of New NAP or FLAC to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by New NAP or FLAC, as applicable, of the following conditions:

(i) all representations and warranties of the Investor contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties expressly made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date) and the consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date or such earlier date, as applicable, subject to the foregoing qualifiers; and

(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligation of the Investor to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Investor of the following conditions:

(i) all representations and warranties of New NAP and FLAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or New NAP Material Adverse Effect or FLAC Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties expressly made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or New NAP Material Adverse Effect or FLAC Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date) and the consummation of the Closing shall constitute a reaffirmation by New NAP and FLAC of each of the representations and warranties of New NAP or FLAC, as applicable, contained in this Subscription Agreement as of the Closing Date or such earlier date, as applicable, subject to the foregoing qualifiers;

(ii) New NAP and FLAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) no amendment, modification or waiver of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall have occurred, without the Investor’s written consent, that would reasonably be expected to adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement (including any change to the economic terms of the Transactions or to the minimum cash condition set forth in the Transaction Agreement);

(iv) the terms of the Other Subscription Agreements shall not have been materially amended following the date hereof without offering the benefit of any such amendment to the Investor; provided, however, that New NAP may, in its sole discretion, amend the Subscription Amounts in one or more Other Subscription Agreements at a Per Share Purchase Price not less than the same Per Share Purchase Price in this Subscription Agreement;

(v) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including any required shareholder approvals) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the Subscription shall have been obtained or made, except where the failure to so obtain or make would not prevent New NAP from consummating the transactions contemplated hereby, including the Subscription; and

(vi) from and after the date hereof, there shall have not occurred any New NAP Material Adverse Effect or FLAC Material Adverse Effect.

4. Further Assurances. At the Closing, New NAP, FLAC and the Investor shall execute and deliver such additional documents and take such additional actions as New NAP, FLAC and the Investor reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement; in each case, in accordance with the terms of this Subscription Agreement.

5. New NAP and FLAC Representations and Warranties. Each of New NAP, with respect only to the representations and warranties set forth below relating to New NAP and the Company, and FLAC, with respect only to the representations and warranties set forth below relating to FLAC, represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a) Until the Redomestication, FLAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Immediately following the Redomestication, FLAC will be a corporation organized under the laws of the State of Delaware. FLAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. New NAP is duly incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and will be, following the Conversion, validly existing as a Dutch public limited liability company (naamloze vennootschap) and is validly existing under the laws of the Netherlands with all corporate power and authority to own, lease and operate its properties and, conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. The Company is duly incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing under the laws of the Netherlands with all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized by New NAP and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Shares will be validly issued, fully paid and non-assessable (meaning that the holders of the Subscribed Shares will not by reason of merely being such a holder, be subject to assessment or calls by New NAP or its creditors for further payment on such Subscribed Shares) free and clear of any liens or restrictions (other than those arising under applicable securities laws or those created by the Investor), and will not have been issued in violation of or subject to any preemptive or similar rights created under New NAP’s articles of association (as amended as of the Closing Date) or under the laws of the Netherlands.

(c) This Subscription Agreement and the Transaction Agreement have been duly authorized, executed and delivered by New NAP and FLAC and constitute the valid and binding agreements of New NAP and FLAC. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against each of New NAP and FLAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance by each of New NAP and FLAC of this Subscription Agreement and the Transaction Agreement and the consummation of the transactions contemplated herein and therein, including the issuance and sale of the Subscribed Shares, do not and will not (1) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of New NAP, the Company, FLAC or any of their subsidiaries or the Subscribed Shares pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which New NAP, the Company or any of their subsidiaries is a party or by which New NAP, the Company or any of their subsidiaries is bound or to which any of the property or assets of New NAP is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, prospects, general affairs, management or financial condition of New NAP, the Company or their subsidiaries, taken as a whole or materially and adversely affect (A) the ability of New NAP and the Company to timely consummate the Transactions, (B) the validity of the issuance of the Subscribed Shares or (C) the legal authority of New NAP and the Company to comply in all material respects with the terms of this Subscription Agreement (each, a “New NAP Material Adverse Effect”); (ii) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which FLAC or any of its subsidiaries is a party or by which FLAC or any of its subsidiaries is bound or to which any of the property or assets of FLAC is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, prospects, general affairs, management or financial condition of FLAC or its subsidiaries, taken as a whole or materially and adversely affect (A) the ability of FLAC to timely consummate the Transactions or (B) the legal authority of FLAC to comply in all material respects with the terms of this Subscription Agreement (each, a “FLAC Material Adverse Effect”); (2) result in any violation of the provisions of the organizational documents of New NAP, the Company or FLAC; or (3) result in any violation of any statute or any law, judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over New NAP, the Company or FLAC or any of their properties that would reasonably be expected to have, individually or in the aggregate, a New NAP Material Adverse Effect or a FLAC Material Adverse Effect.

(e) FLAC and New NAP have timely made all filings required to be filed by them with the U.S. Securities and Exchange Commission (the “SEC”). As of their respective dates and except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report, all reports, forms, statements, schedules, prospectuses, proxy statements, registration statements and other documents or any amendments related thereto required to be filed by FLAC or New NAP with the SEC (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FLAC and New NAP, as applicable, included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of FLAC and New NAP, as applicable, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of interim unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with applicable accounting requirements (except as may be disclosed therein or in the notes thereto, and except that the interim unaudited financial statements may not contain all footnotes required by applicable accounting requirements). There are no outstanding or unresolved comments in comment letters received by FLAC or New NAP, as applicable, from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

(f) Other than as contemplated by the Other Subscription Agreements, the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement, each of New NAP, the Company and FLAC has not entered, and will not enter, into any side letter, agreement or understanding (written or oral) with any Other Investor or any other investor or potential investor in connection with such Other Investor’s, investor’s or potential investor’s direct or indirect investment in New NAP (other than the side letters entered into, or to be entered into, with Saga Investments Coöperatief U.A. (“Amgen”) and Mitsubishi Tanabe Pharma Corporation (“MTPC”), each related to the share purchase agreement, dated April 9, 2020, and the profit right and waiver agreement, dated April 9, 2020, between Amgen and MTPC, respectively, and the Company and any other side letter or similar agreement relating to the issuance or transfer to any investor of (i) securities of New NAP or (ii) securities to be issued to the direct or indirect securityholders of the Company or FLAC pursuant to the Transaction Agreement). Except for any alternative settlement procedures, eligibility for qualified purchasers to invest, and other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds, no Other Subscription Agreement includes (or will include) terms and conditions that are more advantageous to any such Other Investor, investor or potential investor (as compared to this Subscription Agreement). Subject to Section 10(s), the Other Subscription Agreements have not been (and will not be) amended or modified in any material respect following the date of this Subscription Agreement. The Other Subscription Agreements, which are materially identical to this Subscription Agreement in all material respects, reflect not less than the same Per Share Purchase Price in this Subscription Agreement and do not contain any put, anti-dilution, conversion, warrant or other rights to purchase, sell or receive equity or debt securities or cash of New NAP, FLAC, the Company or Merger Sub that are not also in this Subscription Agreement.

(g) Assuming the accuracy of the representations and warranties of the Investor set forth in this Subscription Agreement, neither New NAP, the Company nor FLAC is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by New NAP and FLAC of this Subscription Agreement or the Transaction Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the SEC (including the filing of a Notice of Exempt Offering of Securities on Form D with the SEC, if applicable), (ii) filings required by applicable state securities laws, (iii) the filing of the Registration Statement (as defined below) pursuant to Section 7 of this Subscription Agreement, (iv) filings required by The Nasdaq Stock Market (the “Stock Exchange”), including with respect to obtaining shareholder approval, (v) those contemplated in the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a New NAP Material Adverse Effect or a FLAC Material Adverse Effect. FLAC is in material compliance with all applicable laws and rules of the Stock Exchange.

(h) All issued and outstanding Shares have been duly authorized and validly issued by New NAP, are fully paid and are non-assessable (meaning that the holders of the Subscribed Shares will not by reason of merely being such a holder, be subject to assessment or calls by New NAP or its creditors for further payment on such Subscribed Shares). As of the date of this Subscription Agreement, New NAP has one outstanding Share, par value EUR 0.12, which is held by the Company and which will be cancelled without repayment of any amount paid on such Share at Closing. As of the date of this Subscription Agreement, the authorized capital stock of FLAC consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001, of which 14,301,000 shares are outstanding,(ii) 20,000,000 Class B ordinary shares, par value $0.0001, of which 3,450,000 shares are outstanding, (iii) 4,767,000 warrants to purchase Class A ordinary shares of FLAC, with each such warrant exercisable for one whole Class A ordinary share at a price of $11.50 per share, are issued and outstanding and (iii) no preference shares or shares of preferred stock are issued and outstanding. All issued and outstanding capital stock of FLAC has been duly authorized and validly issued, is fully paid are non-assessable. free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and are not subject to preemptive or other similar rights and all outstanding warrants have been duly authorized and validly issued and are not subject to preemptive or similar rights. Except (1) as set forth in this Subscription Agreement and contemplated by the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, and (2) for Shares that will be issued at or immediately prior to the Closing to Amgen and MTPC, as of the date hereof, there are no (a) outstanding, and between the date hereof and the Closing, neither New NAP nor FLAC will issue, sell, or cause to be outstanding any, equity interests of New NAP or FLAC, as applicable (or securities of New NAP or FLAC convertible into or exchangeable for equity interests of New NAP or FLAC, as applicable), (b) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of New NAP or FLAC to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of New NAP or FLAC to issue, any equity interests in New NAP or FLAC (or any securities convertible into or exchangeable or exercisable for such equity interests) other than as disclosed in FLAC’s SEC Reports, (c) equity equivalents or other similar rights of or with respect to New NAP or FLAC, or (d) obligations of New NAP or FLAC to repurchase, redeem or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no securities or instruments issued by or to which New NAP or FLAC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares pursuant to this Subscription Agreement or (ii) the Shares to be issued pursuant to any Other Subscription Agreement. As of the date hereof, neither New NAP nor FLAC owns, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated, other than wholly owned subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which New NAP or FLAC is a party or by which it is bound relating to the voting of any securities of New NAP or FLAC, as applicable, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 herein, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by New NAP to the Investor hereunder. The Subscribed Shares (or any portion thereof) (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(j) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a New NAP Material Adverse Effect or a FLAC Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of New NAP, the Company or FLAC, threatened against New NAP, the Company or FLAC, as applicable or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against New NAP, the Company or FLAC.

(k) Other than Credit Suisse Securities (USA) LLC, Jefferies LLC, SVB Securities LLC and William Blair & Company, L.L.C. and their respective affiliates (collectively, the “Placement Agents”), neither New NAP, the Company nor FLAC has engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscribed Shares, and neither New NAP, the Company nor FLAC is under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Placement Agents. New NAP and FLAC are solely responsible for the payment of any fees, costs, expenses and commission of the Placement Agents in connection with the sale of the Shares. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of New NAP or FLAC who might be entitled to any fee or commission for which the Investor will be liable in connection with the execution of this Subscription Agreement and the consummation of the transactions contemplated hereby.

(l) New NAP is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m) Neither New NAP, the Company nor FLAC has received any written communication from a governmental authority that alleges that New NAP, the Company or FLAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a New NAP Material Adverse Effect or a FLAC Material Adverse Effect.

(n) Upon consummation of the Business Combination, the issued and outstanding Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed on the Stock Exchange. As of the date hereof, the issued and outstanding ordinary shares of FLAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “FLAC.”

(o) New NAP and FLAC have furnished to the Investor a true and complete copy of the Transaction Agreement as in effect as of the date hereof.

(p) (i) There has been no action taken by New NAP, the Company or FLAC, or, to the actual knowledge of New NAP, the Company or FLAC, any officer, director, equityholder, manager, employee, agent or representative of New NAP, the Company or FLAC, in each case, acting on behalf of New NAP, the Company or FLAC, in violation of any applicable Anti-Corruption Laws (as defined below), (ii) neither New NAP, the Company nor FLAC has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (iii) neither New NAP, the Company nor FLAC has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iv) neither New NAP, the Company nor FLAC has received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any similar applicable law that prohibits bribery or corruption.

(q) None of New NAP, the Company, FLAC nor any of their directors is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Each of New NAP, the Company and FLAC agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that New NAP, the Company or FLAC, as applicable, is permitted to do so under applicable law. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

(r) Neither New NAP, the Company, FLAC nor any of their subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does New NAP, the Company, FLAC or any of their subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(s) New NAP, the Company and FLAC acknowledge and agree that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide New NAP or FLAC with any notice thereof; provided, however, that neither New NAP, FLAC, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that, to knowledge of New NAP, FLAC or the Company, as applicable, the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by New NAP and FLAC in all respects.

6. Investor Representations and Warranties. The Investor represents and warrants to New NAP and FLAC and Placement Agents that:

(a) To the extent applicable, the Investor has been duly formed or incorporated, and is validly existing in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or formation and has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, and (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Subscribed Shares. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete.

(c) The Investor acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the securities laws of the United States or any other jurisdiction except as otherwise required by Section 7 hereof. The Investor acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to New NAP or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Subscribed Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscribed Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subscribed Shares may not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144A promulgated under the Securities Act and that Rule 144 will not be available until at least one year from the date that New NAP files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Shares.

(d) The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Shares directly from New NAP. The Investor further acknowledges that there have been no representations, warranties, covenants or agreements made to the Investor by or on behalf of New NAP, FLAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of New NAP and FLAC expressly set forth in this Subscription Agreement.

(e) The Investor’s acquisition and holding of the Subscribed Shares will not constitute or result in a nonexempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) The Investor acknowledges and agrees that the Investor has received, reviewed and understood such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Shares, including, with respect to New NAP and FLAC, the Transactions and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such financial and other information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Based on such information as the Investor has deemed appropriate and without reliance upon any Placement Agent, New NAP, FLAC or the Company, the Investor has independently made its own analysis and decision to enter into this Subscription Agreement and consummate the Subscription. Except for (i) the SEC Reports and (ii) the representations, warranties and agreements of New NAP and FLAC expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(g) The Investor became aware of this offering of the Subscribed Shares solely by means of direct contact between the Investor and FLAC, the Company or a representative of FLAC or the Company, and the Subscribed Shares were offered to the Investor solely by direct contact between the Investor and FLAC, the Company or a representative of FLAC or the Company. The Investor did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, New NAP, FLAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of New NAP and FLAC contained in Section 5 in this Subscription Agreement, in making its investment or decision to invest in New NAP.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in SEC Reports. The Investor has exercised its independent judgment in evaluating its investment in the Subscribed Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the Subscription and the Transactions, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

(i) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in New NAP. The Investor acknowledges specifically that a possibility of total loss of investment exists.

(j) The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized by all necessary action and do not and will not violate or constitute or result in a breach or default under or conflict with any law, order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking or obligation, to which the Investor is a party or by which the Investor is bound which would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligations under this Subscription Agreement, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has the legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and assuming that this Subscription Agreement constitutes the valid and binding obligation of New NAP and FLAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l) The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the OFAC or in any OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to use commercially reasonably efforts to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subscribed Shares were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in New NAP as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over New NAP from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(n) The Investor acknowledges that no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Subscribed Shares.

(o) The Investor acknowledges and agrees that (a) the Placement Agents are, severally and not jointly, acting solely as placement agents in connection with the Private Placement and are not acting as underwriters or in any other capacity and are not and shall not be construed as fiduciaries for the Investor, the Company or any other person or entity in connection with the Private Placement, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Private Placement, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning New NAP, FLAC, the Company, the Private Placement or the Transactions, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Private Placement.

(p) The Investor acknowledges that the Placement Agents may have existing or future business relationships with FLAC, the Company and/or New NAP (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares. The Investor acknowledges that the Placement Agents and/or their respective affiliates and affiliates of FLAC and/or New NAP may now or in the future own securities of FLAC and/or New NAP and may purchase securities in connection with the Transaction.

(q) The Investor acknowledges that none of the Placement Agents has acted as the Investor’s financial advisor, tax advisor or fiduciary in connection with the Subscription and this Subscription Agreement. The Investor is aware that Credit Suisse Securities (USA) LLC, Jefferies LLC and William Blair & Company, L.L.C. are acting as New NAP’s financial advisors and equity capital markets advisors and placement agents for the Private Placement, and SVB Securities LLC is also acting as New NAP’s placement agent for the Private Placement. The Investor is aware that SVB Securities LLC has been separately engaged as the Company’s financial and capital markets advisor in connection with the Transactions. The Investor acknowledges that none of the Placement Agents has provided the Investor with any information or advice with respect to the Subscribed Shares and that no such information or advice is necessary or desired. None of the Placement Agents has made or makes any representation as to the Company, New NAP or FLAC or the quality or value of the Subscribed Shares. The Placement Agents may have acquired non-public information with respect to the Company, New NAP or FLAC, which the Investor agrees need not be provided to it. The Investor further acknowledges that none of the Placement Agents have made any independent investigation with respect to the Company, New NAP, FLAC or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to any Placement Agent by the Company, New NAP or FLAC. The Placement Agents have not made and do not make any representations express or implied as to FLAC, New NAP, the Company, the Company’s credit quality, or the quality or value of the Subscribed Shares.

(r) The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agent, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, FLAC, New NAP or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

(s) The Investor has or has commitments to have and, at the Closing, will have, sufficient funds to pay the Subscription Amount and consummate the Subscription pursuant to Section 2 herein.

(t) The Investor does not have, as of the date of this Subscription Agreement, and, since the date the Investor was made aware of the Transactions, such Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of New NAP or FLAC, as applicable. Notwithstanding the foregoing, if the Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(u) Notwithstanding anything to the contrary set forth herein, the Investor acknowledges and agrees that, subsequent to the date of this Subscription Agreement and prior to the Closing, New NAP and FLAC may enter into one or more additional subscription agreements with other investors with terms and conditions that are not more advantageous to the investor thereunder than the terms and conditions set forth in this Subscription Agreement (other than terms particular to the regulatory requirements of such other investor or its affiliates or related funds that are mutual funds), and entry into such subscription agreements may increase the aggregate amount of Shares being subscribed for in the private placement contemplated by this Subscription Agreement. For the avoidance of doubt, such additional subscription agreements shall reflect not less than the same Per Share Purchase Price and shall, once executed, constitute Other Subscription Agreements for purposes of this Subscription Agreement, mutatis mutandis.

(v) The Investor acknowledges having received and read the Risk Factors (as defined below) in the document titled “Project Yankee – PIPE Risk Factors” located in the folder titled “PIPE Deck + Risk Factors” of the virtual data room related to the Private Placement (the “Risk Factors”).

7. Registration Rights.

(a) Subject to Sections 7(b) and 7(c) herein, New NAP agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), it will file with the SEC (at New NAP’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and New NAP shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies New NAP that it will “review” the Registration Statement) following the earlier of (a) the Filing Date and (b) the initial filing date of the Registration Statement and (ii) five (5) Business Days after New NAP is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Date shall be extended to the next Business Day on which the SEC is open for business. New NAP will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) Business Days in advance of the filing of the Registration Statement; provided that, for the avoidance of doubt, in no event shall New NAP be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review. Any failure by New NAP to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve New NAP of its obligations to file a Registration Statement as set forth above in this Section 7. Subject to Section 7(b) of this Subscription Agreement, New NAP agrees to use commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Subscribed Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the fourth anniversary of the Closing, (y) the date on which the Investor ceases to hold any Subscribed Shares and (z) the first date on which the Investor is able to sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 within ninety (90) calendar days without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for New NAP to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), as applicable). The Investor agrees to disclose its ownership to New NAP upon its reasonable written request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement; provided, that if the SEC requires that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw its Subscribed Shares from the Registration Statement or (ii) to be included as such in the Registration Statement. Notwithstanding the foregoing, if the SEC prevents New NAP from including any or all of the Subscribed Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, New NAP shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such additional Shares and cause such Registration Statement to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Date”); provided, that the Additional Effectiveness Date shall be extended to sixty (60) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further New NAP shall have such Registration Statement declared effective within five (5) Business Days after the date New NAP is notified in writing by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), New NAP will use commercially reasonable efforts to (i) qualify the Subscribed Shares for listing on the Stock Exchange and (ii) update or amend the Registration Statement as necessary to include the Subscribed Shares. For as long as the Investor holds the Subscribed Shares, New NAP shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to the Investor), as applicable, including providing legal opinions or other documents or instructions required by New NAP’s transfer agent.

(b) Notwithstanding anything to the contrary contained herein, New NAP may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of New NAP reasonably determines in good faith upon the advice of counsel that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a periodic report under the Exchange Act, or if such filing or use would materially adversely affect a bona fide business or financing transaction of New NAP or would require premature disclosure of information that could materially adversely affect New NAP and New NAP has a bona fide business purpose for preserving as confidential (each such circumstance, a “Suspension Event”); provided, however, that (i) New NAP may not delay the filing or suspend the use or effectiveness of the Registration Statement for a period of more than forty five (45) consecutive calendar days or more than a total of ninety (90) calendar days, in each case during any 12-month period and (ii) New NAP shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of Subscribed Shares as soon as practicable thereafter. If so directed by New NAP, the Investor will deliver to New NAP or, in the Investor’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (x) in order to comply with applicable legal or regulatory requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(c) New NAP’s obligations to include the Subscribed Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to New NAP such reasonable information regarding the Investor, the securities of New NAP held by the Investor and the intended method of disposition of such Subscribed Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested in writing by New NAP to effect the registration of such Subscribed Shares, and shall execute such documents in connection with such registration as New NAP may reasonably request that are customary of a selling shareholder in similar situations.

(d) New NAP shall use commercially reasonable efforts, if requested by the Investor, to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Subscribed Shares, (ii) cause its legal counsel to deliver an opinion, if necessary or otherwise required by the transfer agent, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act and (iii) issue Subscribed Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Investor’s option, as promptly as reasonably practicable following such request, if the Investor has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Subscribed Shares pursuant to the Registration Statement or in compliance with Rule 144 and (A) the Subscribed Shares are registered for resale under the Securities Act or (B) the Subscribed Shares may be sold by the Investor under Rule 144. New NAP shall use its commercially reasonable efforts to cause the removal of any such legend as promptly as reasonably practicable following receipt of the Investor’s request, provided that the Investor has provided such customary representations and other documentation in connection therewith, including an opinion of counsel (which, for the avoidance of doubt, may be internal counsel), in a form reasonably acceptable to New NAP, to the effect that such sale, assignment or transfer of the Subscribed Shares may be made without registration under the applicable requirements of the Securities Act (provided no such opinion of counsel shall be required in connection with a sale in accordance with Rule 144 or pursuant to a Registration Statement).

(e) At its expense, New NAP shall advise the Investor within two (2) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by New NAP of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from New NAP (which notice shall not contain any material non-public information regarding New NAP) of the occurrence of any of the events in clauses (i)-(v) of the preceding sentence or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that it will promptly discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which New NAP agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by New NAP that it may resume such offers and sales, and (B) it will maintain the confidentiality of any information included in such written notice delivered by New NAP, except (1) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (2) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (3) as required by applicable law or subpoena. New NAP shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any of the events in clauses (i)-(v) of the first sentence of this Section 7(e), except for such times as New NAP is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, New NAP shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus (or a report filed with the SEC under the Exchange Act if the Registration Statement permits forward incorporation by reference), or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) For purposes of this Section 7, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Subscribed Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and (ii) “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 have been duly assigned.

(g) Indemnification.

(i) New NAP agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, employees and agents, and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (“Losses”) caused by or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to New NAP by or on behalf of the Investor, regarding the Investor, expressly for use therein; provided, however, that the indemnification contained in this Section 7(g) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of New NAP (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall New NAP be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor regarding the Investor, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by New NAP in a timely manner or (C) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 7(e) herein after having received notice as set forth in Section 7(e).

(ii) The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless New NAP, its directors, officers, employees and agents and each person who controls New NAP (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any Losses arising out of or that are based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission, or alleged untrue statement or omission, is contained in any information or affidavit so furnished in writing by the Investor, regarding the Investor, expressly for use in the Registration Statement or a Prospectus; provided, however, that the indemnification contained in this Section 7(g)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Investor (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of such Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein (the “Indemnified Party”) shall (A) give prompt written notice to the indemnifying party (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not actually and materially prejudiced the Indemnifying Party) and (B) unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, permit the Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. An Indemnifying Party who is not entitled to or elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless, in the reasonable judgment of legal counsel to any Indemnified Party, a conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to such claim. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such Indemnified Party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnifying Party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director, employee, agent, affiliate or controlling person of such Indemnified Party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) New NAP shall notify the Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by Section 7(g)(ii) herein of which New NAP receives notice. The Investor shall notify New NAP promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by Section 7(g)(i) herein of which the Investor is aware.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of New NAP, FLAC and the Investor hereunder shall terminate without any further liability on the part of New NAP, FLAC or the Investor in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of New NAP, FLAC and the Investor to terminate this Subscription Agreement, (iii) sixty (60) days after the Termination Date (as defined in the Transaction Agreement as in effect as of the date hereof), if the Closing has not occurred by such date or (iv) at the election of the Investor, if there has occurred a breach of any representation, warranty, covenant or agreement on the part of New NAP or FLAC set forth in this Subscription Agreement, or if any representation or warranty of New NAP or FLAC shall have become untrue, in either case, such that the conditions set forth in Section 3(a) and 3(c) of this Subscription Agreement are not satisfied or waived (in writing by the person who has the authority to make such waiver) or are not capable of being satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events in clauses (i) through (iv), collectively, “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented losses, liabilities or damages arising from any such willful breach. New NAP shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to New NAP in connection herewith shall promptly (and in any event within one (1) Business Day) following the Termination Event be returned in full to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

9. Trust Account Waiver. The Investor acknowledges that FLAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving FLAC and one or more businesses or assets. The Investor further acknowledges that, as described in FLAC’s prospectus relating to its initial public offering dated December 8, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of FLAC’s assets consist of the cash proceeds of FLAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of FLAC, its public shareholders and the underwriters of FLAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to FLAC to pay its tax obligations, if any, the cash and other assets in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of New NAP and FLAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for such a claim; provided, however, that nothing in this Section 9 shall (x) serve to limit or prohibit the Investor’s right to pursue a claim against FLAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Investor may have in the future against FLAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of FLAC’s Class A Ordinary Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Ordinary Shares, except to the extent that the Investor has otherwise agreed in writing with FLAC to not exercise such redemption right.

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Notwithstanding the foregoing, the Investor may assign its rights and obligations under this Subscription Agreement (i) to a fund or account managed by the Investor or the same investment manager as the Investor or an affiliate thereof, (ii) at any time to one or more of the Investor’s affiliates, (iii) to another person with the prior written consent of New NAP and FLAC (provided that such assignee(s) agree in writing to be bound by the terms hereof) and (iv) after the Closing, in whole or from time to time in part, to one or more persons in connection with the transfer of Subscribed Shares by the Investor to such person, provided that the Investor complies with all applicable laws and, with respect to any transfer or assignment prior to the Closing, provides written notice of assignment and an updated Schedule B to New NAP and FLAC promptly after such assignment is effected, and such assignee or transferee agrees in writing to be bound by all of the provisions contained herein, makes the representations and warranties in Section 6 of this Subscription Agreement and completes Schedule A hereto.

(b) New NAP may request from the Investor such additional information as New NAP may deem necessary to register the resale of the Subscribed Shares and evaluate the eligibility of the Investor to acquire the Subscribed Shares, and the Investor shall promptly provide such information as may reasonably be requested; provided, that, New NAP agrees to keep any such information provided by the Investor confidential, other than as (i) necessary to include in any Registration Statement pursuant to applicable law, or (ii) may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request; provided, further, that upon receipt of such additional information, New NAP shall be allowed to convey such information to each Placement Agent and such Placement Agent shall keep the information confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that New NAP may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of New NAP.

(c) Each of FLAC, the Investor and New NAP acknowledges that New NAP, FLAC, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement and that the Company and the Placement Agents are third-party beneficiaries of those provisions. Each of FLAC, the Investor, and New NAP further acknowledge and agree that each of the Placement Agents is a third-party beneficiary with the right to enforce Section 5, Section 6, and Section 10 of this Subscription Agreement on its behalf and not, for the avoidance of doubt, on behalf of FLAC or New NAP, and that each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Investor, FLAC and New NAP contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify New NAP, FLAC, the Company and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify FLAC, New NAP and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Subscription Shares from New NAP will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(d) The Investor acknowledges and agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Investor, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of FLAC prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing in this Section 10(d) shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates or affiliates) from entering into any Short Sales and (ii) this Section 10(d) shall not apply to ordinary course, non-speculative hedging transactions.

(e) New NAP, FLAC, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party when required by law, governmental authority or self-regulatory organization to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of New NAP and FLAC set forth in this Subscription Agreement.

(f) All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(g) This Subscription Agreement may not be amended, modified, supplemented or waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing signed by each of New NAP, FLAC and the Investor. No failure or delay of any of New NAP, FLAC or the Investor in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of New NAP, FLAC and the Investor hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything to the contrary herein, Section 5, Section 6, Section 10(c), Section 10(d), Section 10(e), this Section 10(g) and Section 11 may not be modified, waived or terminated in a manner that is material and adverse to the Placement Agents without the written consent of the Placement Agents.

(h) This Subscription Agreement (including the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among New NAP, FLAC and the Investor, with respect to the subject matter hereof. Except as set forth in Sections 10(c), 10(e) and 10(g) and the last sentence of Section 10(l) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than New NAP, FLAC and the Investor, and their respective successors and assigns, and New NAP, FLAC and the Investor acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

(i) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of New NAP, FLAC and the Investor and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed in counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) New NAP, FLAC and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement in any Chosen Court (as defined below), this being in addition to any other remedy to which New NAP, FLAC or the Investor is entitled at law, in equity, in contract, in tort or otherwise. New NAP, FLAC and the Investor acknowledge and agree that the Company shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(m) Except as otherwise provided elsewhere in this Subscription Agreement, each party shall pay its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, New NAP shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by New NAP and any exercise notice delivered by the Investor), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Investor other than income and capital gains taxes of the Investor that may be incurred in connection with the transactions contemplated hereby.

(n) Any notice or communication required or permitted hereunder to be given or made hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally (with written confirmation of receipt), (ii) when sent (with no “bounceback” or notice of non-delivery), if sent by email, or (iii) three (3) Business Days after the date of mailing, in each case, to:

(i) if to the Investor, such addresses set forth on the signature page hereto or to such other address or addresses as the Investor may hereafter designate by notice to New NAP;

(ii) if to New NAP:

NewAmsterdam Pharma Company B.V.

c/o NewAmsterdam Pharma Holding B.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Louise Kooij

Email:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Attention: Jack Bodner; Kerry S. Burke; Brian K. Rosenzweig

Email: jbodner@cov.com; kburke@cov.com; brosenzweig@cov.com

(iii) if to FLAC:

Frazier Lifesciences Acquisition Corporation

Two Union Square

601 Union St., Suite 3200

Seattle, WA 98101

Attention: James N. Topper

Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn M. Arel, Jacqueline Mercier, Michael R. Patrone

Email: JArel@goodwinlaw.com, JMercier@goodwinlaw.com; MPatrone@goodwinlaw.com

(o) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(p) NEW NAP, FLAC AND THE INVESTOR IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE CHANCERY COURT OF DELAWARE (THE “CHOSEN COURTS”), SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND NEW NAP, FLAC AND THE INVESTOR IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. NEW NAP, FLAC AND THE INVESTOR HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(p) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(p).

(q) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party.

(r) If any change in the Shares shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to the Investor, and the Per Share Purchase Price for such Subscribed Shares, shall be appropriately adjusted to reflect such change.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of New NAP and FLAC expressly contained in this Subscription Agreement, in making its investment or decision to invest in New NAP. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including such investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate, shall have any liability to the Investor or to any Other Investor pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by New NAP, FLAC, the Company, the Placement Agents or any Non-Party Affiliate (as defined below) concerning New NAP, FLAC, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of New NAP, FLAC, the Company, any Placement Agent or any of New NAP’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Private Placement. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the Private Placement. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Private Placement. This undertaking is given freely and after obtaining independent legal advice.

12. Disclosure. FLAC shall, by no later than 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information that FLAC, New NAP or any of their respective affiliates has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of New NAP and FLAC, the Investor shall not be in possession of any material, non-public information received from New NAP, FLAC or any of their respective officers, directors, employees or agents. Notwithstanding anything in this Subscription Agreement to the contrary, New NAP and FLAC shall not (i) publicly disclose the name of the Investor or any of its affiliates or advisers (or any of their respective affiliates or advisers), or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor, or (ii) publicly disclose the name of the Investor or any of its affiliates or advisers (or any of their respective affiliates or advisers), or include the name of the Investor or any of its affiliates or advisers (or any of their respective affiliates or advisers) in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case New NAP or FLAC will provide the Investor with prior written notice (which notice may be by e-mail) of such disclosure under this clause (ii) (provided, that in any such event under this clause (ii), New NAP or FLAC, as applicable, shall use its commercially reasonable efforts to allow the Investor an opportunity to review such public statement, press release, filing or other communication) or (iii) except to the extent such announcements or other communications contain only information that is substantially equivalent to the information that has previously been disclosed in a public statement, press release or other communication without breach by New NAP or FLAC of its obligations under this Section 12, publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, New NAP has accepted this Subscription Agreement as of the date set forth below.

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

Date:                     , 2022

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, FLAC has accepted this Subscription Agreement as of the date set forth below.

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

By:
Name:
Title:

Date:                     , 2022

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2022

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

E-Mail:	E-Mail:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by New NAP in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Part A or Part B and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Investor is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐

We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

☐	We are not a natural person.

Investor is an institutional “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has checked the appropriate box(es) below indicating the applicable provision under which the Investor qualifies as such:

☐

Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, partnership, or limited liability company that was not formed for the specific purpose of acquiring the securities of FLAC being offered in this offering, with total assets in excess of $5,000,000.

☐	Investor is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Investor is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Investor is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

Schedule A-1

☐	Investor is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Investor is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

☐	Investor is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.

☐	Investor is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Investor is an investment company registered under the Investment Company Act of 1940.

☐	Investor is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	Investor is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	Investor is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐

Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

☐	A insurance company; or

☐	A registered investment adviser.

☐	Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

Schedule A-2

***AND***

C.	AFFILIATE STATUS

(Please check the applicable box)

Investor:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144) of FLAC or acting on behalf of an affiliate of FLAC.

Schedule A-3

SCHEDULE B

SCHEDULE OF TRANSFERS

Investor’s Subscription was in the amount of __________ Shares. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Subscribed Shares Transferred or Reduced	Investor Revised Subscription Amount

Schedule B as of ______________, 20__, accepted and agreed to as of this ____ day of ____________, 20__ by:

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

Name of Investor:

Signature of Investor:

By:
Name:
Title:

Schedule B-1

Exhibit A – PoA

POWER OF ATTORNEY

THE UNDERSIGNED

[Note: authority statement to be included in Exhibit A-1]

[name entity], a [company] under the laws of [jurisdiction], having its registered office at [address], and registered with the [name foreign companies registrar] under registration number [number] (the “Investor”),

HEREBY DECLARES

1.

The Investor grants an irrevocable power of attorney to each individual civil law notary, assigned civil law notary, candidate civil law notary, lawyer, notarial assistant and paralegal working with NautaDutilh N.V. (each: an “Attorney”).

2.	The scope of this power of attorney extends to the performance of the following acts for and on behalf of the Investor:

a.

to appear before any civil law notary of NautaDutilh N.V. (or one of their deputies) as a party to a notarial deed drawn up by NautaDutilh N.V., pursuant to which NewAmsterdam Pharma Company B.V. (“New NAP”) will issue ordinary shares in its capital to the Investor (the “Subscribed Shares”) and the Investor will acquire the Subscribed Shares in accordance with and subject to the terms and conditions of the Subscription Agreement entered into by and among New NAP, Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company, and the Investor, dated as of [date] (the “Subscription Agreement”);

b.

to sign, execute and deliver on behalf of the Investor a private deed of delivery of the Subscribed Shares drawn up by NautaDutilh N.V., pursuant to which the Subscribed Shares will be registered in book-entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Investor, as applicable, on New NAP’s share register or the register of New NAP’s transfer agent in accordance with and subject to the terms and conditions of the Subscription Agreement; and

Exhibit A

c.

upon discussion and in agreement with the Investor, to sign, execute and deliver any private and notarial deed, agreement, statement, declaration, form or other document and to perform any other acts, including acts of disposition (beschikkingshandelingen), on behalf of the Investor that an Attorney considers necessary, useful or advisable in connection with the performance of the matters described above.

3.	Each Attorney is authorised to act also as counterparty to the Investor or as an attorney-in-fact of any such counterparty.

4.	This power of attorney is subject to each Attorney’s right to indemnification for all acts performed under this power of attorney.

5.	The relationship between the Investor and each Attorney under this power of attorney is governed exclusively by the laws of the Netherlands.

(signature page follows)

Signature page to a power of attorney.

[Investor], [represented by]:

Name:	Name:
Title:	Title:
Date:	Date:

Please observe the following requirements when executing this power of attorney:

1.	A copy of a valid passport of each individual signing this power of attorney must be attached.

2.

Each signature on this power of attorney must be notarized. If notarized outside the Netherlands, this power of attorney must be apostilled. Alternatively, this process can be completed through a video meeting with a representative of NautaDutilh. Please contact NautaDutilh to set this up (contact details below). During such video conference, the signatory has to (i) show his/her original passport, (ii) sign a printed copy of such passport (by wet ink signature) and (iii) sign a printed copy of this power of attorney (by wet ink signature). Please do not sign the printed copy of the passport and/or this power of attorney in advance of the video conference.

3.	This power of attorney must be signed by wet-ink signature (i.e. digital signatures will not be accepted).

4.

If the Investor is an entity not incorporated under Dutch law: a lawyer practicing in the country of incorporation of the Investor must issue the confirmation statement substantially in the form of Exhibit A-1 hereto. If you wish to make changes to this format, please contact NautaDutilh (contact details below).

5.

Following execution, please send a scan copy of the signed documents by e-mail, followed by the originals. Please use the following contact details: NautaDutilh N.V., Attn. Marloes van der Laan, Beethovenstraat 400, 1082 PR Amsterdam, The Netherlands, E-mail: Marloes.vanderLaan@nautadutilh.com.

6.	Please note that additional KYC-documentation may be requested, all to the satisfaction of the notary.

Exhibit A-1

[Letterhead counsel]

NautaDutilh N.V.

Attn. P.C.S. van der Bijl / M.L. van der Laan

Beethovenstraat 400

1082 PR Amsterdam

the Netherlands

[Place], [date]

Dear Sir, Madam,

I am a [lawyer admitted to the bar of] / [notary practicing in] [jurisdiction].

[name entity], a [company] under the laws of [jurisdiction], having its registered office at [address], and registered with the [name foreign companies registrar] under registration number [number] (the “Company”) has requested me to make the following statements with regard to the power of attorney (the “Power of Attorney”) of which a copy is attached hereto.

For the purposes of making these statements I have reviewed the Power of Attorney, the Company’s organisational documents and such other documents as I have deemed necessary.

I hereby state that [signatory/signatories], at the time of the execution of the Power of Attorney, had the power to represent the Company for the purposes of the execution of the Power of Attorney in the name and on behalf of the Company and that the Company has the power to enter into the transactions described in the Power of Attorney.

Yours sincerely,

[Name counsel]

Exhibit D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”) and the parties listed as Investors on Schedule I hereto (collectively with the any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Investors” and each, a “Investor”).

RECITALS

WHEREAS, Frazier Lifesciences Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (“FLAC”), Holdco, NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”), and NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of [●], 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) each Company Shareholder (as defined in the Business Combination Agreement) of the Company will exchange his, her or its shares of the Company for ordinary shares in the share capital of Holdco (the “Ordinary Shares”) on the terms and subject to the conditions therein (the “Exchange”) and (ii) Merger Sub will merge with and into FLAC, with FLAC surviving as a wholly-owned subsidiary of Holdco, on the terms and subject to the conditions therein (the “Merger”);

WHEREAS, FLAC, Frazier Lifesciences Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), and Robert F. Baltera, Michael F. Bigham, Carol Gallagher, David Topper and Krishna R. Polu (together with the Sponsor, the “FLAC Investors”) are party to that certain Registration and Shareholder Rights Agreement, dated as of December 8, 2020 (the “Prior FLAC Agreement”);

WHEREAS, as of the date of this Agreement, the FLAC Investors hold 3,450,000 shares of Class B ordinary shares, par value $0.0001 per share, of FLAC (collectively, the “Founder Shares”);

WHEREAS, the Founder Shares will automatically convert into FLAC’s Class A ordinary shares at the time of the initial Business Combination (as defined in the Prior FLAC Agreement) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in FLAC’s amended and restated memorandum and articles of association, as the same may be amended from time, and will be exchanged for Ordinary Shares in connection with the Merger;

WHEREAS, the Company is party to that certain Fully Amended and Restated Shareholders’ Agreement, dated as of January 11, 2021, as amended by the Amendment dated as of March 15, 2021 and the Second Amendment dated July 6, 2021, by and among the Company and certain investors listed therein (the “Prior Company Agreement” and together with the Prior FLAC Agreement, the “Prior Agreements”);

WHEREAS, certain investors (“Company Investors”) hold ownership interests in the Company, consisting of ordinary shares (“Company Ordinary Shares”) and shares designated as Series A preferred shares (“Company Series A Preferred Shares” and together with Company Ordinary Shares, the “Company Shares”); and

WHEREAS, FLAC and the Company desire to terminate the Prior Agreements to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Investor” shall have the meaning given in Section 6.10.

“Additional Investor Ordinary Shares” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of Holdco, after consultation with counsel to Holdco, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (iii) is such that Holdco has a bona fide business purpose for not making such information public, and (iv) (a) would be reasonably likely to have an adverse impact on Holdco, (b) could reasonably be expected to have a material adverse effect on Holdco’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (c) relates to information the accuracy of which has yet to be determined by Holdco or which is the subject of an ongoing investigation or inquiry; provided that Holdco takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of Holdco.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

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“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Company Investor Affiliate” means any Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Company Investor, or in case of an investment fund, its investment manager and/or advisor or an investment fund that is managed and/or advised by an entity that is under common Control with one of the foregoing.

“Company Investors” shall have the meaning given in the Preamble hereto.

“Control” means, in relation to any Person, (i) direct, indirect or beneficial ownership of the majority of the voting rights and/or capital interests in such Person, (ii) the power, directly or indirectly, to designate, nominate or remove more than half of the members of the board of directors, management board, supervisory board or similar corporate body of such Person, and/or (iii) the power, directly or indirectly, whether by contract or otherwise, to direct or cause the direction of the management, the affairs, the policies and/or investment decisions of such Person and the terms “Controlled” and “Controlling” have meanings correlative thereto.

“Demanding Investor” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Final Closing Date” shall have the meaning given in the Business Combination Agreement.

“FLAC” shall have the meaning given in the Preamble hereto.

“FLAC Investors” shall have the meaning given in the Preamble hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall have the meaning given in the Preamble hereto.

“Holdco” shall have the meaning given in the Preamble hereto and includes Holdco’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

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“Holdco Equity Incentive Plan” shall have the meaning given in the Business Combination Agreement.

“Investor Information” shall have the meaning given in Section 4.1.2.

“Investors” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Investors and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A)    with respect to each Company Investor:

(i)    with respect to 50% of the Ordinary Shares held by such Company Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is six (6) months after the Final Closing Date; (b) the date on which the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Final Closing Date; or (c) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

(ii)    with respect to the remaining 50% of the Ordinary Shares held by such Company Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is six (6) months after the Final Closing Date; or (b) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

(B)    with respect to each FLAC Investor:

(i)    with respect to 50% of the Ordinary Shares held by such FLAC Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is one (1) year after the Final Closing Date; (b) the date on which the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Final Closing Date; or (c) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

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(ii)    with respect to the remaining 50% of the Ordinary Shares held by such FLAC Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is one (1) year after the Final Closing Date; or (b) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

“Lock-up Shares” shall mean the Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Ordinary Shares (including, without limitation, any Private Placement Warrants, existing Company Options (as defined in the Business Combination Agreement) and/or awards issued under the Holdco Equity Incentive Plan) held by the Sponsor or Company Investors immediately following the Closing (other than the PIPE Shares or Ordinary Shares acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Preamble hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean with respect to the Investors and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Investor is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Investor is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Investor and/or their respective Permitted Transferees and Holdco and any transferee thereafter.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, investment fund, foundation or other similar entity, whether or not a legal entity.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Shares” shall mean the Ordinary Shares acquired by any Company Investor in connection with such Company Investor’s participation in the PIPE Financing, as defined in the Business Combination Agreement.

“Prior Agreements” shall have the meaning given in the Preamble hereto.

“Prior Company Agreement” shall have the meaning given in the Preamble hereto.

“Prior FLAC Agreement” shall have the meaning given in the Preamble hereto.

“Private Placement Warrants” shall mean the warrants held by certain FLAC Investors, purchased by such FLAC Investors in the private placement that occurred concurrently with the closing of FLAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise or conversion of any other such equity security) of Holdco held by an Investor immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (ii) any Additional Investor Ordinary Shares, and (iii) any other equity security of Holdco issued or issuable with respect to any securities referenced in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Investor; (b) (A) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (B) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by Holdco and (C) subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (v) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for Holdco;

(E)    reasonable fees and disbursements of all independent registered public accountants of Holdco incurred specifically in connection with such Registration; and

(F)    in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Investors (not to exceed $25,000 without the consent of Holdco).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Investors” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

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“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Business Combination Agreement.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of Holdco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. Within thirty (30) calendar days following the Final Closing Date, Holdco shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if Holdco is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies Holdco that it will “review” the Registration Statement) following the Final Closing Date and (ii) the tenth (10th) business day after the date Holdco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadlines shall be extended to the next business day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Investor named therein. Holdco shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Investors named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Holdco files a Form F-1 Shelf, Holdco shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after Holdco is eligible to use a Form F-3 Shelf. Holdco’ s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Holdco shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, Holdco shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if Holdco is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Investors named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that Holdco is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. Holdco’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Investor holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Holdco, upon written request of such Investor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at Holdco’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that Holdco shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the FLAC Investors and the Company Investors.

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2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, following the expiration of the applicable Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a Company Investor (any of the Sponsor or a Company Investor being in such case, a “Demanding Investor”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that Holdco shall only be obligated to effect an Underwritten Shelf Takedown if (i) such offering shall include Registrable Securities proposed to be sold by the Demanding Investor, either individually or together with other Demanding Investors, with a total offering price of at least $25 million in the aggregate or (ii) cover all of the remaining Registrable Securities held by the Demanding Investor (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to Holdco, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, a majority-in-interest of the Demanding Investors shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to Holdco’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Company Investors may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 within any six (6) month period. For the avoidance of doubt, Holdco shall not be required to effect an aggregate of more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, Holdco may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises Holdco, the Demanding Investors and the Investors requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Investors”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Investors and the Requesting Investors (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that Holdco desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Holdco shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Holdco or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Investors that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Investor has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Investors have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Investors (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Investor (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Investors have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Investors initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to Holdco and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Company Investor may elect to have Holdco continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Company Investors or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Investor for purposes of Section 2.1.4, unless such Demanding Investor reimburses Holdco for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Investor, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Investor has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Company Investor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Company Investor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, Holdco shall promptly forward such Withdrawal Notice to any other Investors that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, Holdco shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Investor elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.4.3, following the expiration of the applicable Lock-Up Period, if Holdco or any Investor proposes to conduct a registered offering of, or if Holdco proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of Holdco (or by Holdco and by the shareholders of Holdco including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 or Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of Holdco, (iv) for a dividend reinvestment plan, or (v) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then Holdco shall give written notice of such proposed offering to all of the Investors of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (a) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (b) offer to all of the Investors of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Investors may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, Holdco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Investors pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of Holdco included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Investor’s Registrable Securities in a Piggyback Registration shall be subject to such Investor’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Holdco and the Investors of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that Holdco desires to sell, taken together with (i) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Investors of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Investors of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration or registered offering is undertaken for Holdco’s account, Holdco shall include in any such Registration or registered offering (A) first, Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Investor has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Investors have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Investors of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Investors of Registrable Securities, then Holdco shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Investors of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Investor has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Investors have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Investors of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Investor(s) of Registrable Securities pursuant to Section 2.1 hereof, then Holdco shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Investor of Registrable Securities (other than a Demanding Investor, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to Holdco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Holdco (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), Holdco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of Holdco (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Investor that is an executive officer or director of Holdco or an Investor who is participating in the Underwritten Offering, agrees that it shall not Transfer any Ordinary Shares or other equity securities of Holdco (other than those included in such offering pursuant to this Agreement), without the prior written consent of Holdco, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Investor agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Investors).

2.4    Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Investor wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Investor, then such Demanding Investor only needs to notify Holdco of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and Holdco shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Investors representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with Holdco and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Investors initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to Holdco, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, Holdco shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Investor pursuant to this Agreement.

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2.4.4    The Demanding Investor in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Demanding Investor in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.4 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, Holdco shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Holdco shall:

3.1.1    prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, or file a Subsequent Shelf Registration Statement, until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Investor that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Holdco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Investors of Registrable Securities included in such Registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Investors of Registrable Securities included in such Registration or the legal counsel for any such Investors may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investors; provided that Holdco shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). Holdco shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Investors of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;

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3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Investors of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Investors that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be necessary or advisable to enable the Investors of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Holdco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by Holdco are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (i) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (ii) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Investors at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act or of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

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3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Investors, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Investors or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause Holdco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to Holdco, prior to the release or disclosure of any such information;

3.1.11    obtain a “comfort” letter from Holdco’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by Holdco’s independent registered public accountants and Holdco’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter or the broker, placement agent or sales agent of such offering or sale may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Investors;

3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing Holdco for the purposes of such Registration, addressed to the participating Investors, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Investors, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Holdco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

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3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of Holdco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16    cooperate with the participating Investors and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Investors or Underwriters may request and keep available and make available to Holdco’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.17    cooperate with each participating Investor and Underwriter, if any, and their respective counsels in connection with any filings required to be made with the Financial Industry Regulatory Authority; and

3.1.18    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Investors, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, Holdco shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by Holdco. It is acknowledged by the Investors that the Investors shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of any legal counsel representing the Investors.

3.3    Requirements for Participation in Registration Statement Offerings. Notwithstanding anything in this Agreement to the contrary, if any Investor does not timely provide Holdco with its requested Investor Information, Holdco may exclude such Investor’s Registrable Securities from the applicable Registration Statement or Prospectus if Holdco determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Investor continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of Holdco pursuant to a Registration initiated by Holdco hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by Holdco and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of an Investor’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from Holdco that: (i) a Registration Statement or Prospectus contains a Misstatement; (ii) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain a Misstatement; or (iii) upon any suspension by Holdco, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in Holdco’s securities because of the existence of material non-public information, each of the Investors shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (i) or (ii), it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Holdco hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by Holdco that the use of the Prospectus may be resumed, or (y) in the case of (iii), until the restriction on the ability of “insiders” to transact in Holdco’s securities is removed, and, if so directed by Holdco, each such Investor will deliver to Holdco all copies, other than permanent file copies then in such Investor’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require Holdco to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, or (iii) in the good faith judgment of the Board, such Registration would be detrimental to Holdco and the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, Holdco may, upon giving prompt written notice of such action to the Investors (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by Holdco to be necessary for such purpose. In the event Holdco exercises its rights under this Section 3.4.2, the Investors agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Investor receives written notice from Holdco that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (i) during the period starting with the date thirty (30) days prior to Holdco’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Holdco-initiated Registration and provided that Holdco continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (ii) if, pursuant to Section 2.1.4, Investors have requested an Underwritten Shelf Takedown and Holdco and Investors are unable to obtain the commitment of underwriters to firmly underwrite such offering, Holdco may, upon giving prompt written notice of such action to the Investors, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

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3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by Holdco, in the aggregate, not more than twice and for not more than sixty (60) consecutive calendar days and for not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Investor shall own Registrable Securities, Holdco, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Holdco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Investors pursuant to this Section 3.5. Holdco further covenants that it shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities held by such Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Investor, Holdco shall deliver to such Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    Holdco agrees to indemnify, to the extent permitted by law, each Investor of Registrable Securities, its officers, directors and agents and each person or entity who controls such Investor (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue Misstatement or alleged Misstatement in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Holdco by such Investor expressly for use therein. Holdco shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Investor.

4.1.2    In connection with any Registration Statement in which an Investor of Registrable Securities is participating, such Investor shall furnish (or cause to be furnished) to Holdco in writing such information and affidavits as Holdco reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Investor Information”) and, to the extent permitted by law, shall indemnify Holdco, its directors, officers and agents and each person or entity who controls Holdco (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue Misstatement or alleged Misstatement in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, but only to the extent that such Misstatement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Investor expressly for use therein; provided, however, that the obligation to indemnify pursuant to the foregoing sentence shall be several, not joint and several, among such Investors of Registrable Securities, and the liability of each such Investor of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Securities pursuant to such Registration Statement. The Investors of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of Holdco.

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4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the Transfer of Registrable Securities by an Investor. Holdco and each Investor of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Holdco’s or such Investor’s indemnification is unavailable for any reason.

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4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any Misstatement, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Investor under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Investor in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1    Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2    Permitted Transferees. The foregoing restrictions set forth in Section 5.1 shall not apply to: (i) 10% of the Ordinary Shares held by each of Holdco’s officers and employees or (ii) Transfers made (a) in the case of an individual, pursuant to a bona fide gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (e) in the case of a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with an Investor (including, for the avoidance of doubt, where such Investor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (y) as part of a distribution, transfer or other disposition of Ordinary Shares to partners, limited liability company members or stockholders of an Investor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Final Closing Date or (h) to cover withholding taxes upon the vesting of awards issued pursuant to the Holdco Equity Incentive Plan. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party must enter into a written agreement agreeing to be bound by the terms of this Agreement in form and substance reasonably satisfactory to the Company, including the transfer restrictions set forth in this Article V.

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5.3    Notwithstanding the foregoing, except as otherwise agreed to by Holdco and the Sponsor, if any Lock-up Party is granted a release or waiver from the Lock-up provided in this Article V (such party, a “Triggering Investor”), then each other Lock-up Party shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with Holdco on the same terms and on a pro-rata basis with respect to such number of Lock-up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-up Shares held by the Triggering Investor immediately following the Closing that are being released from the Lock-up agreement multiplied by (ii) the total number of Lock-up Shares held by such other Lock-up Party immediately following the Closing.

ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to Holdco, to: NewAmsterdam Pharma Company B.V., c/o NewAmsterdam Pharma Holding B.V., Gooimeer 2-35, 1411 DC Naarden, The Netherlands, Attention: Louise Kooij or by email: [●], and, if to any Investor, at such Investor’s address, electronic mail address as set forth in Holdco’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.

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6.2.2    Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of an Investor hereunder may be assigned in whole or in part to such Investor’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the FLAC Investors and the Company Investors, the rights hereunder that are personal to such Investors may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), and (ii) each of the Company Investors shall be permitted to transfer its rights hereunder as the Company Investors to one or more Company Investor Affiliates or any direct or indirect partners, members or equity holders of such Company Investor (it being understood that no such transfer shall reduce or multiply any rights of such Company Investor or such transferees). Upon a transfer by the Sponsor pursuant to subsection (i) hereof to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Investors, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Holdco unless and until Holdco shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Holdco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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6.5    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6    Amendments and Modifications. Upon the written consent of (i) Holdco and (ii) the holders of a majority of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Company Investor so long as such Company Investor and its respective Company Investor Affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Investor, solely in its capacity as a holder of the shares of capital stock of Holdco, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor so affected. No course of dealing between any Investor or Holdco and any other party hereto or any failure or delay on the part of an Investor or Holdco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or Holdco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7    Other Registration Rights. Other than the certain Investors and third-party investor shareholders who each have registration rights pursuant to (i) their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of December 8, 2020, between FLAC and Continental Stock Transfer & Trust Company, as amended by that certain Warrant Assignment, Assumption and Amendment Agreement, dated as of [●], 2022, between FLAC, Holdco and Continental Stock Transfer & Trust Company, FLAC represents and warrants that no person or entity, other than a holder of Registrable Securities pursuant hereto, has any right to require Holdco to register any securities of Holdco for sale or to include such securities of Holdco in any Registration Statement filed by Holdco for the sale of securities for its own account or for the account of any other person or entity. Holdco hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Investors hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares, and (ii) a Company Investor, for so long as such Company Investor and Company Investor Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares, or (b) granting economically and legally equivalent rights to the Investors hereunder such that the Investors shall receive the benefit of such more favorable or senior terms and/or conditions. Further, Holdco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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6.8    Term. This Agreement shall terminate with respect to any Investor, on the date that such Investor no longer holds any Registrable Securities. The provisions of Section 3.2, Section 3.5 and Article IV shall survive any termination.

6.9    Investor Information. Each Investor agrees, if requested in writing, to represent to Holdco the total number of Registrable Securities held by such Investor in order for Holdco to make determinations hereunder.

6.10    Additional Investors; Joinder. In addition to persons or entities who may become Investors pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares) and each Company Investor (in each case, so long as such Company Investor and Company Investor Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares), Holdco may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Investor”) by obtaining an executed joinder to this Agreement from such Additional Investor in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Investor under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Investor, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Investor (the “Additional Investor Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Investor shall be an Investor under this Agreement with respect to such Additional Investor Ordinary Shares.

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6.11    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12    Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Prior Agreements shall no longer be of any force or effect.

6.13    Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

INVESTORS:

[ ]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Schedule I

Investors

Exhibit A

Form of Joinder Agreement

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to the Investor Rights Agreement, dated as of [●], 2022 (as the same may hereafter be amended, the “Investor Rights Agreement”), by and among NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”) and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Investor Rights Agreement.

By executing and delivering this Joinder to Holdco, and upon acceptance hereof by Holdco upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Investor Rights Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Investor Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the              day of                 , 20    .

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as of             , 20

NewAmsterdam Pharma Company B.V.

By:
Name:
Its:

Exhibit E

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”), and the holders of shares in the capital of the Company listed on Schedule I hereto (collectively, the “Investors” and each, an “Investor”).

RECITALS

WHEREAS, Frazier Lifesciences Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (“FLAC”), Holdco, NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Company”), and NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of July 25, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) each Company Shareholder (as defined in the Business Combination Agreement), including the Investors, of the Company will exchange his, her or its ordinary shares in the share capital of the Company (the “Company Ordinary Shares”) for ordinary shares in the share capital of Holdco (the “Holdco Ordinary Shares”) on the terms and subject to the conditions therein (the “Exchange”) and (ii) Merger Sub will merge with and into FLAC, with FLAC surviving as a wholly-owned subsidiary of Holdco, on the terms and subject to the conditions therein (the “Merger”); and

WHEREAS, as a condition of, and as a material inducement for FLAC to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Investor has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of Holdco.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Company Ordinary Shares” shall have the meaning given in the Preamble hereto.

“Control” means, in relation to any Person, (i) direct, indirect or beneficial ownership of the majority of the voting rights and/or capital interests in such Person, (ii) the power, directly or indirectly, to designate, nominate or remove more than half of the members of the board of directors, management board, supervisory board or similar corporate body of such Person, and/or (iii) the power, directly or indirectly, whether by contract or otherwise, to direct or cause the direction of the management, the affairs, the policies and/or investment decisions of such Person and the terms “Controlled” and “Controlling” have meanings correlative thereto.

“Exchange” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Final Closing Date” shall have the meaning given in the Business Combination Agreement.

“FLAC” shall have the meaning given in the Preamble hereto.

“Holdco” shall have the meaning given in the Preamble hereto and includes Holdco’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Investor Affiliate” means any Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Investor, or in case of an investment fund, its investment manager and/or advisor or an investment fund that is managed and/or advised by an entity that is under common Control with one of the foregoing.

“Investors” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Ordinary Shares.

“Lock-up” shall have the meaning given in Section 2.1.

“Lock-up Parties” shall mean, as applicable, the Investors and their respective Permitted Transferees.

“Lock-up Period” shall mean, with respect to each Investor:

(i)    with respect to 50% of the Ordinary Shares held by such Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is six (6) months after the Final Closing Date; (b) the date on which the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Final Closing Date; or (c) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

(ii)    with respect to the remaining 50% of the Ordinary Shares held by such Investor, the period beginning on the Final Closing Date and ending on the earlier of: (a) the date that is six (6) months after the Final Closing Date; or (b) the date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; and

“Lock-up Shares” shall mean the Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Ordinary Shares (including, without limitation, any existing Company Options (as defined in the Business Combination Agreement) and/or awards issued under the Holdco Equity Incentive Plan (as defined in the Business Combination Agreement)) held by the Investors immediately following the Closing (other than the PIPE Shares or Ordinary Shares acquired in the public market).

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Ordinary Shares” shall mean, prior to the Closing, the Company Ordinary Shares and, following the Closing, the Holdco Ordinary Shares.

“Permitted Transferees” shall mean with respect to the Investors and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Investor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Investor is permitted to transfer such Lock-up Shares, subject to and in accordance with any applicable agreement between such Investor and/or their respective Permitted Transferees and Holdco and any transferee thereafter.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, investment fund, foundation or other similar entity, whether or not a legal entity.

“PIPE Shares” shall mean the Ordinary Shares acquired by any Investor in connection with such Investor’s participation in the PIPE Financing, as defined in the Business Combination Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

ARTICLE II

LOCK-UP

2.1    Lock-Up. Subject to Section 2.2 and Section 2.3, each Investor agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Investor, the applicable Lock-up Period (the “Lock-up”).

2.2    Permitted Transferees. The foregoing restrictions set forth in Section 2.1 shall not apply to: (i) 10% of the Ordinary Shares held by each of Holdco’s officers and employees or (ii) Transfers made (a) in the case of an individual, pursuant to a bona fide gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (e) in the case of a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with an Investor (including, for the avoidance of doubt, where such Investor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (y) as part of a distribution, transfer or other disposition of Ordinary Shares to partners, limited liability company members or stockholders of an Investor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of Holdco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Final Closing Date or (h) to cover withholding taxes upon the vesting of awards issued pursuant to the Holdco Equity Incentive Plan. The parties acknowledge and agree that any Permitted Transferee of an Investor must enter into a written agreement agreeing to be bound by the terms of this Agreement in form and substance reasonably satisfactory to the Company, including the transfer restrictions set forth in this Article II.

2.3    Notwithstanding the foregoing, except as otherwise agreed to by Holdco, if any Investor is granted a release or waiver from the Lock-up provided in this Article II (such party, a “Triggering Investor”), then each other Investor shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with Holdco on the same terms and on a pro-rata basis with respect to such number of Lock-up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-up Shares held by the Triggering Investor immediately following the Closing that are being released from the Lock-up agreement multiplied by (ii) the total number of Lock-up Shares held by such other Investor immediately following the Closing.

ARTICLE III

MISCELLANEOUS

3.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to Holdco, to: NewAmsterdam Pharma Company B.V., c/o NewAmsterdam Pharma Holding B.V., Gooimeer 2-35, 1411 DC Naarden, The Netherlands, Attention: Louise Kooij or by email:                                     , and, if to any Investor, at such Investor’s address, electronic mail address as set forth in Holdco’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 3.1.

3.2    Assignment; No Third Party Beneficiaries.

3.2.1    This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.

3.2.2    Subject to Section 3.2.4 and Section 3.2.5, this Agreement and the rights, duties and obligations of an Investor hereunder may be assigned in whole or in part to such Investor’s Permitted Transferees to which it transfers Lock-up Shares; provided that the rights hereunder that are personal to such Investors may not be assigned or delegated in whole or in part, except that the Investors shall be permitted to transfer its rights hereunder as the Investors to one or more Investor Affiliates or any direct or indirect partners, members or equity holders of such Investor (it being understood that no such transfer shall reduce or multiply any rights of such Investor or such transferees).

3.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Investors, which shall include Permitted Transferees.

3.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

3.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Holdco unless and until Holdco shall have received (i) written notice of such assignment as provided in Section 3.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Holdco, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 3.2 shall be null and void.

3.3    Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

3.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

3.5    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.5.

3.6    Amendments and Modifications. Upon the written consent of (i) Holdco and (ii) the holders of a majority of the total Lock-up Shares at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor so long as such Investor and its Investor Affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Investor, solely in its capacity as a holder of the shares of capital stock of Holdco, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor so affected. No course of dealing between any Investor or Holdco and any other party hereto or any failure or delay on the part of an Investor or Holdco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or Holdco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

3.7    Term. This Agreement shall terminate with respect to any Investor, on the date that such Investor no longer holds any Lock-up Shares.

3.8    Investor Information. Each Investor agrees, if requested in writing, to represent to Holdco the total number of Lock-up Shares held by such Investor in order for Holdco to make determinations hereunder.

3.9    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.10    Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

3.11    Adjustments. If, and as often as, there are any changes in the Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Ordinary Shares as so changed.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEWAMSTERDAM PHARMA HOLDING COMPANY B.V.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

INVESTORS:

[ ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

Investors

[Schedule I]

Exhibit F

1

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the

English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

NEWAMSTERDAM PHARMA COMPANY N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

Board	The Company’s board of directors.

Board Rules	The internal rules applicable to the Board, as drawn up by the Board.

CEO	The Company’s chief executive officer.

Chairperson	The chairperson of the Board.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Director or such other current or former officer or employee of the Company or its Group Companies as designated by the Board.

Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Executive Director	A non-executive Director.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.

Record Date	The date of registration for a General Meeting as provided by law.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Vice-Chairperson	The vice-chairperson of the Board.

1.2	Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

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NAME AND SEAT

Article 2

2.1	The Company’s name is NewAmsterdam Pharma Company N.V.

2.2	The Company has its corporate seat in Naarden.

OBJECTS

Article 3

The Company’s objects are:

a.	to develop, conduct research, produce, commercialize, market and sell medicines in general and innovative medicines for cardiovascular diseases in particular;

b.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

c.	to provide administrative, technical, financial, economic or other services to other entities, companies, partnerships and businesses;

d.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

e.

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

f.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).

4.2	The authorised share capital is divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3

The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4	The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

SHARES - FORM AND SHARE REGISTER

Article 5

5.1

All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Ordinary shares shall be numbered consecutively, starting from 1.

5.3

The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4

Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

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SHARES - ISSUE

Article 6

6.1

The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2

Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3	The Company may not subscribe for ordinary shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	ordinary shares issued against non-cash contribution; or

b.	ordinary shares issued to employees of the Company or of a Group Company.

7.3

The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5

Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6

A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

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7.7

The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

SHARES - PAYMENT

Article 8

8.1

Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2	Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3

Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1

The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2

The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3

The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

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SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2

The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3

An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4

Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1

The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3

A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

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SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1

Except as otherwise provided or allowed by Dutch law, the issue or transfer of an ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3

For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares (including the statutory provisions concerning the transfer and ownership of legal title to ordinary shares) reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1	Ordinary shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD - COMPOSITION

Article 14

14.1	The Company has a Board consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

14.2	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors.

14.3

The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

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14.4

The Board shall elect a Non-Executive Director to be the Chairperson and another Non-Executive Director to be the Vice-Chairperson. The Board may dismiss the Chairperson or Vice-Chairperson, provided that the Chairperson or Vice-Chairperson so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairperson or Vice-Chairperson, respectively.

14.5

If a Director is absent or unable to act, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or unable to act, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairperson. If such former Chairperson is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO. If such former CEO is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6	A Director shall be considered to be absent or unable to act, as applicable, within the meaning of Article 14.5:

a.	during the existence of a vacancy on the Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Board;

iii.	his voluntary resignation before his term of office has expired; or

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists;

b.	during his suspension; or

c.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand).

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BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2

The General Meeting can only appoint Directors upon a nomination by the Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.3

At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4	Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

15.5

A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.6	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD - DUTIES AND ORGANISATION

Article 16

16.1

The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company’s policy and strategy. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2

The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.	the Chairperson must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

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16.4

The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5

The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.6	The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD - DECISION-MAKING

Article 17

17.1	Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3	Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.5

Where there is a tie in any vote of the Board, the Chairperson shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

17.6	The Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.7

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

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17.8	Meetings of the Board can be held through audio-communication facilities, unless a Director objects thereto.

17.9

Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.7 apply mutatis mutandis.

17.10	The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.

entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.

acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11

The absence of the approval of the General Meeting of a resolution as referred to in Article 17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD - COMPENSATION

Article 18

18.1	The General Meeting shall determine the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements.

18.2	The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3

The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

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BOARD - REPRESENTATION

Article 19

19.1	The Board is entitled to represent the Company.

19.2	The power to represent the Company also vests in the CEO individually, as well as in any other two Executive Directors acting jointly.

19.3

The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2	No indemnification shall be given to an Indemnified Officer:

a.

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

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d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.3	The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 21

21.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2	A General Meeting shall also be held:

a.

within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board so decides.

21.3

General Meetings must be held in the place where the Company has its corporate seat or in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (municipality of Haarlemmermeer), Utrecht or Zwolle.

21.4

If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5

One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.6

Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7

Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

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21.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9

All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 22

22.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairperson, if there is a Chairperson and he is present at the General Meeting;

b.	by the Vice-Chairperson, if there is a Vice-Chairperson and he is present at the General Meeting;

c.	by another Non-Executive Director who is chosen by the Non-Executive Directors present at the General Meeting from their midst;

d.	by the CEO, if there is a CEO and he is present at the General Meeting; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2

The chairperson of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairperson of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3	The chairperson of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

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22.4

The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairperson of that General Meeting.

22.5

The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

22.6	The chairperson of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairperson of the General Meeting.

22.8

The chairperson of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairperson of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1

Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

23.2

The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

23.3

The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

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23.4

For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5

Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 24

24.1

Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2

No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3

Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4

Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to a requirement under applicable securities laws or listing rules that the General Meeting can only pass certain resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

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24.5

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7	The chairperson of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8

The determination during the General Meeting made by the chairperson of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairperson’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.9

The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10

Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11	The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 25

25.1	The following resolutions can only be passed by the General Meeting at the proposal of the Board:

a.	the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.	the disapplication or revocation of a designation or authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

e.	the reduction of the Company’s issued share capital;

f.	the making of a distribution from the Company’s profits or reserves;

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g.	the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

h.	the amendment of these articles of association;

i.	the entering into of a merger or demerger;

j.	the instruction of the Board to apply for the Company’s bankruptcy; and

k.	the Company’s dissolution.

25.2

A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1	The Company’s financial year shall coincide with the calendar year.

26.2	Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

26.4

The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 27

27.1

The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2

The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

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DISTRIBUTIONS - GENERAL

Article 28

28.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2

The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met.

28.3	Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4

The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5

The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8

For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article 29

29.1	Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2	The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

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DISTRIBUTIONS - PROFITS

Article 30

30.1	Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.	subject to Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2	Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 31

31.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3	Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4

After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, or the United States Securities Exchange Act of 1934, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.

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[TRANSITIONAL PROVISION

Article 33

33.1	Upon the Company’s issued share capital increasing to an amount of at least [amount] euro (EUR [amount]):

a.	the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of [amount] euro (EUR [amount]); and

b.

the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

This Article 33.1 shall lapse and shall no longer form part of these articles of association at the moment immediately after the increase of the Company’s issued share capital as described in the first sentence of this Article 33.1 shall have become effective.]

Exhibit G

CERTIFICATE OF INCORPORATION

OF

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

FIRST:     The name of the corporation is Frazier Lifesciences Acquisition Corporation (hereinafter, the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share.

FIFTH:     The name and mailing address of the incorporator is [●], [●].

SIXTH:     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SEVENTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

EIGHTH:    To the fullest extent that the DGCL or any other applicable law permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article Eighth shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

G-1

NINTH:    The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation on this                  day of                     , 2022.

Name:
Incorporator

G-2

Exhibit H

BYLAWS

OF

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

ARTICLE I - STOCKHOLDERS

Section 1.    Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (the “Board of Directors”) of Frazier Lifesciences Acquisition Corporation (the “Corporation”) shall each year fix, which date shall be no later than 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2.    Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3.    Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.    Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 5.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.    Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7.    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile, email or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8.    Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 9.    Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile, email or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II - BOARD OF DIRECTORS

Section 1.    General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 2.    Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, provided that the size of the initial Board of Directors shall be equal to the number of directors elected by the Incorporator of the Corporation. Each director shall be elected for a term of the earlier of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 3.    Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 4.    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by facsimile, email or other electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.    Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.    Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.    Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 10.    Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 11.    Resignation.

Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 12.    Removal.

Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

ARTICLE III - COMMITTEES

Section 1.    Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV - OFFICERS

Section 1.    Generally.

The officers of the Corporation shall be elected annually by the Board of Directors and may include a president, a treasurer, one or more vice presidents, and a secretary. The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.    President.

The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3.    Vice President.

Each vice president shall have such powers and duties as may be delegated to him or her by the Board of Directors or the president. One vice president shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.    Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 5.    Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 6.    Delegation of Authority.

In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 7.    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 8.    Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1.    Certificates of Stock.

Shares of stock of the Corporation may, but need not be, represented by certificates. Each holder of stock represented by certificates shall be entitled to request a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation, including the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2.    Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3.    Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4.    Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI - NOTICES

Section 1.    Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2.    Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII - MISCELLANEOUS

Section 1.    Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Books and Records.

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 3.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 4.    Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 5.    Fiscal Year.

The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Section 6.    Checks, Notes, Drafts, Etc.

All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.    Dividends.

Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation

Section 8.    Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 9.    Conflict with Applicable Law or Certificate of Incorporation.

These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

The Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Section 1 of ARTICLE VIII.

Section 2.    Right to Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in defending any proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this ARTICLE VIII or otherwise.

Section 3.    Claims.

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this ARTICLE VIII is not paid in full within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4.    Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member, trustee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this ARTICLE VIII or the Delaware General Corporation Law.

Section 5.    Non-Exclusivity of Rights.

The rights conferred on any Indemnitee by this ARTICLE VIII are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

Section 6.    Amounts Received from an Other Entity.

Subject to Section 7 of ARTICLE VIII, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

Section 7    Amendment or Repeal.

Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this ARTICLE VIII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

Section 8    Other Indemnification and Advancement of Expenses.

This ARTICLE VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 9    Reliance.

Indemnitees who after the date of the adoption of this ARTICLE VIII become or remain an Indemnitee described in Section 1 of ARTICLE VIII will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this ARTICLE VIII in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII will apply to claims made against any Indemnitee described in Section 1 of Article VIII arising out of acts or omissions that occurred or occur either before or after the adoption of this ARTICLE VIII in respect of service as a director or officer of the corporation or other service described in Section 1 of ARTICLE VIII.

Section 10    Successful Defense.

In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the Delaware General Corporation Law. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE IX - AMENDMENTS

These Bylaws may be adopted, amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting. In the case of any such amendment or repeal of Article VIII or any section thereof, the amendment or repeal shall be subject to Article VIII, Section 7.

Exhibit I

FORM OF WARRANT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], 2022, by and among Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company (“FLAC”), NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, FLAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 8, 2020, and the form of which was filed with the United States Securities and Exchange Commission on November 20, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, FLAC issued (i) 167,000 private placement warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase FLAC’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (ii) 4,600,000 warrants as part of the units issued to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on [●], 2022, Holdco, FLAC, NewAmsterdam Pharma Investment Corporation, a Cayman Islands exempted company (“Merger Sub”) and NewAmsterdam Pharma Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, entered into that certain Business Combination Agreement (“BCA”);

WHEREAS, pursuant to the BCA, the parties thereto agreed to enter into a business combination as part of which, among other things, Merger Sub will merge with and into FLAC, with FLAC surviving such merger as a wholly-owned subsidiary of Holdco (the “Merger”) and in such Merger, each Warrant that is outstanding immediately prior to the effective date of the Merger (as determined in accordance with the applicable terms and conditions set forth in the BCA, the “Effective Date”) shall automatically cease to represent a right to acquire Class A Shares and shall, subject to the terms and conditions set forth in the BCA and in this Agreement, automatically represent, immediately following the Effective Date, a right to acquire ordinary shares in the share capital of Holdco (“Holdco Shares”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Date under the Existing Warrant Agreement (the “Warrant Exchange”);

WHEREAS, the Board of Directors of FLAC has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination for the purposes of the Existing Warrant Agreement;

WHEREAS, the Warrant Exchange in connection with such Business Combination is permitted under Section 4.5 of the Existing Warrant Agreement and does not require the consent of any Registered Holders;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that FLAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or correcting any mistake or defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as FLAC and the Warrant Agent may deem necessary or desirable and that FLAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders; and

WHEREAS, in connection with the Merger and the Warrant Exchange, FLAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. FLAC hereby assigns to Holdco all of FLAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Date and Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of FLAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Date.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by FLAC to Holdco pursuant to Section 1.1 hereof effective as of the Effective Date, and the assumption of the Existing Warrant Agreement by Holdco from FLAC pursuant to Section 1.1 hereof effective as of the Effective Date, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Date, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. FLAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Date, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Frazier Lifesciences Acquisition Corporation, a Cayman Islands exempted company” and replacing it with “NewAmsterdam Pharma Company N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to NewAmsterdam Pharma Company N.V. rather than Frazier Lifesciences Acquisition Corporation.

2.2 Reference to Holdco Shares. All references to “Ordinary Shares” or “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “ordinary shares in the share capital of Holdco.”

2.3 Exercise Period. For purposes of the determination of the Exercise Period pursuant to Section 3.2 of the Existing Warrant Agreement as a result of the Merger, references to “the date on which the Company completes its initial Business Combination” shall be references to the “Final Closing Date,” as such term is defined in the BCA.

2.4 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Louise Kooij

Email:

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Holdco or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, FLAC, Holdco and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

FRAZIER LIFESCIENCES ACQUISITION CORPORATION

By:
Name:
Title:

NEWAMSTERDAM PHARMA COMPANY B.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Exhibit J

1

LONG-TERM INCENTIVE PLAN

NEWAMSTERDAM PHARMA COMPANY N.V.

INTRODUCTION

Article 1

1.1	This document sets out the Company’s long-term incentive plan for employees, officers and other service providers who qualify as Eligible Participants.

1.2	The main purposes of this Plan are:

a.	to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and

b.	to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this Plan the following definitions shall apply:

Article	An article of this Plan.

Award	A grant under this Plan in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.

Award Agreement	A written agreement between the Company and a Participant, in such form as may be approved by the Board or the Committee, evidencing the grant of an Award to such Participant and containing such terms as the Committee may determine, consistent with and subject to the terms of this Plan.

Bad Leaver	A Participant who ceases to be an Eligible Participant for Cause, including a situation where (i) the Participant resigns and (ii) the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

BCA	Business Combination Agreement dated [date] 2022 and entered into among the Company, Frazier Lifesciences Acquisition Corporation, NewAmsterdam Pharma Investment Corporation and NewAmsterdam Pharma Holding B.V.

Board	The Company’s board of directors.

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Cause

With respect to a Participant, “cause” as defined in such Participant’s employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a.  such Participant’s indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant’s services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b.  such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c.   such Participant’s wilful violation of the Company’s code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d.  gross negligence or wilful misconduct in the performance of such Participant’s duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e.   material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

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f.   except with respect to U.S. Participants, conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant’s relationship with the Company and/or any Subsidiary; and

g.  except with respect to U.S. Participants, such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control

The occurrence of any one or more of the following events:

a.  the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company’s issued share capital and/or (ii) the ability to cast more than half of the voting rights in the General Meeting;

b.  at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease to constitute a majority of members of the Board, provided that any new Director who was nominated for appointment by the Board by a vote of at least a majority of the Directors who either were Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a Director at the beginning of such twelve-month period;

c.   the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company’s capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders’ meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

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d.  the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e.   subject to Article 10, such other event which the Committee reasonably determines to constitute a change of control in respect of the Company.

Closing Date	The date the transactions contemplated by the BCA are consummated.

Committee

The following body, as applicable:

a.  the Board, to the extent the administration or operation of this Plan relates to the grant of Awards to Eligible Participants who are members of the compensation committee established by the Board, as well as any other matter relating to such Awards; or

b.  the compensation committee established by the Board for all other matters relating to the administration or operation of the Plan.

Company	NewAmsterdam Pharma Company N.V.

Consultant	Any Person, other than a Director or Employee, who is an adviser or consultant engaged by the Company and/or a Subsidiary to render bona fide services to the Company and/or a Subsidiary and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

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DCC	The Dutch Civil Code.

Director	A member of the Board.

Earnout Awards	The Earnout RSUs as defined in the BCA.

Eligible Participant	Any Director, Employee or Consultant.

Employee	Any Person, other than a Director, who is an employee or officer of the Company and/or a Subsidiary.

Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.

Exercise Price	The exercise price applicable to an Award.

FMV	The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee, provided, however, that the Committee shall exercise such discretion to determine otherwise with respect to Awards held by U.S. Participants only after giving due regard to the requirements of Sections 409A and 422 of the Code.

General Meeting	The Company’s general meeting of shareholders.

Good Leaver	A Participant who ceases to be an Eligible Participant and who is not a Bad Leaver.

Grant Date	The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee, thereby completing the Company’s corporate action necessary to create the legally binding right constituting the Award.

Option	The right to subscribe for, or otherwise acquire, one Plan Share.

Other Award	An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

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Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.

Performance Criteria	The performance criteria applicable to an Award.

Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.

Plan	This long-term incentive plan.

Plan Share	A Share underlying an Award.

Replacement Award	An Award granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a Person acquired (or whose business is acquired) by the Company or a Subsidiary or with which the Company or a Subsidiary merges or forms a business combination, as reasonably determined by the Committee, provided, however, that Rollover Company Options as defined in the BCA shall not constitute Replacement Awards.

Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.

RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.

SAR	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.

Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).

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Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).

Securities Act	The U.S. Securities Act of 1933, as amended.

Share	An ordinary share in the Company’s capital.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Transfer	The (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

U.S. Participant	A Participant who is either a U.S. resident or a U.S. taxpayer.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

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ADMINISTRATION

Article 3

3.1

This Plan shall be administered by the Committee. The Committee’s powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan:

a.	designating Persons to whom Awards are granted;

b.	deciding to grant Awards;

c.	determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:

i.	the number of Plan Shares underlying Awards;

ii.	the time(s) when Awards may be exercised or settled in whole or in part;

iii.	whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;

iv.	whether, to which extent and under which circumstances Awards may be cancelled or suspended (subject to Article 8.2);

v.	whether, to which extent and under which circumstances a Participant may designate another Person owned or controlled by him as recipient or beneficiary of his Awards;

vi.	whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);

vii.	the method(s) by which Awards may be exercised, settled or cancelled;

viii.	whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;

d.

amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations;

e.	making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;

f.	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

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g.

settling any dispute between the Company and any Participant (including any beneficiary of his Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and

h.	making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.

3.2	The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan.

3.3	All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 4

4.1	Awards can only be granted to Eligible Participants.

4.2

No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.

4.3	Awards shall be granted for no consideration or for such minimal cash consideration as may be required by applicable law.

4.4

Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.

4.5

Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerned by such Participant.

4.6

Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.

4.7

The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.

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4.8

The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by applicable law or the Company’s insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.

4.9	Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.

4.10

If, as a result of changes in applicable law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company’s issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganisation, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:

a.	the number of Plan Shares available under this Plan;

b.	the number of Plan Shares underlying outstanding Awards; and/or

c.	the Exercise Price or other terms applicable to outstanding Awards.

4.11

Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with applicable law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.

TYPES OF AWARDS

Article 5

5.1

The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing. Options granted to U.S. Participants may be granted as Incentive Stock Options or Nonstatutory Stock Options, as defined and specified in Annex A.

5.2

Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).

5.3

Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.

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5.4

The exercise by a Participant of his rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his unvested Shares of Restricted Stock to the Company promptly and for no consideration.

5.5

Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).

5.6

The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

PERFORMANCE CRITERIA

Article 6

6.1

The Committee may condition the right of a Participant to exercise one or more of his Awards or the vesting of one or more of his Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.

6.2

If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.

6.3

Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.

6.4

If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

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PLAN SHARES AVAILABLE FOR AWARDS

Article 7

7.1

Subject to Articles 4.10 and 7.2, the Plan Shares underlying Awards which are not Replacement Awards, irrespective of whether such Awards have been exercised or settled, may not represent more than [number] Ordinary Shares, provided that this number shall be increased annually on January 1 of each calendar year, starting in 2023, by the lesser of (i) 5% of the Company’s issued share capital on the last day of the immediately preceding calendar year or (ii) such lower number as may be determined by the Board (which number may also be nil).

7.2

Plan Shares underlying Awards, except for Replacement Awards or Earnout Awards, which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

Article 8

8.1	Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.

8.2

Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award. Notwithstanding anything to the contrary in this Plan, the exercise or settlement of a vested Award shall always be and remain suspended until a registration statement registering the issuance of the Plan Shares issuable pursuant thereto has been filed with the United States Securities and Exchange Commission.

8.3

An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.

8.4

Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.

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8.5

Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to applicable law, may allow, including by providing for such treatment in an Award Agreement, such Exercise Price to be satisfied on a cashless or net settlement basis, applying any of the following methods (or a combination thereof):

a.

by means of an immediate sale by or on behalf of the relevant Participant of part of the Plan Shares underlying the Award being exercised, with sale proceeds equal to the Exercise Price being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant;

b.

by means of the relevant Participant forfeiting his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company’s reserves;

c.

by means of the relevant Participant surrendering his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company’s receivable with respect to payment of the applicable Exercise Price; or

d.	by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award being exercised) at FMV on the Exercise Date.

8.6	When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to applicable law and the Company’s insider trading policy:

a.	issue new Plan Shares to the relevant Participant; or

b.	transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his Award.

8.7

If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

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PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 9

9.1	Except for Replacement Awards, the Exercise Price for an Option or SAR shall not be less than the higher of:

a.	the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or

b.	the nominal value of a Plan Share.

9.2	Except as provided in Article 4.10, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding “underwater” Option or SAR by:

a.	amending or modifying the terms of such Award to lower the Exercise Price;

b.	cancelling such Award and granting in exchange either (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or

c.	cancelling or repurchasing such Award for cash, assets or other securities.

9.3	Options and SARs will be considered to be “underwater” within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

U.S. PARTICIPANTS

Article 10

10.1

With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

10.2

Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or as a result of a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.

10.3

If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a “separation from service” of the relevant Participant (other than due to his death) within the meaning of Section 409A IRC while such Participant is a “specified employee” under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such “separation from service”, except as permitted under Section 409A IRC.

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10.4

If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.

10.5

For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.

10.6

Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.

10.7

Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:

a.	exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or

b.	comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

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LEAVER

Article 11

11.1	If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:

a.

all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and

b.	all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of such Awards, unless the Committee decides otherwise.

11.2

If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

CHANGE OF CONTROL

Article 12

12.1

If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.

12.2

If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.

12.3

For purposes of this Article 12, awards shall not be considered to be “sufficiently equivalent” to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.

LOCK-UP

Article 13

13.1

In connection with any registration of the Company’s securities under United States securities laws, to the extent requested by the Company or the underwriters managing any offering of the Company’s securities, and except as otherwise approved by the Committee or pursuant to any exceptions approved by such underwriters, a Participant may not Transfer any Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award prior to such period following the effective date of such registration as designated by such underwriters, not to exceed 180 days following such registration.

13.2	The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

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TAX

Article 14

14.1

Any and all tax liability (e.g., any wage tax or income tax) and employee social security premiums due in connection with or resulting from the granting, vesting, exercise or settlement of an Award (or the implementation of the Plan) or any payment or transfer under an Award (or under the Plan generally) shall be for the account of the relevant Participant.

14.2

The Company or any Subsidiary may, and each Participant shall permit the Company or any Subsidiary to, withhold from any Award granted or any payment due or transfer made under any Award (or under the Plan generally) or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable income taxes or (wage) withholding taxes due in respect of an Award, the grant of an Award, its exercise or settlement (or the implementation of the Plan), or any payment or transfer under such Award (or under the Plan generally) and to take such other action, including providing for (elective) payment of such amounts in cash or Shares by the Participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant Participant of part of the Plan Shares underlying any Award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant.

14.3

This Plan is governed by the tax laws and social security legislation and regulations prevailing at the date a certain taxable event occurs. If any tax and/or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risk related thereto shall be born solely by the relevant Participant.

14.4

Notwithstanding the provisions of Article 14.2, where, in relation to an Award granted under this Plan, the Company or any Subsidiary (as the case may be) is liable, or is in accordance with the current practice believed by the Committee to be liable, to account for any tax or social security authority for any sum in respect of any tax or social security liability of the Participant, the Award may not be exercised unless the relevant Participant has paid to the Company or the relevant Subsidiary (as the case may be) an amount sufficient to discharge the liability).

14.5

If, and to the extent, the Company or any Subsidiary (as the case may be) is not reimbursed, by means of the provisions of Article 14.2 or 14.4, for any wage tax or income tax, employee’s social security contributions liability or any other liabilities for which the Company or a Subsidiary (as the case may be) has an obligation to withhold and account, the Participant shall indemnify and hold harmless the Company or any Subsidiary (as the case may be) for any such taxes paid by the Company or any Subsidiary (as the case may be).

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14.6	For the avoidance of doubt, the provisions of this Article 14 shall apply to a Participant’s liabilities that may arise on a taxable event in any jurisdiction.

DATA PROTECTION

Article 15

15.1

The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant’s personal data shall be stored by the Company for such time period as is necessary to administer such Participant’s participation in the Plan or as otherwise permitted under applicable law.

15.2

Each Participant’s personal data shall be handled by the Company in accordance with applicable law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company’s processing of personal data pursuant to this Plan.

15.3

The Company shall implement technical and organisational measures designed to protect personal data processed pursuant to Article 15.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.

15.4

The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 15.1, which may include the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.

15.5

In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 15.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.

15.6

The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

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AMENDMENTS, TERM AND TERMINATION

Article 16

16.1

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement, the Board may amend, supplement, suspend or terminate this Plan (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without:

a.	approval of the General Meeting, if such approval is required by applicable law or stock exchange rules; and/or

b.

the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations.

16.2

Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan and/or any Award Agreement in such manner as may be necessary or desirable to enable the Plan and/or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognise differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimise the Company’s obligation with respect to tax equalisation for Participants on assignments outside their home country and/or to enable the Company to meet its obligations with respect to the withholding of taxes and social security contributions.

16.3

The Plan shall become effective on the Closing Date. To the extent the Company is or becomes subject to the requirements of Nasdaq Listing Rule 5635(c) (or any successor thereto), no Awards may be granted after the tenth anniversary of the Closing Date.

GOVERNING LAW AND JURISDICTION

Article 17

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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Annex A - Addendum for U.S. Participants

1	Definitions

1.1	Except as otherwise defined below, capitalised terms used herein have the meanings ascribed thereto in the long-term incentive plan (the “Plan”) of NewAmsterdam Pharma Company N.V. (the “Company”).

1.2	In this addendum (the “U.S. Addendum”), the following words will have the meaning as defined below:

a.	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

b.

“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

c.

“Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code and, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

d.	“Incentive Stock Option” or “ISO” means an Option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

e.	“Nonstatutory Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

f.

“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

g.	“U.S.” means the United States of America.

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2	Purpose and Applicability.

2.1

This U.S. Addendum applies to U.S. Participants. The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to facilitate the Company to issue Awards to eligible U.S. Participants.

2.2

Except as otherwise provided by the U.S. Addendum, all grants of Awards made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern.

3	Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

3.1	Form of Award Agreement. Any Award Agreement with U.S. Participants for an Option shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

3.2	Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the applicable Award Agreement.

3.3

Exercise Price. No Option other than an Option constituting a Replacement Award or a Rollover Company Option, as defined in the BCA, shall have an Exercise Price that is less than Fair Market Value on the Grant Date. Any Options that are Replacement Awards or Rollover Company Options, as defined in the BCA, granted to U.S. Participants shall be granted in accordance with U.S. Treasury Regulation § 1.424-1 and, for NSOs, U.S. Treasury Regulation § 1.409A-1(b)(5)(v)(D).

3.4

Transferability of Options. A U.S. Participant may only transfer an Option if permitted by the Board. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws. The Board, in its sole discretion, may impose such limitations on the transferability of Options as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options will apply:

a.

Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to paragraphs a. and b. below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. An Option may not be transferred for consideration.

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b.

Domestic Relations Orders. Subject to the approval of the Board, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

c.

Beneficiary Designation. Subject to the approval of the Board, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

3.5	Eligible Recipients of Awards. Awards may not be granted to any person whose employment or other service with the Company has not yet commenced.

4	Provisions Applicable to Incentive Stock Options.

4.1	Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

4.2

Designation of ISO Status. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

4.3

Maximum Shares Issuable On Exercise of ISOs. Subject to the adjustment provisions of Article 4.10 of the Plan, the maximum aggregate number of Plan Shares that may be issued upon the exercise of Incentive Stock Options is [number] Plan Shares.

4.4

Limits for 10% Shareholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares carrying more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any affiliate (as determined under Section 424 of the Code), will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

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4.5

No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

4.6

US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined on the Grant Date) of Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary, including the Plan) exceeds USD 100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

4.7

Post-Termination Exercise. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires, among other things, that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s Disability, in which case a 12-month period applies or in the event of the U.S. Participant’s death). If an Option is exercised more than three (3) months after the U.S. Participant’s employment terminates (other than on account of Disability or death) or more than twelve (12) months after the U.S. Participant’s employment terminates on account of Disability, the Option will not qualify as an Incentive Stock Option.

5	Tax Matters

5.1

Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option or pursuant to any other Award, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Award.

5.2

Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Award; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

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5.3

No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

6	Term, Amendment and Termination of the U.S. Addendum.

6.1

The Board may amend, suspend or terminate this U.S. Addendum at any time, provided that any increase of the maximum aggregate number of Plan Shares that may be issued upon the exercise of Incentive Stock Options (as specified in Article 4.3 of this U.S. Addendum) must also be approved by the General Meeting. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, (ii) 10 years after approval of the U.S. Addendum by the General Meeting or (iii) the termination of the Plan. No Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

6.2

If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Award as long as an Award issued pursuant to the U.S. Addendum remain outstanding.

6.3	No amendment, suspension or termination of the U.S. Addendum may materially and adversely affect any Awards granted previously to any U.S. Participant without the consent of the U.S. Participant.